    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996
                                                           REGISTRATION NO.
=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                 --------------------------------------------
                             CAROLINA FINCORP, INC.
             (Exact name of Registrant as specified in its charter)

        NORTH CAROLINA                          6036                      56-1978449
(State or other jurisdiction         (Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)    Classification Code Number)      Identification Number)


                           115 SOUTH LAWRENCE STREET
                             POST OFFICE BOX 1597
                     ROCKINGHAM, NORTH CAROLINA 28380-1597
                                (910) 997-6245
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            ______________________
                         R. LARRY CAMPBELL, PRESIDENT
                            Carolina Fincorp, Inc.
                           115 South Lawrence Street
                             Post Office Box 1597
                     Rockingham, North Carolina 28380-1597
                                (910) 997-6245
         (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                  COPIES TO:
                             EDWARD C. WINSLOW III
                             RANDALL A. UNDERWOOD
             Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                            2000 Renaissance Plaza
                             Post Office Box 26000
                       Greensboro, North Carolina 27420

                             ____________________
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                            _______________________

                                   CALCULATION OF REGISTRATION FEE
================================================================================================================
TITLE OF EACH CLASS                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
OF SECURITIES TO BE                       AMOUNT TO       OFFERING PRICE         AGGREGATE         REGISTRATION
REGISTERED                              BE REGISTERED        PER SHARE         OFFERING PRICE          FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, no par value ....         1,957,300/(1)/       $10.00             $19,573,000         $6,749.32
================================================================================================================

(1) The estimated maximum number of shares to be registered is based upon the maximum of the valuation range of Richmond Savings Bank, SSB and the Registrant, as established by an independent appraisal, divided by the proposed offering price per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
===============================================================================

                            CAROLINA FINCORP, INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM                                                                      CAPTION OR LOCATION
NUMBER                                                                         IN PROSPECTUS
- ------                                                                       ----------------
   1        Forepart of the Registration Statement and
            Outside Front Cover Page of Prospectus                Front Cover Page

   2        Inside Front and Outside Back Cover Pages of
            Prospectus                                            Inside Front Cover Page; Table of Contents;
                                                                  Outside Back Cover Page

   3        Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges                             Summary; Selected Financial and Other
                                                                  Data of Richmond Savings; Risk Factors

   4        Use of Proceeds                                       Summary; Use of Proceeds

   5        Determination of Offering Price                       Summary; The Conversion

   6        Dilution                                              Not Applicable

   7        Selling Security Holders                              Not Applicable

   8        Plan of Distribution                                  Summary; Use of Proceeds; The Conversion

   9        Description of Securities to be Registered            Dividend Policy; Description of Capital
                                                                  Stock; Anti-Takeover Provisions Affecting
                                                                  The Holding Company and Richmond
                                                                  Savings

  10        Interests of Named Experts and Counsel                Not Applicable

  11        Information with Respect to the Registrant            Summary; Selected Financial and Other
                                                                  Data of Richmond Savings; Carolina
                                                                  Fincorp, Inc.; Richmond Savings Bank,
                                                                  SSB; Dividend Policy; Market for Common
                                                                  Stock; Management's Discussion and
                                                                  Analysis of Financial Conditions and
                                                                  Results of Operation; Business of the
                                                                  Holding Company; Business of Richmond
                                                                  Savings; Management of Richmond
                                                                  Savings; Consolidated Financial Statements

  12        Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities        Not Applicable

PROSPECTUS

                            CAROLINA FINCORP, INC.
           (Proposed Holding Company for Richmond Savings Bank, SSB)
                    UP TO 1,957,300 SHARES OF COMMON STOCK

     Carolina Fincorp, Inc., a North Carolina corporation (the "Holding Company"), is offering up to 1,957,300 shares of its common stock, no par value (the "Common Stock"), in connection with the conversion of Richmond Savings Bank, SSB ("Richmond Savings") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"). The purchase price for the Common Stock is $10.00 per share. As part of the Conversion, the Holding Company will become the sole stockholder and parent holding company

                                                  (cover continued on next page)
        FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK,
                   CALL THE STOCK INFORMATION CENTER AT (910)_______________.

                                 _____________
         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
   BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE _____.

                                 _____________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE ADMINISTRATOR, SAVINGS INSTITUTIONS DIVISION, NORTH CAROLINA DEPARTMENT OF COMMERCE (THE "ADMINISTRATOR"), ANY STATE SECURITIES COMMISSION, OR THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"); NOR HAS THE SEC, THE ADMINISTRATOR, ANY SUCH STATE COMMISSION, OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS (THE "PROSPECTUS"). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

=================================================================================================================================
                                                                             ESTIMATED UNDERWRITING,
                                                                         MARKETING AND OTHER FEES AND    ESTIMATED NET CONVERSION
                                                   PURCHASE PRICE               EXPENSES/(3)/                 PROCEEDS/(4)/
- ---------------------------------------------------------------------------------------------------------------------------------
Per Share at Minimum........................          $10.00                      $0.57                         $9.43
Per Share at Midpoint.......................          $10.00                      $0.53                         $9.47
Per Share at Maximum........................          $10.00                      $0.49                         $9.51
Per Share at Maximum, as adjusted...........          $10.00                      $0.46                         $9.54
Total at Minimum/(1)/.......................       $12,580,000                  $717,000                     $11,863,000
Total at Midpoint/(1)/......................       $14,800,000                  $778,000                     $14,022,000
Total at Maximum/(1)/.......................       $17,020,000                  $839,000                     $16,181,000
Total at Maximum, as adjusted /(2)/.........       $19,573,000                  $910,000                     $18,663,000
=================================================================================================================================

(1) Determined in accordance with an independent appraisal prepared by Baxter Fentriss and Company ("Baxter Fentriss") dated May 17, 1996, which states that the estimated aggregate pro forma market value of the Holding
     Company and Richmond Savings ranged from $12,580,000 to $17,020,000 ("Valuation Range") or between 1,258,000 and 1,702,000 shares of Common Stock at the purchase price of $10.00 per share, which is the amount to be paid for each share of Common Stock purchased in the Offerings
     (as hereinafter defined). See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."
(2) As adjusted to give effect to an increase in the number of shares that could be sold in the Conversion due to an increase of up to 15% above the maximum of the Valuation Range and the related increase of up to 15% above the maximum number of shares which may be offered in the Conversion at such maximum, without the resolicitation of subscribers or any right to cancel or modify subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering (as hereinafter defined).
(3) Consists of the estimated costs to Richmond Savings and the Holding Company arising from the Conversion, including estimated fixed expenses of approximately $383,000 (including reimbursable out-of-pocket expenses to be paid to Trident Securities, Inc.) and management and marketing fees and commissions to be paid to Trident Securities, Inc. Total fees and commissions to be paid to Trident Securities, Inc. are estimated to be between $334,000 and $527,000 at the minimum and maximum, as adjusted, of the Valuation Range, respectively. See "PRO FORMA DATA" for the assumptions used to arrive at these estimates. Trident Securities, Inc. may be deemed to be an underwriter, and such fees may be deemed to be underwriting fees. Richmond Savings and the Holding Company have agreed to indemnify Trident Securities, Inc. against certain claims or liabilities, including claims under the Securities Act of 1933, as amended. See "THE CONVERSION -- Marketing Arrangements."
(4) Includes estimated net proceeds from the sale of 8% of the shares to be issued which are expected to be purchased by Richmond Savings' Employee Stock Ownership Plan (the "ESOP") with funds loaned to the ESOP by the Holding Company. Actual net proceeds may vary substantially from the estimated amount, depending upon the number of shares sold respectively in the Subscription Offering and in any Community Offering and Syndicated Community Offering (as hereinafter defined), actual expenses and other factors. See "USE OF PROCEEDS," "CAPITALIZATION," "PRO FORMA DATA" and "THE CONVERSION --Purchase Price of Common Stock and Number of Shares Offered."

                            TRIDENT SECURITIES, INC.
             THE DATE OF THIS PROSPECTUS IS ________________, 1996.

of Richmond Savings. See "THE CONVERSION." Non-transferable rights ("Subscription Rights") to subscribe for shares of Common Stock of the Holding Company in a subscription offering (the "Subscription Offering") have been granted to certain depositors and borrowers of Richmond Savings, Richmond Savings' Employee Stock Ownership Plan (the "ESOP") and certain others in accordance with Richmond Savings' Plan of Holding Company Conversion (the "Plan of Conversion"). The Subscription Offering will expire at 12:00 Noon, Eastern Time, on __________________, 1996, unless extended by Richmond Savings and the Holding Company with the approval of the Administrator (the "Expiration Time"). See "THE CONVERSION -- Subscription Offering."

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a community offering (the "Community Offering") to members of the general public with priority being given to natural persons or trusts of natural persons residing in Richmond, Moore and Scotland counties in North Carolina (the "Local Community"), including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Community Offering, if one is held, may begin at any time after the beginning of the Subscription Offering and may terminate at the Expiration Time or at any time thereafter, but not later than ____________________, 1996, unless further extended with the consent of the Administrator. See "THE CONVERSION -- Community Offering."

     It is anticipated that any shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public on a best efforts basis through a selected dealers arrangement (the "Syndicated Community Offering"). The Subscription, Community and Syndicated Community Offerings are referred to collectively as the "Offerings." Richmond Savings and the Holding Company have engaged Trident Securities, Inc. ("Trident Securities") as financial advisor and to assist in the sale of shares of Common Stock, on a best efforts basis, in the Offerings. Trident Securities is under no obligation to purchase any shares of Common Stock in any of the Offerings. See "THE CONVERSION -- Marketing Arrangements."

     The sale of the Common Stock in the Subscription and Community Offerings, and in the Syndicated Community Offering, if necessary, must be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be resolicited. SUBJECT TO THE FOREGOING, AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY RICHMOND SAVINGS, IS IRREVOCABLE AND MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF RICHMOND SAVINGS. See "THE CONVERSION -- Exercise of Subscription Rights and Purchases in the Community Offering."

     The Conversion and the acceptance of subscriptions are, among other things, contingent upon approval of the Conversion by Richmond Savings' members at a special meeting scheduled to be held on ________________, 1996 (the "Special Meeting") and upon the sale of shares of Common Stock for an aggregate purchase price of not less than $12,580,000. See "THE CONVERSION -- Offering of Common Stock."

     The Boards of Directors and management of Richmond Savings and the Holding Company make no recommendation concerning whether any person or entity should purchase shares of Common Stock. Subscribers are urged to consult with their own financial advisors with respect to suitability of an investment in the Common Stock. Also, Trident Securities makes no recommendation relating to such investment. See "RISK FACTORS -- No Opinion or Recommendation by Sales Agent."

     A Stock Information Center has been established at Richmond Savings' headquarters office at 115 South Lawrence Street, Rockingham, North Carolina, in an area separate from Richmond Savings' banking operations. The telephone number of the Stock Information Center is (910) _____________.

                          RICHMOND SAVINGS BANK, SSB
                          ROCKINGHAM, NORTH CAROLINA


    [MAP OF NORTH CAROLINA WITH RICHMOND SAVINGS' MARKET AREA HIGHLIGHTED.]

                                    SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Certain terms used in this summary are defined elsewhere herein.

CAROLINA FINCORP, INC.        The Holding Company is a North Carolina
                              corporation recently organized by the Board of Directors of Richmond Savings to acquire all of the capital stock that Richmond Savings will issue upon its conversion from the mutual to stock form of ownership. The conversion of Richmond Savings to stock form, the issuance of Richmond Savings' capital stock to the Holding Company, and the offer and sale of the Common Stock of the Holding
                              Company are referred to in this Prospectus as the "Conversion." The Holding Company has not as yet engaged in any business. Upon completion of the Conversion, its business will initially consist solely of owning Richmond Savings, investing the proceeds of the Conversion that are retained by the Holding Company and holding the indebtedness to be outstanding from the ESOP. The Holding
                              Company has received the approval of the Administrator and the Board of Governors of the Federal Reserve System (the "Federal Reserve") to acquire Richmond Savings.

                              The executive office of the Holding Company is located at 115 South Lawrence Street, Rockingham, North Carolina, and its telephone number is (910) 997-6245.

RICHMOND SAVINGS BANK,
 SSB
                              Richmond Savings is a North Carolina-chartered mutual savings bank headquartered in Rockingham, North Carolina and has been in operation since 1906. Since 1957, Richmond Savings has been a member of the Federal Home Loan Bank ("FHLB") system and its deposits have been federally insured. Richmond Savings' deposits are now insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC to the maximum amount permitted by law.

                              Richmond Savings conducts business through two full service offices in Rockingham and full service offices in Southern Pines and Ellerbe, North Carolina. Richmond Savings also operates a loan origination office in Laurinburg, North Carolina. Richmond Savings' primary market area consists of Richmond, Moore and Scotland counties in North Carolina. At March 31, 1996, Richmond Savings had total assets of $95.3 million, net loans of $68.3 million, deposits of $85.1 million and retained earnings of $8.5 million.

                              Richmond Savings is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in Richmond Savings' primary market area of Richmond, Moore and Scotland counties in North Carolina. Richmond Savings also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans, home improvement loans, loans secured by deposit accounts, and various types of consumer loans. See "BUSINESS OF RICHMOND SAVINGS." Richmond Savings has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

THE CONVERSION                Richmond Savings was organized and has operated
                              for most of its existence as a traditional savings and loan association. The Board of Directors believes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years Richmond Savings has been studying the environment in which it operates and its strategic options.

                              As a result of its study of its strategic options, Richmond Savings adopted the Plan of Conversion, which provides for conversion of Richmond Savings from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. Richmond Savings believes that converting the bank from the mutual to stock form and organizing the Holding Company will provide increased flexibility for Richmond Savings and the Holding Company to react to changes in their operating environment, regardless of any strategies ultimately chosen. Richmond Savings also believes that the additional capital will enhance its ability to provide additional customer services and that stockholders of the Holding Company will be encouraged to do more business with, and refer more customers to, Richmond Savings.

                              The Plan of Conversion must be approved by a majority of the votes eligible to be cast by members of Richmond Savings at a Special Meeting to be held on ______________, 1996 (the "Special
                              Meeting"). Consummation of the Conversion is also contingent upon receipt of the approvals of the Administrator and the Federal Reserve which are necessary for the Holding Company to acquire Richmond Savings and the approvals of the FDIC and the Administrator which are necessary for Richmond Savings to convert from mutual to stock form. The Administrator has conditionally approved the Conversion and the Holding Company's acquisition application, subject to approval by Richmond Savings' members and satisfaction of certain other conditions. The Federal Reserve has conditionally approved the Holding Company's acquisition application, subject to the satisfaction of certain conditions. The FDIC has issued a notice of non-objection with respect to the Conversion, subject to certain conditions. See "THE
                              CONVERSION --General."

                              If the Conversion is not approved by the members at the Special Meeting or an adjournment thereof, no Common Stock will be issued, Richmond Savings will remain a North Carolina-chartered mutual savings bank, all subscription funds will be returned promptly plus interest at Richmond Savings' passbook rate, and all deposit withdrawal authorizations will be cancelled without any action on the part of subscribers or purchasers.

THE OFFERINGS                 Pursuant to the Plan of Conversion, between
                              1,258,000 shares and 1,957,300 shares of Common
                              Stock are being offered by the Holding Company at the price of $10.00 per share in the Subscription
                              Offering to the following persons in the following order of priority: (i) Richmond Savings' depositors as of March 31, 1995 who had aggregate deposits at the close of business on such date of at least $50 ("Eligible Account Holders"); (ii)
                              Richmond Savings' Employee Stock Ownership Plan
                              (the "ESOP"); (iii) Richmond Savings' depositors as of _______________, 1996 (the "Supplemental
                              Eligibility Record Date"), who had aggregate deposits at the close of business on such date of at least $50 ("Supplemental Eligible Account
                              Holders"); (iv) Richmond Savings' depositor and borrower members as of

                              _________________, 1996, who are not Eligible
                              Account Holders or Supplemental Eligible Account Holders ("Other Members"); and (v) directors, officers and employees of Richmond Savings who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members. Beneficial owners of individual retirement accounts ("IRAs"), Keogh savings accounts and other similar retirement accounts have been deemed to be holders of such accounts for purposes of the exercise of Subscription Rights. Notwithstanding the priorities set forth above, the ESOP shall have the first priority to purchase any shares sold above 1,702,000. See "THE CONVERSION -- Subscription Offering."

                              Shares of Common Stock not subscribed for in the Subscription Offering will be offered in a Community Offering to members of the general public, with priority given to natural persons or trusts of natural persons who are residents of the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Holding Company and Richmond Savings have the absolute right to reject orders in the Community Offering in whole or in part. See "THE CONVERSION --Community Offering." If there is a Community Offering, it is anticipated that all shares of Common Stock not subscribed for in the Community Offering will be offered for sale by the Holding Company to the general public in the Syndicated Community Offering. See "THE CONVERSION --Syndicated Community Offering."

                              THE SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS IN THE SUBSCRIPTION OFFERING EXPIRE AT THE EXPIRATION TIME, WHICH IS 12:00 NOON., EASTERN TIME, ON _______________, 1996, UNLESS EXTENDED.
                              THE COMMUNITY OFFERING, IF ANY, MAY COMMENCE AT ANY TIME AFTER THE COMMENCEMENT OF THE SUBSCRIPTION OFFERING AND MAY TERMINATE AT THE EXPIRATION TIME OR AT ANY TIME THEREAFTER, BUT NOT LATER THAN _________________, 1996, UNLESS
                              EXTENDED WITH THE APPROVAL OF THE ADMINISTRATOR.

STOCK PURCHASE LIMITATIONS    The maximum aggregate number of shares of Common
                              Stock for which any person or entity (other than the ESOP), together with associates, and persons acting in concert, may subscribe in the Offerings is 25,000 shares. However, Richmond Savings' Board of Directors has the right, at any time prior to completion of the Conversion, to decrease the 25,000 maximum purchase limitation to an amount not less than 1% of the shares issued in the Conversion or increase such 25,000 share limitation to an amount up to 5% of the shares issued in the Conversion. Any decrease or increase in the maximum purchase limitation will be without notice to, or resolicitation of, subscribers and without a resolicitation of proxies in connection with the Special Meeting. The ESOP may purchase up to 8% of the shares of Common Stock issued in the Conversion (between 100,640 and 136,160 shares assuming the issuance of between 1,258,000 and 1,702,000 shares). The ESOP will have first priority to purchase any shares sold above
                              1,702,000. If the ESOP is nevertheless unable to purchase in the aggregate up to 8% of the shares of Common Stock issued in the Conversion because of an oversubscription, it is expected that the ESOP will purchase shares of Common Stock in the open market so that after such purchases a number of shares of Common Stock up to 8% of the number of shares issued in the Conversion will have been acquired by the ESOP. See "RISK FACTORS --Cost of
                              ESOP." No person or entity may subscribe for less than 50 shares of Common Stock, or an aggregate dollar amount of less than $500.

                              The term "acting in concert" is defined in the Plan to mean: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, with respect to the purchase, ownership, voting or sale of Common Stock; or (ii) a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Richmond Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies. The term "associate" of a person is defined in the Plan to mean: (i) any corporation or organization (other than Richmond Savings, the Holding Company or any of their majority-owned subsidiaries) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;
                              (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans and charitable trusts which are exempt from federal taxation pursuant to
                              Section 501(c)(3) of the Internal Revenue Code, as amended); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Richmond Savings, the Holding Company or any of their parents or subsidiaries. See "THE CONVERSION -- Minimum and Maximum Purchase Limitations."

SUBSCRIPTION RIGHTS; PURCHASE
OF SHARES                     Subscription Rights are non-transferable and may
                              be exercised only by the person to whom they are issued and only for his or her own account.
                              Subscription Rights are exercisable and purchases may be made in the Offerings only by returning the stock order form accompanying this Prospectus (the
                              "Stock Order Form") properly completed with full payment for the aggregate dollar amount of Common
                              Stock desired. Stock Order Forms and required payments for purchases in the Subscription
                              Offering must be received prior to the Expiration
                              Time. Stock Order Forms and required payments for purchases in the Community Offering must be delivered prior to the time the Community Offering terminates, which may be at the Expiration Time or at any time thereafter (but not later than ______________, 1996). Payment may be made in cash
                              (if delivered in person to any office of Richmond
                              Savings), by check, bank draft, negotiable order of withdrawal or money order, or by authorization of withdrawal from deposit accounts maintained with Richmond Savings, other than negotiable order of withdrawal or other demand deposit accounts.
                              Subscription payments made in cash, by check, bank draft, negotiable order of withdrawal or money order will earn interest at Richmond Savings' passbook savings rate from the date payment in good funds is received by Richmond Savings until the completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted.
                              Subscription payments made by authorization of withdrawal from a deposit account at Richmond
                              Savings will continue to earn interest at the applicable contractual rate until the Conversion is completed or terminated; such funds will be otherwise unavailable to the depositor. Payment for Common Stock may be made from funds in an IRA, Keogh or similar account at Richmond Savings only if the beneficial owner of such account directs
                              Richmond Savings to transfer that account to a self-directed account in the name of an independent trustee. No early withdrawal penalties will be incurred in connection with payments made through authorization of withdrawals from certificate accounts, including IRA, Keogh and similar retirement accounts. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be cancelled and the remaining balance thereof will earn interest at Richmond Savings' passbook savings rate. See "THE
                              CONVERSION -- Exercise of Subscription Rights and
                              Purchases in the Community Offering."

APPRAISAL                     The Plan of Conversion requires that the aggregate
                              purchase price of the Common Stock be based upon an independent valuation of the estimated aggregate pro forma market value of the Holding
                              Company and Richmond Savings. Baxter Fentriss and
                              Company ("Baxter Fentriss"), an independent financial consulting firm, has advised Richmond
                              Savings and the Holding Company that in its opinion, at May 17, 1996, the Valuation Range of the aggregate estimated pro forma market value of the Holding Company and Richmond Savings was from $12,580,000 to $17,020,000. The appraisal will be reviewed and, if appropriate, revised by Baxter Fentriss upon conclusion of the Offerings.
                              The appraisal by Baxter Fentriss is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing the Common Stock. See "MARKET FOR COMMON STOCK," "PRO
                              FORMA DATA" and "THE CONVERSION --Purchase Price of Common Stock and Number of Shares Offered."

STOCK PRICING AND NUMBER OF
  SHARES TO BE OFFERED        The purchase price of the Common Stock offered in
                              the Subscription Offering and the price at which the Common Stock is sold in the Community and Syndicated Community Offerings, if any, will be $10.00 per share. The aggregate dollar amount of Common Stock that may be sold in the Conversion will be determined by the Board of Directors of Richmond Savings and the Holding Company based upon the independent appraisal of the pro forma market value of the Holding Company and Richmond
                              Savings prepared by Baxter Fentriss. Depending on market and financial conditions following commencement of the Subscription Offering, the number of shares offered and sold in the Conversion may be increased or decreased. With the consent of the Administrator and the FDIC and in order to reflect changes in market and financial conditions following commencement of the
                              Subscription Offering, the aggregate purchase price of the shares of Common Stock issued in the Conversion may be increased, without any solicitation of subscriptions or right to cancel, rescind or change subscription orders, to up to 15% above the maximum of the Valuation Range.
                              However, the aggregate dollar amount of Common
                              Stock that may be sold in the Conversion will not be more than $19,573,000 or less than $12,580,000 without a resolicitation of subscribers. Any change in the total dollar amount of the Offerings outside of the current Valuation Range will be subject to the receipt of an updated appraisal confirming such valuation and regulatory approvals. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

USE OF PROCEEDS               The net proceeds from the sale of the Common Stock
                              in the Conversion, including shares purchased by the ESOP with funds loaned by the Holding Company, are estimated to be between $11,863,000 and $16,181,000, depending upon the actual expenses of the Conversion and other factors. See "PRO FORMA
                              DATA." The Holding Company intends to use a portion of the net proceeds of the Offerings
                              (estimated between $1,006,400 and $1,361,600
                              assuming the ESOP's purchase of between 100,640 and 136,160 shares at $10 per share) to fund the loan made to the ESOP to purchase shares of Common
                              Stock in the Conversion. After deducting the amount of such loan from the proceeds, the Holding
                              Company is expected to retain approximately 50% of the remaining net proceeds from the issuance of the Common Stock. The Holding Company will initially invest these proceeds primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. See "USE OF PROCEEDS."

                              The remainder of the net proceeds from the sale of the Common Stock will be paid by the Holding Company to Richmond Savings in exchange for all of the capital stock of Richmond Savings. The net proceeds paid to Richmond Savings will become part of Richmond Savings' general funds, and will initially be invested in mortgage and other loans, mortgage-backed securities and investments consisting primarily of U.S. government and federal agency obligations, interest-earning deposits and other marketable securities in accordance with Richmond Savings' lending and investment policies.

                              Net proceeds will also be used for other general corporate purposes. Richmond Savings is in the process of relocating its Ellerbe, North Carolina branch office into a new Ellerbe office which is expected to be opened in late 1996. The estimated cost of such new office, less the expected proceeds from the sale of the existing Ellerbe office, is expected to be approximately $225,000. In addition, regardless of whether the Conversion is consummated, Richmond Savings anticipates relocating its Richmond Plaza branch office in Rockingham, North Carolina (which is now leased) to another nearby location in Rockingham to be owned by Richmond Savings. Although the new facility is expected to cost approximately $490,000, the effect on the Holding Company's financial condition and results of operations is not expected to be material because lease payments at the existing Richmond Plaza location would terminate. Proceeds of the Conversion are not needed to complete the relocation of the Ellerbe and Richmond Plaza offices but could be used for such purposes. In addition, prior to adopting the Plan of Conversion, Richmond Savings had begun considering the possibility of opening other branch offices in its primary market area and other nearby communities. Whether such offices will be opened is not contingent upon consummation of the Conversion; however, if any such offices are opened, proceeds of the Conversion could be used in acquiring, constructing or equipping them. In addition, the Holding Company and Richmond Savings may consider acquiring other financial institutions in Richmond Savings' primary market area and other nearby communities in transactions in which such institutions would be merged into Richmond Savings or held as separate subsidiaries of the Holding Company. Except for the Ellerbe and Richmond Plaza branch relocations described above, the Holding Company and Richmond Savings have no current plans to open any additional office or to acquire any other financial institution.

                              If Richmond Savings' proposed Management
                              Recognition Plan and Trust (the "MRP") is approved by the stockholders of the Holding Company, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF RICHMOND SAVINGS --Proposed Management Recognition Plan." Such shares may either be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In either event, it is expected that the MRP will acquire such shares reasonably promptly after the MRP is approved by the stockholders. In the event shares are acquired in the open market, the funds for such purchase may be provided by Richmond Savings from the proceeds of the Conversion. It is estimated that between 50,320 and 68,080 shares will be acquired by the MRP, assuming the issuance of between 1,258,000 and 1,702,000 shares in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, Richmond Savings would contribute between $503,000 and $680,000, respectively, to the MRP for this purpose. Additional shares would be acquired if the number of shares issued in the Conversion exceeds 1,702,000, and the price per share paid by the MRP could be more or less than $10.00 per share, which would change the total contribution to the MRP accordingly. See "RISK FACTORS --Cost and Possible Dilutive Effect of the MRP and Stock Option Plan" and "MANAGEMENT OF RICHMOND SAVINGS --Proposed Management Recognition Plan."

                              If the Holding Company's Stock Option Plan and Trust (the "Stock Option Plan") is approved by the stockholders of the Holding Company, the Stock Option Plan could acquire in the open market a number of shares equal to 10% of the number of shares issued in the Conversion, which shares would be held to satisfy options granted under such plan. Such shares could be acquired after options are granted and prior to the time options vest under the Stock Option Plan. To the extent that sufficient shares are not acquired in the open market to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized but unissued shares for this purpose. See "MANAGEMENT OF RICHMOND SAVINGS --Proposed Stock Option Plan." The funds for any purchases in the open market may be provided by the Holding Company or Richmond Savings from the proceeds of the Conversion. It is estimated that between 125,800 and 170,200 shares will be acquired by the Stock Option Plan in the open market and/or reserved for issuance by the Holding Company, assuming the issuance of between 1,258,000 and 1,702,000 shares in the Conversion. If shares are acquired in the open market, the Holding Company or Richmond Savings would contribute between $1,258,000 and $1,702,000, respectively, to the Stock Option Plan for this purpose, assuming such shares are acquired at a price of $10.00 per share. Additional shares could be acquired if the number of shares issued in the Conversion exceeds 1,702,000, and the price could be more or less than $10.00 per share, which would change the contribution to the Stock Option Plan accordingly. See "RISK FACTORS -- Cost and Possible Dilutive Effect on the MRP and Stock Option Plan" and "MANAGEMENT OF RICHMOND SAVINGS --Proposed Stock Option Plan."

DIVIDENDS                     Following the Conversion, the Holding Company
                              currently expects to pay quarterly cash dividends on the Common Stock at a rate to be determined. In addition, the Holding Company may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Payment of dividends will be subject to determination and declaration by the Holding Company's Board of Directors. The
                              Board of Directors will periodically review its dividend policy in view of the operating results and financial condition of the Holding Company and Richmond Savings, net worth and capital requirements, regulatory restrictions, tax consequences, industry standards, and general economic conditions, and it will authorize cash dividends to be paid if it deems such payment appropriate and in compliance with applicable law.
                              There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "DIVIDEND POLICY." Within the first year after completion of the Conversion, the Holding Company may not pay any dividend or make any distribution that represents, or is characterized as, or is treated for income tax purposes as a return of capital. The ability of the Holding Company to pay dividends may be dependent upon the Holding Company's receipt of dividends from

                              Richmond Savings. Richmond Savings' ability to pay dividends is restricted. See "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions." In addition, see "TAXATION" for a discussion of federal income tax provisions that may limit the ability of Richmond Savings to pay dividends to the Holding Company without incurring a recapture tax.

MARKET FOR COMMON STOCK       The Holding Company, as a newly organized company,
                              has never issued capital stock, and consequently, there is no market for the Common Stock at this time. The Holding Company has received conditional approval to have the Common Stock listed on the American Stock Exchange ("AMEX") under the symbol
                              "_____." There can be no assurance that the Common
                              Stock will in fact be listed, or will trade, on AMEX. A public market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. No assurance can be given that an active trading market will develop and be maintained. See "MARKET FOR COMMON STOCK."

STOCK OWNERSHIP BY
  MANAGEMENT                  The directors and executive officers of the
                              Holding Company and of Richmond Savings and their associates currently anticipate subscribing for
                              Common Stock in the aggregate amount of
                              $1,319,000, or 131,900 shares. As a result, such persons anticipate subscribing for 7.75% to 10.48% of the shares of Common Stock issued in the Conversion based upon the maximum and minimum of the Valuation Range, respectively. See
                              "ANTICIPATED STOCK PURCHASES BY MANAGEMENT." In addition, it is expected that the ESOP will subscribe for 8% of the shares of Common Stock issued in the Conversion (between 100,640 and 136,160 shares, assuming the issuance of between 1,258,000 and 1,702,000 shares). See "MANAGEMENT
                              OF RICHMOND SAVINGS -- Employee Stock Ownership
                              Plan." It is expected that directors, officers and employees of the Holding Company and Richmond
                              Savings will also receive restricted stock grants under the MRP for a number of shares of Common
                              Stock equal to 4% of the number of shares issued in the Conversion and will receive options under the Stock Option Plan to purchase a number of shares of Common Stock equal to 10% of the number of shares issued in the Conversion, if such plans are approved at a meeting of stockholders of the Holding Company following the Conversion. See "--
                              Benefits to Directors and Officers" and
                              "MANAGEMENT OF RICHMOND SAVINGS -- Proposed
                              Management Recognition Plan" and "-- Proposed
                              Stock Option Plan."

BENEFITS TO DIRECTORS AND
  EXECUTIVE OFFICERS          In connection with the Conversion, certain
                              benefits will be provided to directors, officers and employees of Richmond Savings.

                              Employment Agreements. In connection with the Conversion, Richmond Savings will enter into employment agreements with R. Larry Campbell, President, and John W. Bullard, Executive Vice President. The employment agreements provide for initial annual salaries of $95,400 and $63,600, respectively. See "MANAGEMENT OF RICHMOND SAVINGS --Employment Agreements."

                              Restricted Stock Grants. Pursuant to the MRP, which is expected to be adopted by the Boards of Directors of the Holding Company and Richmond Savings, directors, officers and employees of Richmond Savings could receive restricted stock grants of a number of shares of Common Stock equal to 4% of the shares issued in the

                              Conversion (between 50,320 and 68,080 shares, assuming the issuance of between 1,258,000 and 1,702,000 shares). Assuming that the shares issued pursuant to the MRP had a value of $10.00 per share, such shares would have a value of between $503,200 and $680,800.

                              Under the MRP, it is expected that Richmond
                              Savings' two executive officers, R. Larry Campbell and John W. Bullard, would receive restricted stock grants for shares of Common Stock equal to approximately 25% and 10%, respectively, of the number of shares issued under the MRP. If 1,702,000 shares were issued in the Conversion and if such shares had a value of $10.00 per share, Messrs. Campbell and Bullard would receive restricted stock grants of 17,020 shares and 6,808 shares, respectively, having a value of $170,200 and $68,080, respectively.

                              Under applicable regulations, if the proposed MRP is submitted to and approved by the stockholders of the Holding Company within one year after consummation of the Conversion, the seven non-employee directors of Richmond Savings would receive restricted stock grants for an aggregate of not more than 30% of the shares issued under the MRP, or 20,424 shares, assuming the issuance of 1,702,000 shares in the Conversion. Assuming the MRP shares had a value of $10.00 per share, such shares would have an aggregate value of $204,240.

                              Shares granted under the MRP will be forfeited unless recipients of grants satisfy certain vesting requirements, and the MRP will only be effective if approved by the stockholders of the Holding Company at a meeting of stockholders which may be held no sooner than six months following the Conversion. Grants of restricted stock under the MRP will be made at no cost to recipients. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan."

                              Stock Options. Pursuant to the Stock Option Plan which is expected to be adopted by the Boards of Directors of the Holding Company and Richmond Savings, directors and employees of Richmond Savings could receive options to purchase a number of shares of Common Stock equal to 10% of the shares issued in the Conversion (between 125,800 and 170,200 shares, assuming the issuance of between 1,258,000 and 1,702,000 shares).

                              Under the proposed Stock Option Plan, it is expected that Richmond Savings' two executive officers, R. Larry Campbell and John W. Bullard, would receive 25% and 10%, respectively, of the options to be issued under the Stock Option Plan. If 1,702,000 shares were issued in the Conversion, Messrs. Campbell and Bullard would receive options to purchase 42,550 and 17,020 shares, respectively. Under applicable regulations, if the proposed Stock Option Plan is submitted to and approved by the stockholders of the Holding Company within one year after consummation of the Conversion, the seven non-employee directors of Richmond Savings would receive, in the aggregate, 30% of the options to be issued under the Stock Option Plan, or options to purchase 51,060 shares, assuming the issuance of 1,702,000 shares in the Conversion.

                              Options granted under the Stock Option Plan will be forfeited unless recipients satisfy certain vesting requirements. The Stock Option Plan will only be effective if approved by the stockholders of the Holding Company at a meeting of stockholders which may be held no sooner than six months following the Conversion. The exercise price of the options will be the fair market value of the Common Stock at the time the options are granted (which will be after the Stock

                              Option Plan is approved by the Holding Company's stockholders), and the options will have terms of 10 years or less. Options would be issued at no cost to recipients. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Stock Option Plan."

                              ESOP.   In connection with the Conversion,
                              Richmond Savings has established the ESOP. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and to use such funds to purchase 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 100,640 and 136,160 shares, assuming the issuance of between 1,258,000 and 1,702,000 shares. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan."

ANTI-TAKEOVER PROVISIONS      The Articles of Incorporation and Bylaws of the
                              Holding Company and Richmond Savings contain certain restrictions that are intended to discourage non-negotiated attempts to acquire control of the Holding Company or Richmond
                              Savings. The Board of Directors of the Holding
                              Company believes that these provisions encourage potential acquirors to negotiate directly with the Board of Directors. However, these provisions may discourage an attempt to acquire control of the Holding Company which a majority of the stockholders might deem to be in their best interests or in which they might receive a premium over the then market price of their shares. These provisions may also render the removal of a director or the entire Board of Directors of the Holding Company more difficult and may deter or delay changes in control which have not received the requisite approval of the Holding Company's
                              Board of Directors. Other factors, such as voting control of directors and officers and agreements with employees, may also have an anti-takeover effect. See "RISK FACTORS -- Anti-Takeover
                              Considerations" and "ANTI-TAKEOVER PROVISIONS
                              AFFECTING THE HOLDING COMPANY AND RICHMOND
                              SAVINGS."

RISK FACTORS                  Special attention should be given to the "RISK
                              FACTORS" section of this Prospectus, which discusses the possible effects of changes in interest rates on Richmond Savings and the thrift industry in general, possible expansion of Richmond Savings, anticipated low return on equity following the Conversion, the cost of the ESOP, the cost and possible dilutive effect of the MRP and Stock Option Plan, the potential disparity between SAIF and Bank Insurance Fund ("BIF") insurance premiums, proposed recapture of bad debt reserves, potential financial institution regulation and legislation, competition, certain anti-takeover considerations, the limited market for the Common Stock, income tax consequences of Subscription Rights, and certain other matters that potential purchasers should consider before deciding whether to subscribe for the Common Stock offered hereby.

                              SELECTED FINANCIAL
                      AND OTHER DATA OF RICHMOND SAVINGS

     Set forth below are summaries of historical financial and other data of Richmond Savings. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes to Consolidated Financial Statements of Richmond Savings presented elsewhere herein and with the section of this Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." All averages presented in this Prospectus have been calculated on a monthly basis unless otherwise stated. The information at and for the nine-month periods ended March 31, 1996 and 1995 has been derived from unaudited financial statements and, in the opinion of management, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation for such interim periods. The operating data for the nine-month period ended March 31, 1996 is not necessarily indicative of the results to be expected for the full year.

                                                  At or for the
                                                   Nine Months
                                                 Ended March 31,                    At or for the Year Ended June 30,
                                                -----------------         -----------------------------------------------------

                                                1996         1995         1995        1994        1993         1992        1991
                                                ----         ----         ----        ----        ----         ----        ----

                                                    (Unaudited)                           (Dollars in Thousands)
Financial condition data:
  Total assets                                  $95,278      $88,850      $91,410     $87,504     $87,353      $84,703     $81,290
  Investments (1)                                 22,012      16,905       18,540      16,034      12,789       15,351      14,119
  Loans receivable                                68,265      67,926       68,745      67,680      67,900       63,004      61,012
  Deposits                                        85,125      79,171       81,437      78,315      79,005       77,431      74,660
  Retained earnings                                8,549       7,946        8,128       7,414       6,561        5,605       4,753
Operating data:
  Interest income                                $ 5,057     $ 4,683      $ 6,378     $ 6,128     $ 6,698      $ 7,203     $ 7,613
  Interest expense                                 2,975       2,337        3,271       2,934       3,454        4,443       5,305
                                                 -------     -------      -------     -------     -------      -------     -------
    Net interest income                            2,082       2,346        3,107       3,194       3,244        2,760       2,308
  Provision for loan losses                           27          27           36          36          38           48         217
                                                 -------     -------      -------     -------     -------      -------     -------
    Net interest income after provision for
     loan losses                                   2,055       2,319        3,071       3,158       3,206        2,712       2,091
                                                     464         356          430         586         533          475         804
  Non-interest income                              1,845       1,814        2,452       2,392       2,213        2,001       1,908
  Non-interest expense                           -------     -------      -------     -------     -------      -------     -------
    Income before income taxes                       674         861        1,049       1,352       1,526        1,186         987
  Income tax expense                                 210         278          329         492         570          400         362
                                                 -------     -------      -------     -------     -------      -------     -------
    Net income                                   $   464     $   583      $   720     $   860     $   956      $   786     $   625
                                                 =======     =======      =======     =======     =======      =======     =======

Selected Other Data:
  Number of outstanding loans                      3,048       2,870        2,944       2,727       2,707        2,597       2,469
  Number of deposit accounts                      11,634      11,300       11,443      10,965      11,163       11,729      12,062
  Number of full-service offices open                  4           4            4           4           4            4           4
  Return on average assets (2)                      0.67%       0.88%        0.81%       0.98%       1.11%        0.95%       0.78%
  Return on average equity (2)                      7.39%      10.16%        9.30%      12.27%      15.82%       15.37%      14.00%
  Average equity to average assets                  9.09%       8.67%        8.71%       7.98%       6.99%        6.18%       5.55%
  Interest rate spread (2)                          2.66%       3.33%        3.24%       3.48%       3.59%        3.12%       2.58%
  Net yield on average interest-earning
   assets (2)                                       3.15%       3.70%        3.64%       3.79%       3.91%        3.48%       2.99%

  Average interest-earning assets to

   average interest-bearing liabilities           110.87%     109.95%      110.33%     108.93%     107.80%      106.45%     106.03%

  Ratio of non-interest expense
   to average total assets (2)                      2.67%       2.74%        2.76%       2.72%       2.56%        2.42%       2.37%

  Nonperforming assets to total assets              0.18%       0.12%        0.08%       0.13%       0.08%        0.41%       1.27%

  Loan loss reserves to nonperforming
   loans at period end                            224.42%     326.39%      484.00%     282.14%   1,137.04%      107.81%      25.17%
                                                  ------      ------       ------      ------    --------       ------       -----

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.
(2)  Annualized.

                                 RISK FACTORS

     THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION PRESENTED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED BY INVESTORS BEFORE DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY.

RECAPITALIZATION OF SAIF, ITS IMPACT ON SAIF PREMIUMS AND POSSIBLE ONE-TIME RECAPITALIZATION FEE

     Financial institutions such as Richmond Savings which are members of the SAIF, are required to pay higher deposit insurance premiums than financial institutions which are members of the BIF, primarily commercial banks, because the BIF has higher reserves than the SAIF and has been responsible for fewer troubled institutions. The FDIC Board of Directors has recently approved a new risk-based premium schedule that reduced assessment rates for commercial banks and left assessment rates for financial institutions such as Richmond Savings at current levels, which created a disparity between SAIF and BIF assessments. Assessments for BIF members in the lowest risk category are now only $2,000. Richmond Savings paid deposit insurance premiums of $185,000 and $182,000 in fiscal 1995 and 1994, respectively. In announcing this rule, the FDIC noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as Richmond Savings, could be placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the federal banking regulators, by members of Congress and by industry groups.

     Legislation supported by the thrift industry has been introduced in the United States Congress providing for a one-time fee for SAIF members only equal to approximately 85 cents per $100 of domestic deposits. If enacted by Congress, the premium would have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the fee. It is anticipated that SAIF-member institutions would not be allowed to amortize the expense of the one-time fee over a period of years. Based upon Richmond Savings' deposits as of March 31, 1996, the proposed one-time fee would equal approximately $724,000. A significant increase in SAIF insurance premiums or a significant one-time fee to recapitalize the SAIF would likely have an adverse effect on the operating
expenses and results of operations of Richmond Savings.   Management cannot
predict whether the legislation will be enacted, or, if enacted, the amount of any one-time fee or whether ongoing SAIF premiums will be reduced to a level
equal to that of BIF premiums.   See "SUPERVISION AND REGULATION -- Regulation
of Richmond Savings -- Insurance of Deposit Accounts."

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The results of operations of Richmond Savings, as with savings institutions generally, are dependent to a large degree on its net interest income, which is generally the difference between interest income from loans and investments and interest expense on deposits and borrowings. Richmond Savings' interest income and interest expense are significantly affected by general economic conditions and by policies of the federal government and various regulatory agencies.

     In recent years, the assets of many savings institutions, including Richmond Savings, have been negatively "gapped"--which means that the dollar amount of interest-bearing liabilities which reprice within specific time periods, either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets which reprice within such time periods. As a result, the net interest income of these savings institutions, including Richmond Savings, would be expected to be negatively impacted by increases in interest rates.

     Other thrift and banking institutions have a positive gap, which means that the amount of interest-earning assets maturing or otherwise repricing within specific time periods generally exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within such periods. Accordingly, in a rising interest rate environment, absent the effect of other factors, those institutions would expect to experience a larger increase in the yield on their assets relative to the cost of their liabilities, thus their net interest income should be positively affected.

     At March 31, 1996, Richmond Savings' cumulative one year gap as a percentage of total interest-earning assets was a negative 12.32%. Richmond Savings computes its gap position using certain prepayment, deposit decay and other assumptions used by the FHLB in making gap computations. The results of Richmond Savings' gap computations could be substantially different if other assumptions were used.

     In addition to the interest rate gap analysis discussed above, Richmond Savings' management monitors interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet items. The model estimates the effect on Richmond Savings' NPV and net interest income of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates. Richmond Savings' Board of Directors has established maximum acceptable decreases in NPV and net interest income for various rate scenarios. Computations as of March 31, 1996, based upon information provided by the FHLB of Atlanta, indicated that a 200 basis point increase in interest rates would result in a 16% decrease in Richmond Savings' NPV and a 200 basis point decrease in interest rates would result in a 15% increase in Richmond Savings' NPV. Such computations also indicate that the same 200 basis point increase in interest rates would result in a 7% decrease in net interest income and that the 200 basis point decrease in interest rates would result in an 6% increase in net interest income. As is the case with the gap analysis discussed above, computations of the prospective effects of hypothetical interest rate changes in determining the effect on NPV and net interest income are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay and should not be relied upon as indicative of actual results. Further, the computations do not incorporate any actions management may undertake in response to changes in interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- Asset/Liability Management."

     Richmond Savings' results of operations will continue to be significantly affected by changes in interest rates due, among other factors, to (i) the fact that a large percentage of Richmond Savings' adjustable rate assets only reprice once a year or less frequently, (ii) the fact that a large percentage of Richmond Savings' deposit accounts are subject to immediate repricing or to repricing within one year, (iii) the fact that Richmond Savings' interest-earning assets and interest-bearing liabilities reprice at different times and with different frequencies, (iv) the effects of periodic and lifetime interest rate caps on Richmond Savings' interest-earning assets, (v) the fact that interest rates on Richmond Savings' assets and liabilities respond differently to economic, market and competitive factors, and (vi) the fact that sustained high levels of interest rates may adversely affect real estate and lending markets in general. Changes in the level of interest rates also can affect the amount of loans originated by Richmond Savings, as well as the value of its loans and other interest-earning assets and the resultant ability to realize gains on the sale of such assets. Changes in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as U.S. government and corporate securities, and other investment vehicles which, because of the absence of federal deposit insurance premiums and reserve requirements, generally can pay higher rates of interest than savings institutions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset/Liability Management."

COMPETITION AND MARKET AREA

     Richmond Savings faces significant competition both in attracting deposits and in originating loans. Richmond Savings faces direct competition from a number of financial institutions, many with a state-wide or regional presence, and, in some cases, a national presence. Competition arises from other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than Richmond Savings and, therefore, have greater financial and marketing resources than Richmond Savings. See "BUSINESS OF RICHMOND SAVINGS -- Competition." In addition, Richmond and Scotland counties in North Carolina have experienced slow population growth in recent years, although Moore County has had more growth. As a result, the existing financial institutions are competing for shares of markets which are experiencing little or no growth.

POSSIBLE EXPANSION OF RICHMOND SAVINGS

     The Holding Company may expand its operations in its existing primary market area and in other nearby areas. The Holding Company may acquire or construct new branch offices or acquire other financial institutions which could be merged with Richmond Savings or operated as separate subsidiaries. If the Holding Company does expand the existing operations of Richmond Savings, the success of such activities will depend to a large extent upon the ability of existing management and employees to effectively manage a larger institution and to compete in new markets. Neither the Holding Company nor Richmond Savings has any current plans to open any additional offices (other than in connection with the relocation of its Ellerbe and Richmond Plaza branches) or acquire any other financial institutions. See "USE OF PROCEEDS."

ANTICIPATED LOW RETURN ON EQUITY FOLLOWING CONVERSION

     At March 31, 1996, Richmond Savings' ratio of equity to assets was 8.97%. On a pro forma basis at March 31, 1996, assuming the sale of 1,702,000 shares of Common Stock in the Conversion, the Holding Company's ratio of equity to assets would have been 20.73%. With its higher capital position as a result of the Conversion, it is doubtful that the Holding Company will be able to quickly deploy the capital raised in the Conversion in loans and other assets in a manner consistent with its business plan and operating philosophies and in a manner which will generate earnings to support its high capital position. As a result, it is expected that the Holding Company's return on equity initially will be below industry norms. Consequently, investors expecting a return on equity which will meet or exceed industry standards for the foreseeable future should carefully evaluate and consider the risk that such returns will not be achieved.

     Following the Conversion, the Holding Company may consider plans to reduce capital to prudent levels, if the opportunities to deploy it are not found.
Such plans may include payment of cash dividends and repurchasing shares. Any such steps would be taken based on conditions as they exist following the Conversion and in compliance with applicable regulations which limit the Holding Company's ability to pay dividends and repurchase its stock. See "USE OF PROCEEDS," "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of the Holding Company -- General" and "-- Dividend Limitations" and "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions."

COST OF ESOP

     It is expected that the ESOP will purchase 8% of the shares of Common Stock issued in the Conversion with funds borrowed from the Holding Company. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan." Assuming the issuance of 1,702,000 shares in the Conversion, it is expected that 136,160 shares will be purchased by the ESOP, which--if such shares are acquired at $10.00 per share--would have a value of $1,361,600. In the event there is an oversubscription of shares of Common Stock and, as a result, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Holding Company intends to approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to own a number of shares equal to 8% of the shares of Common Stock issued in the Conversion. In such event, the actual cost of the ESOP may be more or less than the amounts set forth above because the ESOP will be purchasing its shares in the open market and the price paid for its shares will depend upon the price at which shares can be acquired in the open market.

     It is anticipated that the ESOP will borrow from the Holding Company the amounts necessary to purchase its shares. Richmond Savings anticipates contributing approximately $206,000 annually to the ESOP (assuming the issuance of 1,702,000 shares in the Conversion and assuming that the ESOP acquires its shares at $10.00 per share) to enable the ESOP to meet its principal and interest obligations under the loan. It is expected that the ESOP loan will be fully repaid within 10 years. The purchase of Common Stock by the ESOP will reduce the pro forma stockholders' equity of Richmond Savings. See "PRO FORMA DATA."

     In November 1993, the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6, among other things, changes the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares committed to be released to participants' accounts. Since the fair value of the shares following the Offerings cannot be predicted, Richmond Savings cannot reasonably estimate the impact of SOP 93-6 on its financial statements. While an increase in such fair value will cause an increase in ESOP-related expenses for accounting purposes, an increase in the fair value of the shares should not increase the actual out-of-pocket cost to Richmond Savings of the ESOP. Also, earnings per share will be increased as a result of the implementation of SOP 93-6 because only shares which have been committed to be released by the ESOP are included as outstanding shares in the computation.

COST AND POSSIBLE DILUTIVE EFFECT OF THE MRP AND STOCK OPTION PLAN

     It is expected that the stockholders of the Holding Company will be asked to approve the Stock Option Plan and the MRP at a meeting of stockholders to be held no sooner than six months after the Conversion. Under the MRP, directors and employees of Richmond Savings would be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Under the Stock Option Plan, directors and employees of Richmond Savings would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grants. Shares issued to directors and employees under the MRP and the Stock Option Plan may be from authorized but unissued shares of Common Stock or they may be purchased in the open market. In the event the shares issued under the MRP and the Stock Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If 1,702,000 shares of the Common Stock are issued in the Conversion, it is expected that options to acquire 170,200 shares of the Common Stock could be granted under the Stock Option Plan, and awards of an additional 68,080 shares could be made under the MRP. At the maximum of the Valuation Range, if all shares under the MRP and the Stock Option Plan were newly issued, the exercise price was $10.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 1,702,000 to 1,940,280, the pro forma book value per share of the outstanding Common Stock at March 31, 1996 would have been $12.81 compared with $13.73 if such plans did not exist, and the pro forma net income per share of the outstanding Common Stock for the fiscal year ended June 30, 1995 would have been $0.61 compared with $0.71 if such plans did not exist. The cost of the shares acquired by the MRP will be expensed equally over the five year vesting period set forth in the MRP. If 1,702,000 shares of Common Stock are issued in the Conversion and the MRP acquired 68,080 shares at a cost of $10.00 per share, the total annual expense of the MRP would be $136,160 per year. See "PRO FORMA DATA" and "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

PROPOSED RECAPTURE OF BAD DEBT RESERVES

     Proposed federal legislation would eliminate future bad debt deductions and would require thrifts to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves, thereby generating additional tax liability. Under this proposal, a special provision suspends recapture of post-1987 excess reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." At March 31, 1996, Richmond Savings' post-1987 excess reserves amounted to approximately $502,000. It is uncertain when or if the proposed legislation will be passed, and, if passed, in what form the legislation would be passed. See "TAXATION -- Federal Income Taxation."

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

     Richmond Savings is subject to extensive regulation and supervision as a North Carolina-chartered savings bank. In addition, the Holding Company, as a bank holding company, is subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Administrator, the Federal Reserve, the FDIC, the North Carolina Legislature or the Congress, could have a material impact on the Holding Company, Richmond Savings, or Richmond Savings' Conversion.

     Congress currently has under consideration various proposals to consolidate the regulatory functions of the four federal banking agencies: the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency and the Federal Reserve. The outcome of efforts to effect regulatory consolidation is uncertain. Therefore, Richmond Savings is unable to determine the extent to which legislation, if enacted, would affect its business.

ABSENCE OF PRIOR MARKET FOR THE COMMON STOCK

     The Holding Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. The Holding Company has received conditional approval to have the Common Stock listed on the AMEX under the symbol "______." There can be no assurance that the Common Stock will in fact be listed, or will trade, on the AMEX. A public trading market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. No assurance can be given that an active trading market will develop or be maintained. See "MARKET FOR COMMON STOCK."

INCOME TAX CONSEQUENCES OF SUBSCRIPTION RIGHTS

     If the Subscription Rights granted in connection with the Conversion are deemed to have an ascertainable value, receipt of such rights will be taxable to recipients who exercise such Subscription Rights, either as ordinary income or capital gain, in an amount not in excess of such value. Whether such Subscription Rights are considered to have any ascertainable value is an inherently factual determination. Richmond Savings has received an opinion from Baxter Fentriss stating that the Subscription Rights do not have any value. The opinion of Baxter Fentriss is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION -- Income Tax Consequences."

ANTI-TAKEOVER CONSIDERATIONS

     PROVISIONS IN THE ARTICLES OF INCORPORATION AND BYLAWS. The Holding Company's Articles of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Holding Company that are not negotiated with the Holding Company's Board of Directors. These provisions may result in the Holding Company being less attractive to a potential acquiror and may result in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. In addition, these provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then-current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors or to remove incumbent management. The Holding Company's Board of Directors believes, however, that these provisions are in the best interests of the Holding Company and its stockholders because such provisions encourage potential acquirors to negotiate directly with the Board of Directors, which the Board of Directors believes is in the best position to act on behalf of all stockholders.

     These provisions include, among others, that (1) the Board of Directors has the authority to change the number of directors within a range from five to 15;
(2) stockholders who intend to nominate a candidate for election to the Board of Directors must give advance notice to the Secretary of the Holding Company; (3) terms for directors will be staggered at any time that the number of directors exceeds nine; (4) certain merger, consolidation, or other business combinations (as defined in the Articles of Incorporation) must receive the affirmative vote of at least 75% of the Continuing Directors (as defined in the Articles of Incorporation); (5) special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by the Board of Directors and (6) directors may be removed from office prior to the end of their term only for cause.

     In addition, the Articles of Incorporation do not provide for cumulative voting for any purpose. As a result, a majority of shareholders will be able to approve matters presented to the shareholders for consideration, except such matters as require more than a majority vote for approval. The Holding Company's Articles of Incorporation state that the Board of Directors, without the approval of the stockholders, may authorize the issuance of shares of preferred stock with such voting rights, designations, preferences, limitations and relative rights as the Board of Directors shall determine. As a result, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Holding Company and to impede other transactions not favored by management. The amended Certificate of Incorporation and Bylaws of Richmond Savings upon its conversion to stock form also contain certain provisions that might discourage potential takeover attempts of Richmond Savings. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS."

     REGULATORY PROVISIONS. Regulations of the Administrator contain provisions that, for a period of three years after the Conversion is consummated, prohibit any person from directly or indirectly acquiring or offering to acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or Richmond Savings, with certain exceptions, without the prior approval of the Administrator. If any person should acquire beneficial ownership of more than 10% of any class of equity security without prior approval, any shares beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted in connection with any matter submitted to the stockholders for a vote. Regulations provide that the Administrator will give his approval of such an acquisition during the first year after the Conversion only to protect the safety and soundness of the Holding Company and Richmond Savings. Approval will be given during the second and third years after the Conversion upon a finding by the Administrator that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Richmond Savings or the Board of Directors of the Holding Company supports the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, after the acquisition the acquiror will be a source of financial strength to the Holding Company and Richmond Savings, and the interests of the public will not be adversely affected by the acquisition. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Holding Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Holding Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS."

     The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a savings bank or a savings bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Holding Company or Richmond Savings or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock and
(i) the issuer's securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the Holding Company's securities will be, or (ii) the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Holding Company. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company."

     VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of Richmond Savings and the Holding Company and their associates expect to purchase approximately 10.48% to 7.75% of the shares of Common Stock issued in the Conversion based upon the minimum and the maximum of the Valuation Range, respectively. See "ANTICIPATED STOCK PURCHASES BY MANAGEMENT."

     In addition, it is expected that the ESOP will acquire a number of shares equal to 8% of the shares issued in the Conversion. Employees will vote the shares allocated to them under the ESOP. The ESOP trustees (directors of the Holding Company) will vote unallocated shares, and allocated shares for which no voting instructions have been received, in their discretion, subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Also, upon approval of the MRP by the shareholders of the Holding Company, it is expected that an amount equal to 4% of the shares issued in the Conversion will be issued to directors and employees. It is expected that a minimum of 65% of such MRP shares will be issued to directors and executive officers. Directors and executive officers will have authority to vote such shares even though they are not vested and nonforfeitable.

     In addition, upon approval of the Stock Option Plan by the shareholders of the Holding Company, the Stock Option Plan could acquire a number of shares up to 10% of the shares issued in the Conversion, which shares would be held to satisfy options granted to directors and employees. Option holders would be permitted to direct the voting of shares held to satisfy options granted to them, and directors and executive officers are expected to receive at least 65% of the options to be granted under the Stock Option Plan. In addition, trustees under the Stock Option Plan (three directors of the Holding Company) would vote all shares held by them to satisfy any options not yet granted under the Stock Option Plan.

     If (i) the Stock Option Plan is approved by the stockholders of the Holding Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and exercised or the shares for such options are acquired by the Stock Option Plan and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Holding Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the

Conversion and more of such shares are allocated, and (iv) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP,
(c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 27.58% or 24.85%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding. Because the Holding Company's Articles of Incorporation requires the affirmative vote of 75% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations, the officers and directors, as a group, could effectively block such transactions. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS --The Holding Company -- Supermajority Voting Provisions."

     AGREEMENTS WITH EMPLOYEES. In connection with the Conversion, Richmond Savings will enter into employment agreements with its two executive officers. See "MANAGEMENT OF RICHMOND SAVINGS --Employment Agreements." In addition, Richmond Savings intends to adopt a Severance Plan which would benefit its employees in the event there was a change in control of the Holding Company or Richmond Savings. See "MANAGEMENT OF RICHMOND SAVINGS -- Severance Plan." The existence of the employment agreements and severance plans may tend to discourage mergers, consolidations, acquisitions or other transactions that would result in a change in control of the Holding Company or Richmond Savings.

NO OPINION OR RECOMMENDATION BY SALES AGENT

     Richmond Savings has engaged Trident Securities to consult with and advise Richmond Savings with respect to the Conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the Common Stock or the appropriateness of the amount of Common Stock to be issued in the Conversion. The engagement of Trident Securities by Richmond Savings and the work performed pursuant to such engagement should not be construed by purchasers of the Common Stock as constituting an opinion or recommendation relating to such investment and should not be construed as a verification of the accuracy or completeness of the information contained in this Prospectus.


                             CAROLINA FINCORP, INC.

     The Holding Company was incorporated under North Carolina law in June 1996 at the direction of Richmond Savings for the purpose of acquiring and holding all of the outstanding capital stock of Richmond Savings to be issued in connection with the Conversion. The Holding Company has received conditional approval from the Federal Reserve and the Administrator to become a bank holding company and as such will be subject to regulation by the Federal Reserve and the Administrator. The holding company structure will give the Holding Company greater flexibility than Richmond Savings currently has to expand and diversify its business activities, although there are no definitive plans regarding expansion or diversification. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company."

     Prior to completion of the Conversion, the Holding Company will not own any material assets or transact any material business. Upon completion of the Conversion, on an unconsolidated basis, the Holding Company will have no significant assets other than the stock of Richmond Savings acquired in the Conversion, the loan receivable with respect to the loan made to the ESOP to enable the ESOP to purchase shares of Common Stock in the Conversion, and the portion of the net proceeds from the sale of Common Stock in the Conversion which are retained by it. The Holding Company will have no significant liabilities upon completion of the Conversion. The management of the Holding Company is set forth under "MANAGEMENT OF THE HOLDING COMPANY."

     The executive office of the Holding Company is located at the headquarters office of Richmond Savings at 115 South Lawrence Street, Rockingham, North Carolina.

                          RICHMOND SAVINGS BANK, SSB

     Richmond Savings is a North Carolina-chartered mutual savings bank. Richmond Savings was organized in 1906. Since 1957, Richmond Savings has been a member of the FHLB system and its deposits have been federally insured. The deposits of Richmond Savings are insured by the SAIF of the FDIC to the maximum amount permitted by law.

     Richmond Savings is a member of the FHLB of Atlanta, which is one of the 12 regional banks for federally insured savings institutions and other eligible members comprising the FHLB system. As a North Carolina-chartered savings bank, Richmond Savings is regulated by the Administrator. Richmond Savings is further subject to certain regulations of the FDIC with respect to certain other matters and, as a subsidiary of the Holding Company, will be indirectly subject to regulation by the Federal Reserve. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company" and "-- Regulation of Richmond Savings."

     Richmond Savings conducts business through its headquarters and branch offices in Rockingham, North Carolina, its branch offices in Southern Pines and Ellerbe, North Carolina and its loan origination office in Laurinburg, North Carolina. Richmond Savings' primary market area is Richmond, Moore and Scotland counties in North Carolina. While Richmond and Scotland counties have experienced relatively slow growth during the last five years, more growth has occurred in Moore County, which includes the retirement and resort communities of Pinehurst and Southern Pines. At March 31, 1996, Richmond Savings had total assets of $95.3 million, net loans of $68.3 million, deposits of $85.1 million and retained earnings of $8.5 million.

     Richmond Savings is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves. Richmond Savings is principally engaged in the business of attracting deposits from the general public and using such deposits to make one-to-four family residential real estate loans, home equity line of credit loans, multi-family residential and commercial loans and other loans and investments. In the late 1980's and early 1990's, Richmond Savings began the introduction of credit cards and other services typically offered by commercial banks.

     Revenues of Richmond Savings are derived primarily from interest on loans. Richmond Savings also receives interest income from its investments, mortgage-backed securities and interest-earning deposit balances. Richmond Savings also receives non-interest income from transaction and service fees, gains on sales of loans and other sources. The major expenses of Richmond Savings are interest on deposits and noninterest expenses such as personnel costs, federal deposit insurance premiums, data processing expenses, equipment rental and maintenance expenses and branch occupancy and related expenses.


                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently estimated that such net proceeds will be between $11,863,000 and $16,181,000, based on the current Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the Valuation Range, it is estimated that net proceeds will equal $18,663,000. See "PRO FORMA DATA" for the assumptions used to arrive at these amounts. The actual net proceeds may vary substantially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering at $10.00 per share with funds borrowed from the Holding Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $1,006,400 (if 1,258,000 shares are issued) to $1,361,600 (if 1,702,000 shares are issued). If the ESOP is unable to purchase its shares in the Subscription Offering because of an oversubscription, the ESOP is expected to purchase its shares in the open market--in which event the cost of the purchases may be higher or lower because the purchase price per share may be higher or lower than $10.00. See "MANAGEMENT OF RICHMOND SAVINGS -
- - Employee Stock Ownership Plan."

     After first deducting the amount of the net proceeds used by the Holding Company to make the loan to the ESOP (estimated to range from $1,006,400 to $1,361,600), it is expected that the Holding Company will retain approximately 50% of the remaining net proceeds of the Offerings and will pay the balance of the net proceeds to

Richmond Savings in exchange for all of the common stock of Richmond Savings to be issued in connection with the Conversion. The Holding Company expects to use the portion of the net proceeds it retains for working capital and investment purposes. The Holding Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors. The net proceeds retained by the Holding Company also may be used to support the future expansion of operations of the Holding Company through acquisitions of other financial institutions or their branches in or near Richmond Savings' primary market area. If another financial institution was acquired, it could be merged into Richmond Savings or held as a separate subsidiary of the Holding Company. Due to the Holding Company's anticipated highly capitalized position after the Conversion, management believes that any such acquisitions would most likely take place as cash transactions. The Holding Company has no pending agreements or understandings regarding any such acquisitions, and there are no pending negotiations regarding any such acquisitions at this time.

     Upon completion of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to (i) market and economic factors such as the price at which the Common Stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments, (ii) the ability to increase the book value and earnings per share of the remaining outstanding shares, and improve the Holding Company's return on equity; (iii) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iv) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders.

     Any stock repurchases will be subject to the determination of the Board of Directors that both the Holding Company and Richmond Savings will be capitalized in excess of applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, the Holding Company's and Richmond Savings' current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. No stock repurchases may be made within one year after the Conversion without the approval of the Administrator. Federal regulations require that the Holding Company must notify the Federal Reserve prior to repurchasing Common Stock for in excess of 10% of its net worth during any 12 month period. The Holding Company does not intend to repurchase any Common Stock during the first year following the Conversion.

     Net proceeds paid to Richmond Savings initially will become part of Richmond Savings' general funds and will be invested primarily in mortgage, consumer and other loans, mortgage-backed securities and investments consisting primarily of interest-earning deposit balances, U.S. government and federal agency obligations and other marketable securities in accordance with Richmond Savings' lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made.

     Remaining net proceeds paid to Richmond Savings will be used for general corporate purposes. Richmond Savings is in the process of relocating its Ellerbe, North Carolina branch office into a new Ellerbe office which is expected to be opened in late 1996. The estimated cost of such new office, less the expected proceeds from the sale of the existing Ellerbe office is expected to be approximately $225,000. In addition, regardless of whether the Conversion is consummated, Richmond Savings anticipates relocating its Richmond Plaza branch office in Rockingham, North Carolina (which is now leased) to another nearby location in Rockingham to be owned by Richmond Savings. Although the new facility is expected to cost approximately $490,000, the effect on the Holding Company's financial condition and results of operations is not expected to be material because lease payments at the existing location would terminate. In addition, as set forth above, Richmond Savings is considering opening other branch offices in its primary market area and in other nearby communities. Whether such offices will be opened is not contingent upon consummation of the Conversion, however, if any such offices are opened, proceeds of the Conversion could be used in acquiring, constructing or equipping them. Except for the Ellerbe and Richmond Plaza branch relocations described above, the Holding Company and Richmond Savings have no current plans to open any additional offices.

     If the MRP is approved by the stockholders of the Holding Company, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan." Such shares may be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase may be provided by Richmond Savings from the proceeds of the Conversion. It is estimated that between 50,320 and 68,080 shares will be acquired by the MRP, assuming the issuance of between 1,258,000 and 1,702,000 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, Richmond Savings would contribute between $503,200 and $680,800, respectively, to the MRP for this purpose.

     If the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan could acquire a number of shares of Common Stock in the open market equal to 10% of the number of shares issued in the Conversion. These shares would be held by the Stock Option Plan for issuance upon the exercise of stock options. To the extent sufficient shares are not acquired in the open market to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized but unissued shares for this purpose. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Stock Option Plan." In the event shares are acquired in the open market, the funds for such purchase may be provided by the Holding Company or Richmond Savings from the proceeds of the Conversion. It is estimated that between 125,800 and 170,200 shares will be acquired by the Stock Option Plan, assuming the issuance of between 1,258,000 and 1,702,000 shares, respectively, in the Conversion. If all such shares were acquired by the Stock Option Plan in the open market, and if such shares were acquired at a price of $10.00 per share, the Holding Company or Richmond Savings would contribute between $1,258,000 and $1,702,000, respectively, to the Stock Option Plan for this purpose.

     The proceeds of the Offerings will result in an increase in Richmond Savings' net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch acquisitions, business combinations or otherwise. Payments for shares of Common Stock of the Holding Company made through the withdrawal of existing deposit accounts at Richmond Savings will not result in the receipt of new funds for investment by Richmond Savings.


                                DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Holding Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Holding Company now expects to pay quarterly cash dividends on the Common Stock at a rate to be determined. In addition, the Board of Directors may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Holding Company's Board of Directors will periodically review its policy concerning dividends. Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Holding Company and Richmond Savings, capital requirements, regulatory limitations, the Holding Company's and Richmond Savings' results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Holding Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future.

     Within the first year after completion of the Conversion, the Holding Company may not pay any dividend or make any distribution that represents, or is characterized as, or is treated for tax purposes as a return of capital.

     The sources of income to the Holding Company initially will consist of earnings on the capital retained by the Holding Company and dividends paid by Richmond Savings to the Holding Company, if any. Consequently, future declarations of cash dividends by the Holding Company may depend upon dividend payments by Richmond Savings to the Holding Company, which payments are subject to various restrictions. Under current North Carolina regulations,

Richmond Savings could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the consummation of the Conversion, Richmond Savings will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions." As a result of this limitation, if Richmond Savings had been a stock institution at the end of fiscal 1995, it could not have paid a dividend in excess of $423,000 without the approval of the Administrator. As a converted institution, Richmond Savings also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and "--Liquidation Rights After the Conversion." Also, see "TAXATION -- Federal Income Taxation" for a discussion of federal income tax provisions that may limit the ability of Richmond Savings to pay dividends to the Holding Company without incurring a recapture tax.


                            MARKET FOR COMMON STOCK

     The Holding Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. The Holding Company has received conditional approval to have the Common Stock listed on the AMEX under the symbol "_______." There can be no assurance that the Common Stock will in fact be listed on the AMEX or that it will trade on AMEX. A public trading market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. No assurance can be given that an active trading market will develop or be maintained.


                                 CAPITALIZATION

     The following table presents the historical capitalization of Richmond Savings at March 31, 1996 and the pro forma capitalization of the Holding Company after giving effect to the sale of the Common Stock and application of the assumptions set forth under "PRO FORMA DATA," assuming that 1,258,000, 1,480,000, 1,702,000 and 1,957,000 shares of Common stock are sold at $10.00 per share (the minimum, midpoint, maximum and 15% above the maximum of the current Valuation Range). A change in the number of shares issued in the Conversion may materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

                                                                       The Holding Company Pro Forma Capitalization
                                                                                     Based Upon Sale of
                                                      -----------------------------------------------------------------------------
                                                          1,258,000           1,480,000           1,702,000           1,957,300(1)
                                        Historical      shares at a         shares at a         shares at a          shares at a
                                     Capitalization       price of            price of            price of             price of
                                     March 31, 1996   $10.00 per share    $10.00 per share    $10.00 per share     $10.00 per share
                                     --------------   ----------------    ----------------    ----------------     ----------------
Deposits (2)                                 $85,125         $  85,125           $  85,125           $  85,125            $  85,125
                                             =======         =========           =========           =========            =========
Stockholders' equity

  Common stock, no par value:

    Authorized shares:  20,000,000

      Assumed outstanding shares as
      shown in column headings (3)                --         $  11,863           $  14,022           $  16,181            $  18,663

  Preferred stock:

    Authorized shares:  5,000,000

      No shares outstanding                       --                --                  --                  --                   --

Additional paid-in capital                        --                --                  --                  --                   --

Less:  Common stock to be acquired by the
MRP (4)                                           --             (503)               (592)               (681)                (783)

Less:  Common stock acquired by the ESOP (4)      --           (1,006)             (1,184)             (1,362)              (1,566)

Retained earnings (5)                          8,549            8,549               8,549               8,549                8,549
                                             -------         --------            --------            --------             --------

              Total                          $ 8,549           18,903            $ 20,795            $ 22,687             $ 24,863
                                             =======         ========            ========            ========             ========

Total deposits and stockholders' equity      $93,674         $104,028            $105,920            $107,812             $109,988
                                             =======         ========            ========            ========             ========

(1) Represents the number of shares of Common Stock that would be issued in the Conversion after giving effect to a 15% increase in maximum valuation in the Valuation Range.

(2) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Any such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Does not reflect the issuance of any shares of Common Stock reserved for issuance pursuant to Richmond Savings' stock option plan. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Stock Option Plan."

(4) Assumes that 8% of the shares of Common Stock offered hereby will be purchased by the ESOP in the Conversion. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. Assumes that, after the Conversion, a number of shares equal to 4% of the shares of Common Stock offered hereby will be purchased by the MRP with funds contributed by Richmond Savings. The Common Stock acquired by both the ESOP and the MRP is reflected as a reduction of stockholders' equity. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan -- Proposed Management Recognition Plan."

(5) Retained earnings is net of unrealized holding gains or losses on available-for-sale securities.

                                PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $11,863,000 and $18,663,000, (including net proceeds from shares expected to be purchased by the ESOP with funds borrowed from the Holding Company), based upon the following assumptions: (i) 18.48%, 16.91%, 15.75% and 14.74% of the Common Stock sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum, respectively, of the Valuation Range will be sold to the ESOP, directors and executive officers and their associates as defined in the Plan of Conversion during the Subscription Offering (and that Trident Securities will not receive certain compensation with respect to such sales), and none of the shares of Common Stock will be sold in any Syndicated Community Offering pursuant to selected dealer agreements; (ii) fees will be payable to Trident Securities with respect to the Subscription and Community Offerings as described in "THE CONVERSION -- Marketing Arrangements;" and (iii) Conversion expenses, excluding the fees and commissions to Trident Securities, will be approximately $383,000. Actual net proceeds may vary depending upon the number of shares sold to the ESOP and to directors, executive officers and their associates, the number of shares, if any, sold in the Syndicated Community Offering pursuant to selected dealer arrangements and the actual expenses of the Conversion. Payments for shares made through withdrawals from existing Richmond Savings deposit accounts will not result in the receipt of new funds for investment by Richmond Savings. However, capital will increase and interest-bearing liabilities will decrease by the amount of such withdrawals. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

     Under the Plan of Conversion, the Common Stock must be sold at an aggregate price equal to not less than the minimum nor more than the maximum of the Valuation Range based upon an independent appraisal. The Valuation Range as of ________________, 1996 is from a minimum of $12,580,000 to a maximum of
$17,020,000 with a midpoint of $14,800,000. However, with the consent of the Administrator and the FDIC, the aggregate price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, or to $19,573,000, without a resolicitation and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "THE CONVERSION --Purchase Price of Common Stock and Number of Shares Offered."

     Pro forma consolidated net earnings and book value of the Holding Company at or for the year ended June 30, 1995 and for the nine months ended March 31, 1996 have been based upon the following assumptions: (i) the sale of shares of Common Stock in connection with the Conversion occurred at July 1, 1994 and yielded net proceeds available for investment of $10,354,000, $12,246,000, $14,138,000 and $16,314,000 (based upon the issuance of 1,258,000, 1,480,000,
1,702,000 and 1,957,300 shares, respectively, at $10.00 per share) on such date; and (ii) such net proceeds were invested on a consolidated basis at the beginning of the period at a yield of 5.44%, which represents the average one-year treasury constant maturity rate for the last week of March 1996. The Holding Company did not use the arithmetic average of Richmond Savings' weighted-average yield on interest-earning assets and weighted-average interest rate paid on deposits during the nine months ended March 31, 1996. Management believes that the one-year Treasury rate is a more appropriate rate for purposes of preparing the pro forma data because proceeds from the Conversion are expected to be initially invested in instruments with similar yields and maturities. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. Such withdrawals have no effect on pro forma stockholders' equity, and management does not believe that such withdrawals will have a material impact on pro forma net earnings or pro forma net earnings per share. In calculating pro forma net earnings, an effective tax rate of 39% has been assumed, resulting in a yield after taxes of 3.32%. Historical and pro forma per share amounts have been calculated by dividing Richmond Savings' historical amounts and the Holding Company's pro forma amounts by the indicated number of shares of Common Stock, assuming that such number of shares had been outstanding during the entire period.

     The following pro forma information is not intended to represent the market value of the Common Stock, the value of net assets and liabilities or of future results of operations. The assumption regarding investment yields should not be considered indicative of actual yields for future periods. The following information is not intended to be used as a basis for projection of results of operations for future periods.

                                                                           At or For the Year Ended June 30, 1995
                                                         --------------------------------------------------------------------------

                                                             1,258,000          1,480,000          1,702,000         1,957,300
                                                         shares at $10.00   shares at $10.00   shares at $10.00   shares at $10.00
                                                            per share          per share          per share          per share
                                                            (Minimum)          (Midpoint)         (Maximum)       (15% above Max.)
                                                         ----------------   ----------------   ----------------   ----------------
                                                                         (In Thousands, except per share amounts)
Gross proceeds                                                 $   12,580         $   14,800         $   17,020         $   19,573

Less Offering expenses and commissions                               (717)              (778)              (839)              (910)
                                                               ----------         ----------         ----------         ----------
  Estimated net conversion proceeds (1)                            11,863             14,022             16,181             18,663
  Less shares acquired by ESOP (2)                                 (1,006)            (1,184)            (1,362)            (1,566)
  Less shares to be acquired by MRP (3)                              (503)              (592)              (681)              (783)
                                                               ----------         ----------         ----------         ----------
  Estimated net conversion proceeds                            $   10,354         $   12,246         $   14,138         $   16,314
                                                               ==========         ==========         ==========         ==========
Pro forma net income:
  Historical net income                                        $      720         $      720         $      720         $      720
  Pro Forma adjustments:
    Pro forma income on net proceeds (1)                              344                406                469                541
    Pro forma ESOP adjustments (2)                                    (61)               (72)               (83)               (96)
    Pro forma MRP adjustments (3)                                     (61)               (72)               (83)               (96)
                                                               ----------         ----------         ----------         ----------
      Pro forma net income                                     $      942         $      982         $    1,023         $    1,069
                                                               ==========         ==========         ==========         ==========

Pro forma net income per share (5):
  Historical net income per share                              $     0.62         $     0.52         $     0.46         $     0.40
  Pro forma adjustments:
    Pro forma income on net proceeds                                 0.29               0.30               0.30               0.30
    Pro forma ESOP adjustments (2)                                  (0.05)             (0.05)             (0.05)             (0.05)
    Pro forma MRP adjustments (3)                                   (0.05)             (0.05)             (0.05)             (0.05)
                                                               ----------         ----------         ----------         ----------
      Pro forma net income per share                           $     0.81         $     0.72         $     0.66         $     0.60
                                                               ==========         ==========         ==========         ==========
      Pro forma, without implementation of SOP 93-6            $     0.75         $     0.66         $     0.60         $     0.55
                                                               ==========         ==========         ==========         ==========

Ratio of price per share to pro forma income per share (5)          12.41              13.79              15.20              16.69
                                                               ==========         ==========         ==========         ==========

Pro forma stockholders' equity (book value) (4):
  Historical retained earnings                                 $    8,128         $    8,128         $    8,128         $    8,128
  Estimated net conversion proceeds                                11,863             14,022             16,181             18,663
  Less shares to be acquired by:
    ESOP (2)                                                       (1,006)            (1,184)            (1,362)            (1,566)
    MRP (3)                                                          (503)              (592)              (681)              (783)
                                                               ----------         ----------         ----------         ----------
      Pro forma stockholders' equity (4)                       $   18,482         $   20,374         $   22,266         $   24,442
                                                               ==========         ==========         ==========         ==========

Pro forma stockholders' equity per share (4)
  Historical retained earnings                                 $     6.46         $     5.49         $     4.78         $     4.15
  Estimated net conversion proceeds                                  9.43               9.47               9.51               9.54
  Less shares to be acquired by:
    ESOP (2)                                                        (0.40)             (0.40)             (0.40)             (0.40)
    MRP (3)                                                         (0.80)             (0.80)             (0.80)             (0.80)
                                                               ----------         ----------         ----------         ----------
      Pro forma stockholders' equity per share (4)             $    14.69         $    13.76         $    13.09         $    12.49
                                                               ==========         ==========         ==========         ==========

Pro forma price to book value                                       68.07%             72.69%             76.38%             80.08%
                                                               ==========         ==========         ==========         ==========

Number of shares used to calculate income per share (5)         1,167,424          1,373,440          1,579,456          1,816,374
                                                               ==========         ==========         ==========         ==========

Number of shares used to calculate stockholders'
 equity per share(4)                                            1,258,000          1,480,000          1,702,000          1,957,300
                                                               ==========         ==========         ==========         ==========

                                                                         At or For the Nine Months Ended March 31, 1996
                                                           -------------------------------------------------------------------------

                                                              1,258,000           1,480,000          1,702,000         1,957,300
                                                           shares at $10.00   shares at $10.00   shares at $10.00   shares at $10.00
                                                               per share          per share          per share          per share
                                                              (Minimum)          (Midpoint)          (Maximum)      (15% above Max.)
                                                           --------------     ----------------   ----------------   ----------------

                                                                               (In Thousands, except per share amounts)
Gross proceeds                                                 $   12,580          $   14,800         $   17,020        $   19,573

Less Offering expenses and commissions                               (717)               (778)              (839)             (910)
                                                                ----------           ---------          ---------         ---------
  Estimated net conversion proceeds (1)                            11,863              14,022             16,181            18,663
  Less shares acquired by ESOP (2)                                 (1,006)             (1,184)            (1,362)           (1,566)
  Less shares to be acquired by MRP (3)                              (503)               (592)              (681)             (783)
                                                                ----------         -----------        -----------       -----------
  Estimated net conversion proceeds                            $   10,354          $   12,246         $   14,138        $   16,314
                                                                ==========         ===========        ===========       ===========

Pro forma net income:
  Historical net income                                         $     464          $      464         $      464        $      464
  Pro Forma adjustments:
    Pro forma income on net proceeds (1)                              258                 305                352               406
    Pro forma ESOP adjustments (2)                                    (46)                (54)               (62)              (72)
    Pro forma MRP adjustments (3)                                     (46)                (54)               (62)              (72)
                                                                ----------         -----------        -----------       -----------
      Pro forma net income                                      $     630          $      661         $      692        $      726
                                                                ==========         ===========        ===========       ===========

Pro forma net income per share (5):
  Historical net income per share                               $    0.40          $     0.34         $     0.29        $     0.26
  Pro forma adjustments:
    Pro forma income on net proceeds                                 0.22                0.22               0.22              0.22
    Pro forma ESOP adjustments (2)                                  (0.04)              (0.04)             (0.04)            (0.04)
    Pro forma MRP adjustments (3)                                   (0.04)              (0.04)             (0.04)            (0.04)
                                                                ----------         -----------        -----------       -----------
      Pro forma net income per share                            $    0.54          $     0.48         $     0.43        $     0.40
                                                                ==========         ===========        ===========       ===========
      Pro forma, without implementation of SOP 93-6             $    0.50          $     0.45         $     0.41        $     0.37
                                                                ==========         ===========        ===========       ===========

Ratio of price per share to pro forma income per share
(5)(6)                                                              13.91                15.6              17.54             18.75
                                                                ==========         ===========        ===========       ===========

Pro forma stockholders' equity (book value) (4):
  Historical retained earnings                                  $   8,549          $    8,549         $    8,549        $    8,549
  Estimated net conversion proceeds                                11,863              14,022             16,181            18,663
  Less shares to be acquired by:
    ESOP (2)                                                       (1,006)             (1,184)            (1,362)           (1,566)
    MRP (3)                                                          (503)               (592)              (681)             (783)
                                                                ----------         -----------        -----------       -----------
      Pro forma stockholders' equity (4)                        $  18,903          $   20,795         $   22,687        $   24,863
                                                                ==========         ===========        ===========       ===========

Pro forma stockholders' equity per share (4)
  Historical retained earnings                                  $    6.80          $     5.78         $     5.02        $     4.37
  Estimated net conversion proceeds                                  9.43                9.47               9.51              9.54
  Less shares to be acquired by:
    ESOP (2)                                                        (0.40)              (0.40)             (0.40)            (0.40)
    MRP (3)                                                         (0.80)              (0.80)             (0.80)            (0.80)
                                                                ----------         -----------        -----------       -----------
      Pro forma stockholders' equity per share (4)              $   15.03          $    14.05         $    13.33        $    12.71
                                                                ==========         ===========        ===========       ===========

Pro forma price to book value                                       66.55%              71.17%             75.02%            78.66%
                                                                ==========         ===========        ===========       ===========
Number of shares used to calculate income per share (5)         1,167,424           1,373,440          1,579,456         1,816,374
                                                                ==========         ===========        ===========       ===========
Number of shares used to calculate stockholders' equity
per share (4)                                                   1,258,000           1,480,000          1,702,000         1,957,300
                                                                ==========         ===========        ===========       ===========

(1) Subject to approval by the Holding Company's stockholders at a meeting to be held no sooner than six months after the Conversion, 10% of the shares issued in the Conversion may be reserved for issuance to directors, officers, and employees under the Stock Option Plan. In lieu of reserving shares for issuance, the Stock Option Plan may purchase shares to be delivered upon the exercise of options in the open market. Because management cannot reasonably estimate the number of options which might be exercised or the option exercise price or whether the shares will be purchased in the open market, no provision for the Stock Option Plan has been made in the preceding pro forma calculations. At 15% above the maximum of the Valuation Range, it is expected that options to acquire 195,730 shares of the Common Stock could be granted under the Stock Option Plan. If all shares under the Stock Option Plan were newly issued, the exercise price was $10.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 1,957,300 to 2,153,030 and the pro forma earnings per share of the outstanding Common Stock for the year ended June 30, 1995 (based on shares released for the period pursuant to SOP 93-6) would have been $.53 compared with $.60 if the Stock Option Plan did not exist. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Stock Option Plan."

(2) It is assumed that 8% of the shares of Common Stock in the Conversion will be purchased by the ESOP. Pro forma ESOP adjustments assume that 10% of the shares will be committed to be released each year, and that expense is reduced by a 39% tax rate. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan."

(3) It is assumed that the MRP will purchase a number of shares equal to 4% of the shares of Common Stock issued in the Conversion for issuance to directors, officers and employees, subject to approval by the Holding Company's stockholders at a meeting to be held no sooner than six months after Conversion. Pro forma MRP adjustments assume that expense will be amortized over five years, and that expense is reduced by a 39% tax rate. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan."

(4) The retained earnings of Richmond Savings will be substantially restricted after the Conversion. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions." Pursuant to SOP 93-6, stockholders' equity per share is calculated based on all ESOP shares issuable.

(5) Earnings per share is calculated based on the number of shares outstanding indicated in the previous tables which include shares to be acquired by the ESOP and the MRP. Pursuant to SOP 93-6, earnings per share is calculated based on the ESOP shares released for the period according to scheduled contributions. In order to show the effect of SOP 93-6, earnings per share also calculated on all ESOP shares issuable is included in the table.

(6) Pro forma net earnings per share have been annualized for purposes of this ratio.


                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     Richmond Savings is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. As of March 31, 1996, Richmond Savings' net worth, computed in accordance with such requirements, was 9.44% of total assets. In addition, Richmond Savings is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier I capital to total assets (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier I capital to risk-weighted assets equal at least 4% and (ii) the ratio of total capital to risk-weighted assets equal at least 8%. As demonstrated in the table below, Richmond Savings exceeds the FDIC Tier I and risk-based capital requirements and North Carolina capital requirements on a historical and pro forma basis.

     The following table presents (i) Richmond Savings' historical regulatory capital position on March 31, 1996 and (ii) Richmond Savings' pro forma regulatory capital position on such date after giving effect to the assumptions set forth under "PRO FORMA DATA" and "CAPITALIZATION" and further assuming that the Holding Company will retain 50% of the net proceeds of the Common Stock sold in the Conversion after deducting the amount necessary to fund the loan to the ESOP.

                                                                           Pro Forma Regulatory Capital Position at March 31, 1996
                                                                          ---------------------------------------------------------
                                                    Richmond Savings'
                                                      Historical                 1,258,000                   1,480,000
                                                   Regulatory Capital          Shares sold at             Shares sold at
                                                      Position at              Price of $10.00            Price of $10.00
                                                    March 31, 1996                per share                  per share
                                                 ---------------------     -----------------------     ---------------------

                                                            Percent of                  Percent of                Percent of
                                                            Regulatory                  Regulatory                Regulatory
                                                 Amount     Assets (1)     Amount       Assets (1)     Amount     Assets (1)
                                                 ------     ----------     ------       ----------     ------     ----------
                                                                           (Dollars in Thousands)
Tier 1 (leverage) capital                        $8,605          9.03%     $13,531          13.50%     $14,432        14.27%
Tier 1 (leverage) capital requirement (2)         3,811          4.00%       4,008           4.00%       4,044         4.00%
                                                 ------         ------     -------          ------     -------        ------
Excess                                           $4,794          5.03%     $ 9,523           9.50%     $10,388        10.27%
                                                 ======         ======     =======          ======     =======        ======

Tier 1 risk adjusted capital                     $8,605         17.31%     $13,531          26.69%     $14,432        28.37%
Tier 1 risk adjusted capital requirement          1,988          4.00%       2,028           4.00%       2,035         4.00%
                                                 ------         ------     -------          ------     -------        ------
Excess                                           $6,617         13.31%     $11,503          22.69%     $12,397        24.37%
                                                 ======         ======     =======          ======     =======        ======

Total risk based capital                         $8,991         18.09%     $13,917          27.45%     $14,818        29.13%
Total risk based capital requirement              3,977          8.00%       4,056           8.00%       4,070         8.00%
                                                 ------         ------     -------          ------     -------        ------
Excess                                           $5,014         10.09%     $ 9,861          19.45%     $10,748        21.13%
                                                 ======         ======     =======          ======     =======        ======

NC regulatory capital                            $8,991          9.44%     $13,917          13.89%     $14,818        14.66%
NC regulatory capital requirement                 4,764          5.00%       5,010           5.00%       5,055         5.00%
                                                 ------         ------     -------          ------     -------        ------
Excess                                           $4,227          4.44%     $ 8,907           8.89%     $ 9,763         9.66%
                                                 ======         ======     =======          ======     =======        ======

                                              Pro Forma Regulatory Capital Position at March 31, 1996
                                              -------------------------------------------------------
                                                       1,702,000                   1,957,300
                                                    Shares sold at              Shares sold at
                                                    Price of $10.00             Price of $10.00
                                                       per share                   per share
                                                 ---------------------      ----------------------

                                                            Percent of                  Percent of
                                                            Regulatory                  Regulatory
                                                 Amount     Assets (1)      Amount      Assets (1)
                                                 ------     ----------      ------      ----------
                                                              (Dollars in Thousands)
Tier 1 (leverage) capital                        $15.333        15.03%     $16,370          15.89%
Tier 1 (leverage) capital requirement (2)          4,080         4.00%       4,122           4.00%
                                                 -------        ------     -------          ------
Excess                                           $11,253        11.03%     $12,248          11.89%
                                                 =======        ======     =======          ======

Tier 1 risk adjusted capital                     $15,333        30.03%     $16,370          31.93%
Tier 1 risk adjusted capital requirement           2,042         4.00%       2,051           4.00%
                                                 -------        ------     -------          ------
Excess                                           $13,291        26.03%     $14,319          27.93%
                                                 =======        ======     =======          ======

Total risk based capital                         $15,719        30.79%     $16,757          32.69%
Total risk based capital requirement               4,084         8.00%       4,101           8.00%
                                                 -------        ------     -------          ------
Excess                                           $11,635        22.79%     $12,656          24.69%
                                                 =======        ======     =======          ======

NC regulatory capital                            $15,719        15.41%     $16,757          16.26%
NC regulatory capital requirement                  5,100         5.00%       5,152           5.00%
                                                 -------        ------     -------          ------
Excess                                           $10,619        10.41%     $11,605          11.26%
                                                 =======        ======     =======          ======

______________________________________
(1) For the Tier 1 (leverage) capital and North Carolina regulatory capital calculations, percent of total average assets. For the Tier 1 risk-based capital and total risk-based capital calculations, percent of total risk-weighted assets. Net proceeds (after ESOP and MRP) were assumed to be invested in short-term treasury securities (0% risk-weight) and one-to-four family residential mortgage loans (50% risk-weight) with a weighted average risk-weight of 20%.

(2) As a North Carolina-chartered savings bank, Richmond Savings is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires state-chartered savings banks, including Richmond Savings, to have a minimum leverage ratio of Tier 1 capital to total assets of at least 3%; provided, however, that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating any significant growth, are required to maintain a ratio of 1% to 2% above the stated minimum, with an absolute minimum leverage ratio of at least 4%. For the purposes of this table, Richmond Savings has assumed that its leverage capital requirement is 4% of total average assets.

                   ANTICIPATED STOCK PURCHASES BY MANAGEMENT

     Directors, officers and employees of Richmond Savings will be entitled to subscribe for shares of Common Stock in the Subscription Offering in their capacities as such and to the extent they qualify as Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Shares purchased by such persons will be purchased at the same price per share--$10.00--that will be paid by other purchasers in the Offerings. They may also purchase Common Stock in the Community Offering or in the Syndicated Community Offering, if any, subject to the maximum purchase limitations applicable to all purchasers of shares in the Conversion.

     The following table sets forth for each of the executive officers and directors of Richmond Savings who intends to purchase Common Stock, and for all executive officers and directors as a group (including in each case all "associates" of such persons) the aggregate dollar amount of Common Stock for which such director or executive officer has informed Richmond Savings he intends to subscribe. The amounts reflected in the table are estimates only and the actual shares of Common Stock actually subscribed for by the listed individuals may differ from the amounts reflected in the table. The following table assumes that 1,480,000 shares of Common Stock will be issued and that sufficient shares will be available to satisfy the subscriptions of Richmond Savings' executive officers and directors.

                                           ANTICIPATED
                            ANTICIPATED      NUMBER
                               AMOUNT       OF SHARES   AS A PERCENT
                             TO BE PAID       TO BE       OF SHARES
NAME                       FOR SHARES (1)   PURCHASED      OFFERED
- ----                       --------------  -----------  -------------
Russell E. Bennett, Jr.       $  225,000        22,500          1.52%

John W. Bullard                  150,000        15,000          1.01

R. Larry Campbell                150,000        15,000          1.01

Buena Vista Coggin               150,000        15,000          1.01

Joe M. McLaurin                  100,000        10,000          0.68

John T. Page, Jr.                100,000        10,000          0.68

W. Jesse Spencer                 100,000        10,000          0.68

J. Stanley Vetter                220,000        22,000          1.48

E. E. Vuncannon, Jr.             124,000        12,400          0.84

     Total                    $1,319,000       131,900          8.91%/(2)/
                              ==========       =======          =========

____________________
(1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan." Also, grants under the proposed MRP and shares subject to option under the Stock Option Plan, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

(2) If (i) the MRP and Stock Option Plan are approved by the Holding Company's stockholders within one year after the Conversion, (ii) all restricted shares to be issued to directors and executive officers under the MRP are acquired in the open market and issued, (iii) all options which could be issued to directors and executive officers under the Stock Option Plan are issued and all shares necessary to fund such options are acquired in the open market and held by the Stock Option Plan or by directors and executive officers, and (iv) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, then directors and executive officers would own or control the voting of up to 384,980 shares or 26.01% of the 1,480,000 shares outstanding. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan," "--Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

     Without the prior written consent of the Administrator, shares of Common Stock purchased by directors or executive officers of Richmond Savings in the Conversion cannot be sold during a period of one year following the Conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

     In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC or Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of Richmond Savings or the Holding Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the short-swing trading and other rules promulgated pursuant to the Exchange Act.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Management's discussion and analysis of financial condition and results of operations are intended to assist in understanding the financial condition and results of operations of Richmond Savings. The information contained in this section should be read in conjunction with the Consolidated Financial Statements, the accompanying Notes to Consolidated Financial Statements and the other sections contained in this Prospectus.

     The Holding Company was incorporated under North Carolina law in June, 1996 at the direction of Richmond Savings for the purpose of acquiring and holding all of the outstanding stock of Richmond Savings to be issued in the Conversion. The Holding Company's principal business activities after the Conversion are expected to be conducted through Richmond Savings.

     Richmond Savings' results of operations depend primarily on net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Richmond Savings' operations are also affected by non-interest income, such as transaction and other service fee income, miscellaneous income from loans, commissions from the sale of certain insurance products, and other sources of income. Richmond Savings' principal operating expenses, aside from interest expense, consist of personnel costs, federal deposit and other insurance premiums, office occupancy costs, data processing expenses, equipment expenses and other general and administrative expenses.

CAPITAL RESOURCES AND LIQUIDITY

     The objective of Richmond Savings' liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses Richmond Savings' ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

     Richmond Savings' primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations and cash flows generated by investments, including mortgage-backed securities. External sources of funds include increases in deposits, advances from the FHLB of Atlanta, and sales of loans and investments. At March 31, 1996, 75.87% of Richmond Savings' certificate of deposit accounts were scheduled to mature within one year. Management expects that the majority of these deposits will be renewed. Although it has not found it necessary to do so in several years, Richmond Savings may obtain advances from the FHLB of Atlanta to supplement its liquidity needs. The FHLB system functions in a reserve credit capacity for savings institutions. As a member, Richmond Savings is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta on the security of that stock and a floating lien on certain of its real estate secured loans and other assets. At March 31, 1996, Richmond Savings had no outstanding borrowings.

     North Carolina-chartered savings banks must maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments with readily marketable value, including investments with maturities in excess of five years. As of March 31, 1996, Richmond Savings liquid assets for purposes of this requirement equalled 24.8% of total assets. At March 31, 1996, Richmond Savings had $8.43 million of interest-earning deposit balances in other banks and investments scheduled to mature within one year. Richmond Savings believes that it will have sufficient funds available to meet its anticipated future loan commitments as well as other liquidity needs.

     Following the Conversion, the Holding Company will initially conduct no business other than holding the capital stock of Richmond Savings and the loan it will make to the ESOP. The Holding Company expects to retain and invest approximately 50 percent of the net proceeds of the Conversion at the Holding Company level in order to provide sufficient funds for its operations. In the future, the Holding Company's primary source of funds, other than income from its investments and principal and interest payments received from the ESOP with respect to the ESOP loan, is expected to be dividends from Richmond Savings. As a North Carolina-chartered stock savings bank, Richmond Savings may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. At March 31, 1996, Richmond Savings was in compliance with all applicable capital requirements. In addition, for a period of five years after the Conversion, Richmond Savings must obtain written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year end, or (ii) the average of its net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. As a result of this limitation, if Richmond Savings had been a stock institution at the end of fiscal 1995, it could not have paid a cash dividend in excess of $423,000 without approval of the Administrator. In addition, after the Conversion, Richmond Savings will be subject to the restriction that it will not be permitted to declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account to be established in connection with the Conversion. See "THE CONVERSION --Effects of Conversion -- Liquidation Rights -- Liquidation Rights After the Conversion."

OPERATING STRATEGY

     The primary goals of management are to increase Richmond Savings' profitability, monitor its capital position and build a community banking franchise. Richmond Savings' results of operations are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits. Richmond Savings' operations are also affected by non-interest income, such as late charges on loans, customer deposit account service charges, and other sources of income. Richmond Savings' net income is also affected by, among other things, provisions for loan losses and operating expenses. Richmond Savings' principal operating expenses, aside from interest expense, consist of personnel costs, federal deposit and other insurance premiums, data processing expenses, equipment expenses, office occupancy costs, and other general and administrative expenses. Richmond Savings' results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates and government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions.

     In guiding the operations of Richmond Savings, management has implemented various strategies designed to continue Richmond Savings' profitability while maintaining the safety and soundness of the institution. These strategies include: (i) emphasizing one-to-four family residential lending; (ii) maintaining asset quality; and (iii) monitoring interest-rate risk. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Conversion.

     EMPHASIS ON ONE-TO-FOUR FAMILY RESIDENTIAL HOUSING. Historically, Richmond Savings has been predominantly a one-to-four family residential lender. As of March 31, 1996, approximately 82.8% of its loan portfolio, before net amounts, was composed of permanent one-to-four family residential loans. As of such date, an additional 9.8% of its loan portfolio, before net amounts, was composed of construction loans and home equity loans. As a result, Richmond Savings has developed expertise in mortgage loan underwriting and origination. Richmond Savings has established methods to expand its loan originations through contacts with realtors, homebuilders and past and present customers. Richmond Savings also uses advertising and community involvement to gain exposure within the communities in which it operates. Richmond Savings emphasizes the origination and purchase of adjustable rate loans when market conditions permit. As of March 31, 1996, approximately 65.4% of Richmond Savings' net loan portfolio, before net items, was composed of adjustable rate loans.

     MAINTENANCE OF ASSET QUALITY. Due to the types of loans made by Richmond Savings and the implementation of its underwriting policies and collection procedures by its employees, at March 31, 1996, Richmond Savings' ratio of nonperforming assets to total assets was 0.18%. Since June 30, 1991, average nonperforming assets have not exceeded 0.41% of average total assets during any fiscal year period.

     MONITORING OF INTEREST-RATE RISK. Although Richmond Savings has a "negative gap" and its net interest income would likely be negatively impacted by increases in interest rates, management considers Richmond Savings' interest rate exposure to be at an acceptable level, given Richmond Savings' historical operating results and capital position. In order to reduce the impact on Richmond Savings' net interest income resulting from changes in interest rates, Richmond Savings' management has implemented several strategies. These include
(i) emphasizing the origination of adjustable rate mortgage loans when market conditions permit; (ii) emphasizing the origination of adjustable rate home equity line of credit loans; (iii) emphasizing the solicitation of checking and transaction accounts which are considered to be less interest-rate sensitive deposits; (iv) attempting to increase nonmortgage loans with shorter maturities; and (v) selling fixed rate mortgage loans.

ASSET/LIABILITY MANAGEMENT

     Richmond Savings' asset/liability management, or interest rate risk management, program is designed to maximize net interest income while managing levels of liquidity, interest rate risk, and capital adequacy. Richmond Savings' management meets at least quarterly to review and discuss interest rate risk management reports (produced by the FHLB of Atlanta based on information provided by Richmond Savings) which include an interest rate gap analysis and the projected change in net portfolio value and net interest income given certain changes in interest rates. Based upon its modeling at March 31, 1996, management believes that its interest rate risk is at an acceptable level. In order to maximize net interest income in the long-term, management believes continued emphasis on originating adjustable rate mortgages and home equity loans in Richmond Savings' market area is desirable, along with increasing lower cost deposit accounts. Management will also continue to consider selling current fixed rate mortgage loans as a tool in both liquidity and asset/liability management.

     INTEREST RATE GAP ANALYSIS. As part of its quarterly interest rate risk management reports, Richmond Savings receives an interest rate "gap" analysis based on information provided regarding the repricing of assets and liabilities. Interest rate gap analysis is a common indicator of interest rate risk, which measures the relative dollar amounts of interest-earnings assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. Gap is the difference between the amount of such assets and liabilities that are subject to repricing. A negative gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a rising interest-rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a larger increase in the cost of its liabilities relative to the yield on its assets, thus its net interest income should be negatively affected. Conversely, in a declining rate environment, the cost of funds for an institution with a negative gap would generally be expected to decline more quickly than the yield on its assets, thus positively affecting the institution's net interest income. Changes in interest rates generally have the opposite effect on an institution with a positive gap.

     Richmond Savings' one year interest sensitivity gap as a percentage of total interest-earning assets on March 31, 1996 was negative 12.32%. Therefore, interest rate increases would be expected to negatively impact Richmond Savings' earnings--at least in the short term. On March 31, 1996, Richmond Savings' three year cumulative interest rate sensitivity gap as a percentage of total interest-earning assets was positive 0.99% and its five year cumulative interest rate sensitivity gap as a percentage of total interest-earning assets was negative 0.64%.

     The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1996 which are projected to reprice or mature in each of the future time periods shown. The table was prepared using the assumptions regarding loan prepayment rates, loan repricing and deposit decay rates which are used by the FHLB in making its gap computations. These assumptions should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by Richmond Savings. However, management believes that these assumptions approximate actual experience and considers them appropriate and reasonable.

                                                         Terms to Repricing at March 31, 1996
                                               ---------------------------------------------------------

                                                          More Than    More Than
                                                1 Year    1 Year to    3 Years to   More Than
                                                or Less    3 Years      5 Years      5 Years     Total
                                               ---------  ----------  ------------  ----------  --------

                                                                (Dollars in Thousands)
INTEREST-EARNING ASSETS:

  Loans receivable:
    Adjustable rate residential 1-4 family     $ 20,975     $15,494      $    --      $    --   $36,469
    Fixed rate residential 1-4 family             3,591       5,394        3,968        7,098    20,051
    Multi-family residential and commercial         373         857          101          265     1,596
    Construction                                  1,075          --           --           --     1,075
    Home equity credit lines                      5,574          --           --           --     5,574
    Other loans                                   1,664       1,637          585           --     3,886
  Interest-bearing deposits                       5,764          --           --           --     5,764
  Investments                                     2,663       3,634        3,994        5,222    15,513
  FHLB common stock                                  --          --           --          735       735
                                               --------     -------      -------      -------   -------

       Total interest-earning assets           $ 41,679     $27,016      $ 8,648      $13,320   $90,663
                                               ========     =======      =======      =======   =======

INTEREST-BEARING LIABILITIES:

  Deposits:
    Passbook and statement accounts            $  1,947     $ 2,957      $ 1,929      $ 4,621   $11,454
    NOW and VIP checking accounts                 3,320       3,039          813        1,801     8,973
    Non-interest-bearing accounts                 1,442       1,314          352          778     3,886
    Certificate accounts                         46,136       7,639        7,037           --    60,812
                                               --------     -------      -------      -------   -------

       Total interest-bearing liabilities      $ 52,845     $14,949      $10,131      $ 7,200   $85,125
                                               ========     =======      =======      =======   =======

INTEREST SENSITIVITY GAP PER PERIOD            $(11,166)    $12,067      $(1,483)     $ 6,120   $ 5,538

CUMULATIVE INTEREST SENSITIVITY GAP            $(11,166)    $   901      $  (582)     $ 5,538   $ 5,538

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
INTEREST-EARNING ASSETS                         (12.32)%       0.99%       (0.64%)       6.11%     6.11%

CUMULATIVE INTEREST-EARNING ASSETS AS A
PERCENTAGE OF INTEREST-BEARING LIABILITIES        48.96%      80.70%       90.86%      106.51%   106.51%

     NET PORTFOLIO VALUE AND NET INTEREST INCOME ANALYSIS. In addition to the interest rate gap analysis discussed above, management monitors Richmond Savings' interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on Richmond Savings' NPV and net interest income of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates. Richmond Savings' Board of Directors has established maximum acceptable decreases in NPV and net interest income for the various rate scenarios.

     The following table presents information regarding possible changes in Richmond Savings' NPV as of March 31, 1996, based on information provided by the FHLB of Atlanta's interest rate risk model.

CHANGE IN                                   NET PORTFOLIO VALUE
                          --------------------------------------------------
INTEREST RATES
IN BASIS POINTS                                                        BOARD
 (RATE SHOCK)             AMOUNT         $CHANGE          %CHANGE      LIMIT
- ---------------           ------         -------          -------      -----
                                          (DOLLARS IN THOUSANDS)
Up 400                    $7,156         $(4,434)           (38)%      (50)%

Up 300                     8,422          (3,168)           (27)       (45)

Up 200                     9,687          (1,903)           (16)       (35)

Up 100                    10,639            (951)            (8)       (20)

Static                    11,590              --             --         --

Down 100                  12,460             870              8         15

Down 200                  13,329           1,739             15         25

Down 300                  14,330           2,740             24         35

Down 400                  15,331           3,741             32         50

     The following table presents the predicted effects, based on the FHLB of Atlanta's interest rate risk model, on Richmond Savings' net interest income as of March 31, 1996 of instantaneous and permanent 100 to 400 basis point changes in market interest rates.

              CHANGE IN                 NET INTEREST INCOME
                            ---------------------------------------------
           INTEREST RATES
           IN BASIS POINTS                                          BOARD
            (RATE SHOCK)      AMOUNT    $CHANGE      %CHANGE        LIMIT
           ---------------    ------    -------      -------        -----

                                       (DOLLARS IN THOUSANDS)
           Up 400               $2,327     $(461)     (17)%         (50)%

           Up 300                2,456      (332)     (12)          (35)

           Up 200                2,586      (202)      (7)          (25)

           Up 100                2,687      (101)      (4)          (15)

           Static                2,788        --        --           --

           Down 100              2,870        82        3            15

           Down 200              2,952       164        6            25

           Down 300              3,013       225        8            35

           Down 400              3,075       287       10            50

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

     Management has structured its assets and liabilities in an attempt to limit its exposure to interest rate risk. In the event of a 200 basis point decrease in interest rates, Richmond Savings would be expected to experience a 15% increase in NPV and a 6% increase in net interest income. In the event of a 200 basis point increase in interest rates, Richmond Savings would be expected to experience a 16% decrease in NPV and a 7% decrease in net interest income.

     Certain shortcomings are inherent in the method of analysis presented in both the NPV and net interest income computations and in the gap computations presented in the tables above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates should decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

NET INTEREST INCOME

     Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance").

     The following table sets forth information relating to the balances of Richmond Savings' assets and liabilities at March 31, 1996 and to the average balances of Richmond Savings' assets and liabilities for the nine-month periods ended March 31, 1996 and 1995 and for the years ended June 30, 1995, 1994 and 1993. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). For the purpose of preparing this table, nonaccrual loans have been included in the balances for loans.

                                                                         Nine Months Ended                 Nine Months Ended
                                             At March 31, 1996             March 31, 1996                   March 31, 1995
                                           ---------------------   ------------------------------    -----------------------------

                                                       Average     Average               Average    Average               Average
                                             Balance  Yield/Cost   Balance    Interest     Rate     Balance    Interest    Rate
                                             -------  ----------   -------    --------   -------    -------    --------   -------

                                                                     (Dollars in Thousands)
Interest-earning assets:
 Interest-bearing balances                     $ 5,764     5.35%     $ 3,538     $   169     6.37%     $ 1,557     $    83     7.11%
 Investments                                    16,248     6.53%      16,137         729     6.02%      14,882         611     5.47%
 Loans                                          68,265     8.12%      68,504       4,159     8.09%      68,172       3,989     7.80%
                                               -------     -----     -------     -------     -----     -------     -------     -----

  Total interest-earning assets                 90,277     7.66%      88,179       5,057     7.65%      84,611       4,683     7.38%


Other assets                                     5,001                 3,877                             3,644
                                               -------               -------                           -------

  Total assets                                 $95,278               $92,056                           $88,255
                                               =======               =======                           =======
Interest-bearing liabilities:
  Deposits                                     $85,125     4.39%     $79,531       2,975     4.99%     $76,952       2,337     4.05%
                                                           -----                 -------     -----                 -------     -----
Other liabilities                                1,604                 4,156                             3,654
Retained earnings                                8,549                 8,369                             7,649
                                               -------               -------                           -------

  Total liabilities and retained earnings      $95,278               $92,056                           $88,255
                                               =======               =======                           =======
Net interest income and interest rate spread               3.27%                 $ 2,082     2.66%                $  2,346     3.33%
                                                           =====                 =======     =====                ========     =====

Net yield on interest-earning assets                       3.52%                             3.15%                             3.70%
                                                           =====                             =====                             =====

                                                    Year Ended June 30, 1995                      Year Ended June 30, 1994
                                              --------------------------------------      --------------------------------------
                                                Average                    Average          Average                     Average
                                                Balance      Interest       Rate            Balance       Interest        Rate
                                                --------     --------      -------          --------      --------      -------
                                                                               (Dollars in Thousands)
Interest earning assets:
  Interest-bearing balances                      $ 2,041        $   145       7.10%           $ 2,158         $   82       3.80%
  Investments                                     15,079            829       5.50%            15,234            841       5.52%
  Loans                                           68,245          5,404       7.92%            66,820          5,205       7.79%
                                                 -------        -------       -----           -------         ------       -----

   Total interest-earning assets                  85,365          6,378       7.47%            84,212          6,128       7.28%

Other assets                                       3,521                                        3,674
                                                 -------                                      -------
   Total assets                                  $88,886                                      $87,886
                                                 =======                                      =======

Interest-bearing liabilities:
  Deposits                                       $77,371          3,271       4.23%           $77,311          2,934       3.80%
                                                                 ------       -----                           ------       -----
Other liabilities                                  3,774                                        3,565
Retained earnings                                  7,741                                        7,010
                                                 -------                                      -------

   Total liabilities and retained earnings       $88,886                                      $87,886
                                                 =======                                      =======
Net interest income and interest rate spread                     $3,107       3.24%                           $3,194       3.48%
                                                                 ======       =====                           ======       =====

Net yield on average interest-earning assets                                  3.64%                                        3.79%
                                                                              =====                                        =====

                                                            Year Ended June 30, 1993
                                                      ------------------------------------
                                                        Average                  Average
                                                        Balance      Interest      Rate
                                                        --------     --------    -------
Interest earning assets:
  Interest-bearing balances                              $ 3,205       $  101      3.15%
  Investments                                             15,076          950      6.30%
  Loans                                                   64,602        5,647      8.74%
                                                         -------       ------      -----

   Total interest-earning assets                          82,883        6,698      8.08%

Other assets                                               3,525
                                                         -------

   Total assets                                          $86,408
                                                         =======

Interest-bearing liabilities:
  Deposits                                               $76,885        3,454      4.49%
                                                                       ------      -----
Other liabilities                                          3,479
                                                           6,044
Retained earnings                                        -------

   Total liabilities and retained earnings               $86,408
                                                         =======

Net interest income and interest rate spread                           $3,244      3.59%
                                                                       ======      =====

Net yield on average interest-earning assets                                       3.91%
                                                                                   =====

RATE/VOLUME ANALYSIS

     The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                    Nine Months Ended                   Year Ended                         Year Ended
                                 March 31, 1996 vs. 1995           June 30, 1995 vs. 1994             June 30, 1994 vs. 1993
                             ------------------------------     -----------------------------     -------------------------------

                               Increase (Decrease) Due To        Increase (Decrease) Due To         Increase (Decrease) Due To
                             ------------------------------     -----------------------------     -------------------------------

                             Volume      Rate       Total       Volume     Rate        Total      Volume        Rate      Total
                             ------      ----       -----       ------     ----        -----      ------        ----      -----

                                                                       (In Thousands)
Interest income:
  Interest-bearing balances     $ 100     $  (14)     $   86     $  (6)     $   69      $  63      $  (36)     $   17      $  (19)
  Investments                      54         64         118        (9)         (3)       (12)          9        (118)       (109)
  Loans                            20        150         170       112          87        199         183        (625)       (442)
                                -----     ------      ------     -----      ------      -----      ------      ------      ------

    Total interest income         174        200         374        97         153        250         156        (726)       (570)

Interest expense:
  Deposits                         87        551         638         2         335        337          17        (537)       (520)
                                -----     ------      ------     -----      ------      -----      ------      ------      ------

    Net interest income         $  87     $ (351)     $ (264)    $  95      $ (182)     $ (87)     $  139      $ (189)     $  (50)
                                =====     =======     =======    =====      ======      ======     ======      =======     =======

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1996 AND AT JUNE 30, 1995 AND
1994

     Richmond Savings has experienced consistent moderate asset growth in recent years as total assets have increased from $87.5 million at June 30, 1994, to $91.4 million at June 30, 1995, to $95.3 million at March 31, 1996. Net loans receivable have remained relatively unchanged, increasing from $67.7 million at June 30, 1994 to $68.7 million at June 30, 1995, and then decreasing to $68.3 million at March 31, 1996, as demand for adjustable rate loans emphasized by Richmond Savings has not maintained pace with Richmond Savings' deposit growth. During the same period, investments increased from $16.0 million at June 30, 1994 to $18.5 million at June 30, 1995, to $22.0 million at March 31, 1996.

     Deposits increased from $78.3 million at June 30, 1994 to $81.4 million at June 30, 1995, to $85.1 million at March 31, 1996. This increase in deposits provided funds to support the growth in investments described in the preceding paragraph.

     Retained earnings totalled $7.4 million, $8.1 million and $8.5 million at June 30, 1994 and 1995 and March 31, 1996, respectively. At March 31, 1996, Richmond Savings was required to maintain net worth equal to 5% of its total assets under the Administrator's regulations. On such date, Richmond Savings had net worth of $9.0 million, which was equal to 9.4% of total assets. Additionally, at March 31, 1996, Richmond Savings had Tier 1 risk adjusted capital, leverage capital and total risk-based capital of $8.6 million, $8.6 million and $9.0 million, respectively, exceeding the regulatory capital requirements by $6.6 million, $5.0 million and $4.7 million, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995

     NET INCOME. Richmond Savings' net income for the nine months ended March 31, 1996 and 1995 was $464,000 and $583,000, respectively. The principal factor affecting this decrease for 1996 as compared with 1995 was a $264,000 decrease in net interest income, as interest rates have risen and deposits have repriced more rapidly than interest-earning assets. In addition, operating expenses also increased slightly during the nine month period ending March 31, 1996. An increase of $107,000 in other income during the nine months ended March 31, 1996 more than offset a moderate increase of $30,000 in other expenses during such period.

     NET INTEREST INCOME. Net interest income decreased from $2.3 million for the nine months ended March 31, 1995 to $2.1 million for the nine months ended March 31, 1996. While interest rates generally trended upward during both periods, the rate of increase was more pronounced during the nine months ended March 31, 1996. Since Richmond Savings' deposits are generally more rate sensitive than its interest-earning assets, this more rapid interest rate rise caused the cost of deposit interest to increase more rapidly than the yield on interest-earning assets. Additionally, because of relatively flat loan demand in Richmond Savings' primary market area, the growth in average interest-earning assets during the nine months ended March 31, 1996 as compared with the same period during the prior year was principally in investments which generally provide lower yields than loans. The weighted average cost of deposits increased from 4.05% during the nine months ended March 31, 1995 to 4.99% during the nine months ended March 31, 1996, while the weighted average yield on interest-earning assets rose from 7.38% to 7.65%, causing the interest rate spread to decline from 3.33% during the nine months ended March 31, 1995 to 2.66% during the nine months ended March 31, 1996. An increase in the balances of interest-bearing deposits also contributed to the lower net interest income during the nine months ended March 31, 1996.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $27,000 for each of the nine month periods ended March 31, 1996 and 1995. The provisions and the resulting loan loss allowances are amounts Richmond Savings' management believes will be adequate to absorb possible losses on existing loans. Loans are charged off against the allowance when management believes collectibility is unlikely, although management continues to actively pursue collection of loans which have been charged off. Management decisions regarding the provision and resulting allowance are based both on prior loan loss experience and other factors, such as existing loan levels and types of loans outstanding, nonperforming loans, industry standards and general economic conditions. Richmond Savings experienced a net loan charge-off of $4,000 during the nine months ended March 31, 1996 as compared with a net recovery of loans previously charged off of $5,000 during the nine months ended March 31, 1995.

     OTHER INCOME. Other income increased from $356,000 for the six months ended March 31, 1995 to $464,000 for the nine months ended March 31, 1996, with substantially all of the increase arising from transaction and other service charge income, principally due to the implementation of certain new fees and increases in the number and dollar volume of fee-generating demand deposit accounts.

     OTHER EXPENSES. Other expenses were approximately $1.8 million for each of the nine month periods ended March 31, 1996 and 1995, with an actual increase of $30,000 or 1.7% during the nine months ended March 31, 1996. Other expenses as annualized percentages of average total assets decreased from 2.74% for the nine month period ended March 31, 1995 to 2.67% for the nine month period ended March 31, 1996, as management has continued to emphasize control, to the extent possible, in this area.

     INCOME TAXES. Income tax expense decreased from $278,000 for the nine months ended March 31, 1995 to $210,000 for the nine months ended March 31, 1996, with the decrease being directly attributable to the decrease in income before income taxes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

     NET INCOME. Richmond Savings' net income for the years ended June 30, 1995, 1994 and 1993 was $720,000, $860,000 and $956,000, respectively. Net income was positively affected in 1994 by gains associated with the sale of loans as management sold certain fixed rate loans in an effort to maintain and improve Richmond Savings' interest rate risk and liquidity positions while satisfying demand in Richmond Savings' market area for long-term fixed rate mortgage loans. Historically, Richmond Savings' highest level of net income and
net interest income was achieved in fiscal 1993.   Declines in net interest
income, combined with increases in other expenses and the significant reduction in loan sales and resulting gains during 1995, are primarily responsible for the respective decreases in net income for fiscal 1995 and 1994.

     NET INTEREST INCOME. Net interest income before provision for loan losses decreased to $3.1 million in fiscal 1995 from $3.2 million in fiscal 1994 and 1993. The decrease in net interest income is attributable to a decrease in interest rate spread over the three-year period, to 3.24% in fiscal 1995 from 3.48% in fiscal 1994 and 3.59% in fiscal 1993. Because Richmond Savings' deposits are generally more rate sensitive than are its interest-earning assets, interest margins generally increase during periods of declining rates and decrease during periods of increasing rates. During the middle part of the year ended June 30, 1994, a sustained downward trend in interest rates in general, which had begun prior to 1993, came to an end, with an overall upward trend in rates being maintained during the balance of 1994 and throughout 1995. The reversal in the rate trend in 1994 had begun quickly to negatively impact or increase interest costs, and the lagging impact on loan yields continued to trend downward as a result of the declining interest rate environment of previous years. The impact of increasing rates was more dramatic in fiscal 1995, as an increase in interest income of $250,000 was more than offset by an increase in interest costs of $338,000. During fiscal 1995, the increase in rates also offset the fact that the average balances of interest-earning assets increased significantly more than the average balances of interest-bearing deposits. In fiscal 1994, net interest income before provision for loan losses was $50,000 lower than in fiscal 1993, as decreases in total interest income more than offset decreases in total interest expense. The decrease in total interest income due to rate reductions during fiscal 1994 was reduced because of an increase in average interest-earning assets during such period.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $36,000 for each of the years ended June 30, 1995 and 1994 and $38,000 for the year ended June 30, 1993. The provisions and the resulting loan loss allowances are amounts Richmond Savings' management believes will be adequate to absorb possible losses on existing loans. Loans are charged off against the allowance when management believes collectibility is unlikely, although management continues to actively pursue collection of loans which have been charged off. Management decisions regarding the provision and resulting allowance are based both on prior loan loss experience and other factors, such as existing loan levels and types of loans outstanding, nonperforming loans, industry standards and general economic conditions. Richmond Savings experienced net loan charge-offs of $27,000 and $7,000 during the years ended June 30, 1994 and 1993, respectively, as compared with a net recovery of loans previously charged off of $11,000 during the year ended June 30, 1995.

     OTHER INCOME. Other income decreased to $430,000 in fiscal 1995, from $586,000 in fiscal 1994 and $534,000 in fiscal 1993, with the principal factor affecting these fluctuations being gains on sales of loans, which were $7,000, $151,000 and $84,000 for 1995, 1994 and 1993, respectively. Gains were significantly higher in 1994 and 1993 because market interest rates were lower and there was more demand for fixed rate loans--which are generally sold by Richmond Savings. Because gains on the sale of loans is dependent upon the interest rate environment and its effect on the demand for fixed rate loans, gains from sale of loans is a volatile source of income.

     OTHER EXPENSES. Other expenses increased to $2.5 million in fiscal 1995 from $2.4 million in fiscal 1994, and $2.2 million in fiscal 1993, representing increases of $60,000 and $179,000 in 1995 and 1994, respectively. The increase in fiscal 1995 was primarily due to increases in personnel costs, equipment rental and maintenance expenses. The increase in fiscal 1994 was principally attributable to increases in personnel costs and equipment rental and maintenance of $95,000 and $45,000, respectively. Personnel costs rose as a result of a combination of normal compensation adjustments and increased costs for fringe benefits, while the equipment rental and maintenance increase was related to significant data processing replacements and enhancements carried out through both fiscal 1993 and 1994. Management anticipates that other expenses will increase following the Conversion as the result of additional expenses incurred as a result of operating as a public company and additional compensation expense associated with the ESOP and MRP. Other items of noninterest expense could also significantly increase in the future.

     INCOME TAXES. Income tax expense decreased to $329,000 in fiscal 1995 from $492,000 in fiscal 1994 and $570,000 in fiscal 1993, with the decreases being primarily attributable to corresponding decreases in income before income taxes.

POSSIBLE INSURANCE PREMIUM SURCHARGE

     Legislation has been introduced in the United States Congress which would require financial institutions which are members of SAIF to pay a one-time premium currently estimated to be approximately 85 cents per $100 of domestic deposits. If enacted, this premium or surcharge would have the effect of reducing the capital of SAIF-member institutions by the amount of the fee, net of any income tax benefit, and would reduce earnings in the fiscal year during which such fee was enacted into law. Based upon Richmond Savings' deposits as of March 31, 1996, the proposed one-time premium or surcharge would equal approximately $724,000. Management cannot predict whether the proposed legislation will be enacted by Congress or, if enacted, the amount of the one-time premium or surcharge. See "RISK FACTORS -- Recapitalization of SAIF, its Impact on SAIF Premiums and Possible One-Time Recapitalization Fee" and "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Insurance of Deposit Accounts."

PROPOSED RECAPTURE OF BAD DEBT RESERVES

     Proposed federal legislation would eliminate future bad debt deductions and would require thrifts to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves, thereby generating additional tax liability. Under this proposal, a special provision suspends recapture of post-1987 excess reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." At March 31, 1996, Richmond Savings' post-1987 excess reserves amounted to approximately $502,000. It is uncertain when or if the proposed legislation will be passed, and, if passed, in what form the legislation would be passed. See "RISK FACTORS
- --Proposed Recapture of Bad Debt Reserves" and "TAXATION -- Federal Income Taxation."

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented in this Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Richmond Savings' operations. Unlike most industrial companies, nearly all the assets and liabilities of Richmond Savings are monetary in nature. As a result, interest rates have a greater impact on Richmond Savings' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services

IMPACT OF NEW ACCOUNTING STANDARDS

     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," was issued by the Financial Accounting Standards Board ("FASB") in December 1991 and is effective for years ending after December 15, 1995. The statement requires, among other things, disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. Richmond Savings plans to adopt the disclosure requirements of SFAS No. 107 on June 30, 1996. [Management does not expect that the adoption of SFAS No. 107 will have a material impact on Richmond Savings' financial position or results of operations.]

     IMPAIRMENT OF LONG-LIVED ASSETS. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The statement is effective for years beginning after December 15, 1995 and requires, among other things, recognition of impairment of long-lived assets, if any, based upon the difference between the undiscounted expected future cash flows and the carrying value. Further, the statement requires that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. Richmond Savings plans to adopt the provisions of SFAS No. 121 on July 1, 1996 and management does not believe the adoption of this statement will have a material effect on Richmond Savings' financial position or results of operations.

     IMPAIRMENT OF LOANS. The FASB has issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement based on the discounted expected future cash flows. This discounting would be at the loan's effective interest rate. The income recognition provisions of SFAS No. 114 have subsequently been amended by Statement of Financial Accounting Standards No. 118, which permits companies to continue using existing income recognition policies with respect to impaired loans upon adopting SFAS No. 114. SFAS No. 114 and SFAS No. 118 apply prospectively for fiscal years beginning after December 15, 1994. Management does not expect that adoption of SFAS No. 114 and SFAS No. 118 will have a material impact on Richmond Savings' financial condition or results of operations.

     MORTGAGE SERVICING RIGHTS. In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 is effective for years beginning after December 15, 1995. Earlier application is permitted. The statement will require, among other things, Richmond Savings to capitalize the estimated fair value of servicing rights on loans originated for sale, and amortize such amount over the estimated servicing life of the loans. Management has not determined when it will adopt the provisions of SFAS No. 122 but has determined that the effect of adoption on Richmond Savings' financial condition or results of operations would be immaterial.

     ACCOUNTING FOR STOCK-BASED COMPENSATION. In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Awards of Stock-Based Compensation to Employees." SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The statement defines a fair value-based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management has not determined when it will adopt the provisions of SFAS No. 123 and has not estimated the effect of adoption on Richmond Savings' financial condition or results of operations.

     ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. The Accounting Standards Division of the American Institute of Independent Certified Public Accountants approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 31, 1993 and applies to shares of capital stock of sponsoring employers acquired by employee stock ownership plans after December 31, 1992 that had not been committed to be released as of January 1, 1992. SOP 93-6, among other things, changed the measure of compensation recorded by employers from the cost of employee stock ownership plan shares to the fair value of employee stock ownership plan shares. To the extent that the fair value of the shares held by the ESOP, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in Richmond Savings' financial statements.


                        BUSINESS OF THE HOLDING COMPANY

     Prior to the Conversion, the Holding Company will not transact any material business. Following the Conversion, in addition to directing, planning and coordinating the business activities of Richmond Savings, the Holding Company will invest the proceeds of the Conversion which are retained by it. See "USE OF PROCEEDS." Upon consummation of the Conversion, the Holding Company will have no significant assets other than the shares of Richmond Savings' capital stock acquired in the Conversion, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the Conversion retained by it, and will have no significant liabilities. Cash flow to the Holding Company will be dependent upon investment earnings from the net proceeds retained by it, payments on the ESOP loan and any dividends received from Richmond Savings. Initially, the Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of Richmond Savings. At the present time, the Holding Company does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by the Holding Company), but will utilize the support staff of Richmond Savings from time to time. Additional employees will be hired as appropriate to the extent the Holding Company expands its business in the future. In the future, the Holding Company will consider using some of the proceeds of the Conversion retained by it to expand its operations in its existing primary market and other nearby areas by acquiring other financial institutions which could be merged with Richmond Savings or operated as separate subsidiaries. Presently, there are no agreements or understandings for expansion of the Holding Company's operations.


                          BUSINESS OF RICHMOND SAVINGS

GENERAL

     Richmond Savings is engaged primarily in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by real estate. Richmond Savings makes one-to-four family residential real estate loans, home equity line of credit loans and home improvement loans, loans secured by multi-family residential and commercial real property and construction loans. Richmond Savings also makes a limited number of loans which are not secured by real property, such as loans secured by pledged deposit accounts and various types of consumer loans. Richmond Savings' primary source of revenue is interest income from its lending activities. Richmond Savings' other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-earning deposit balances in other depository institutions, transaction and fee income from its lending and deposit activities and gains from sale of loans. The major expenses of Richmond Savings are interest on deposits and noninterest expenses such as personnel costs, federal deposit insurance premiums, data processing expenses, equipment expenses and branch occupancy and related expenses.

     As a North Carolina-chartered savings bank, Richmond Savings is subject to examination and regulation by the FDIC and the Administrator. Upon consummation of the Conversion, Richmond Savings, as a subsidiary of the Holding Company, will be subject to indirect regulation by the Federal Reserve. The business and regulation of Richmond Savings are subject to legislative and regulatory changes from time to time, such as those resulting from the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Banking Law"). See "SUPERVISION AND REGULATION --Regulation of Richmond Savings."

MARKET AREA

     Richmond Savings' primary market area consists of Richmond, Moore and Scotland counties in North Carolina. Richmond County, which contains Rockingham, is located in south central North Carolina near the North Carolina-South Carolina boundary, and is the home of the North Carolina Motor Speedway, location of two Winston-Cup stock car races annually. Moore County, which is immediately north of Richmond County, is the home of several retirement communities and golf resorts, including Pinehurst and Southern Pines. Scotland County, which includes Laurinburg, is located east of Richmond County. Richmond and Scotland counties have experienced relatively slow growth during the last five years. Moore County, which includes the resort and retirement communities of Pinehurst and Southern Pines, has experienced greater growth. The economy in Richmond Savings' primary market area is largely rural with employment diversified among manufacturing, agricultural, retail and wholesale trade, government, services and utilities. Major area employers include Richmond Apparel Company, Burlington Industries, Sara Lee Hosiery, Perdue Farms, Inc., Moore County Regional Hospital, Ithaca Industries, Inc., Resorts of Pinehurst, Campbell Soup Company and Abbott Laboratories.

LENDING ACTIVITIES

     GENERAL.   Richmond Savings' primary source of revenue is interest income from its lending activities, consisting primarily of mortgage loans for the purchase or refinancing of one-to-four family residential real property located in its primary market area. Richmond Savings also makes home equity loans and loans secured by multi-family and commercial properties, construction loans, home improvement loans, savings account loans and various types of consumer loans. Over 97% of Richmond Savings' loan portfolio, before net items, is
secured by real estate.   On March 31, 1996, Richmond Savings' largest single
outstanding loan had a balance of approximately $467,000. This loan was performing in accordance with its original terms. In addition to interest earned on loans, Richmond Savings receives fees in connection with loan originations, loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services.

     Adjustable rate loans are generally originated with the intention that they will be held in Richmond Savings' loan portfolio. Fixed rate one-to-four family residential loans are generally originated in conformity with secondary market purchase requirements and sold in the secondary market. During 1995, 1994 and 1993, Richmond Savings sold $640,000, $7.4 million and $3.0 million of fixed rate loans in order to better manage its interest rate risk.

     LOAN PORTFOLIO COMPOSITION. Richmond Savings' net loan portfolio totalled approximately $68.3 million at March 31, 1996 representing 71.6% of Richmond Savings' total assets at such date. At March 31, 1996, 82.8% of Richmond Savings' loan portfolio, before net items, was composed of one-to-four family residential mortgage loans. Home equity and home improvement loans represented 9.44% of Richmond Savings' loan portfolio, before net items, and multi-family residential and commercial and construction loans represented 5.1% of Richmond Savings' loan portfolio, before net items, on such date. As of March 31, 1996, 65.4% of the loans in Richmond Savings' loan portfolio had adjustable interest rates.

     The following table sets forth the composition of Richmond Savings' loan portfolio by type of loan at the dates indicated.

                                                   At March 31,                               At June 30,
                                               ------------------    ---------------------------------------------------------------

                                                      1996                  1995                  1994                  1993
                                               ------------------    ------------------    ------------------    -------------------

                                                           % of                  % of                  % of                  % of
                                               Amount      Total     Amount      Total     Amount      Total     Amount      Total
                                               ------      -----     ------      -----     ------      -----     ------      -------


                                                                             (Dollars in Thousands)
Type of loan:
  Real estate loans:
    One-to-four family residential             $56,520     82.80%    $57,980     84.34%    $57,025     84.26%    $56,786     83.63%
    Multi-family residential and commercial      1,596      2.34%      1,425      2.07%      1,959      2.89%      4,495      6.62%
    Construction                                 1,895      2.77%      2,106      3.06%      2,703      3.99%      2,903      4.27%
    Home equity lines of credit                  5,574      8.17%      4,666      6.79%      3,949      5.84%      3,502      5.16%
                                               -------    -------    -------    -------    -------    -------    -------    -------

     Total real estate loans                    65,585     96.08%     66,177     96.26%     65,636     96.98%     67,686     99.68%
                                               -------    -------    -------    -------    -------    -------    -------    -------
Other loans:
  Consumer loans                                 2,257      3.31%      2,418      3.52%      1,734      2.56%      1,374      2.02%
  Home improvement loans                           870      1.27%        886      1.29%        611      0.90%         99      0.15%
  Loans secured by deposits                        759      1.11%        736      1.07%        784      1.16%        795      1.17%
                                               -------    -------    -------    -------    -------    -------    -------    -------

     Total other loans                           3,886      5.69%      4,040      5.88%      3,129      4.62%      2,268      3.34%
                                               -------    -------    -------    -------    -------    -------    -------    -------

               Total loans                      69,471    101.77%     70,217    102.14%     68,765    101.60%     69,954    103.02%

Less:
  Construction loans in process                    820      1.20%      1,109      1.61%        769      1.14%      1,747      2.57%
  Allowance for loan losses                        386      0.57%        363      0.53%        316      0.46%        307      0.45%
                                               -------    -------    -------    -------    -------    -------    -------    -------

                                               $68,265    100.00%    $68,745    100.00%    $67,680    100.00%    $67,900    100.00%
                                               =======    =======    =======    =======    =======    =======    =======    =======

     The following table sets forth the time to contractual maturity of Richmond Savings' loan portfolio at March 31, 1996. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                                  At March 31, 1996
                                                 ------------------------------------------------------------------------
                                                                  More Than         More Than
                                                  1 Year          1 Year to        3 Years to       More Than
                                                 or Less           3 Years           5 Years         5 Years      Total
                                                 --------         ---------        ----------       ---------     -----

                                                                            (Dollars in Thousands)
Real estate loans:
  Adjustable rate residential 1-4 family          $20,975          $15,494            $   --         $    --      $36,469
  Fixed rate residential 1-4 family                    32              284               334          19,401       20,051
  Multi-family residential and commercial             373              526               244             453        1,596
  Construction                                      1,075               --                --              --        1,075
  Home equity credit lines                          5,574               --                --              --        5,574

Other loans                                         1,212            1,076               982             616        3,886

Less:
  Allowance for loan losses                         (386)               --                --             --         (386)
                                                   -------         -------            ------        -------       -------

                                                   $28,855         $17,380            $1,560        $20,470       $68,265
                                                   =======         =======            ======        =======       =======

     The following table sets forth the dollar amount at March 31, 1996 of all loans maturing or repricing on or after March 31, 1997 which have fixed or adjustable interest rates.

                                                                Fixed     Adjustable
                                                                Rates        Rates
                                                                -----     ----------
                                                                 (In Thousands)
Real estate loans                                               $20,681      $16,055
Other loans                                                       2,674           --
                                                                -------      -------
                                                                $23,355      $16,055
                                                                =======      =======

     ONE-TO-FOUR FAMILY RESIDENTIAL REAL ESTATE LENDING. Richmond Savings' primary lending activity, which it intends to continue to emphasize, is the origination of fixed and adjustable rate first mortgage loans to enable borrowers to purchase or refinance one-to-four family residential real property. Consistent with Richmond Savings' emphasis on being a community-oriented financial institution, it is and has been Richmond Savings' strategy to focus its lending efforts in its primary market area. On March 31, 1996, approximately 82.8% of Richmond Savings' real estate loan portfolio, before net items, consisted of one-to-four family residential real estate loans. These include both loans secured by detached single-family residences and condominiums and loans secured by housing containing not more than four separate dwelling units. Of such loan amounts, 64.5% had adjustable interest rates.

     Richmond Savings originates conventional mortgage loans secured by owner occupied property having terms of up to 30 years in amounts of up to 95% of the value of the property. Private mortgage insurance is generally required if the loan amount exceeds 80% of the value of the property. The loans have both fixed and adjustable rates. The fixed rate loans are generally originated for sale. Some of such loans are sold servicing retained and others (including all FHA and VA loans) are sold servicing released. The interest rates on adjustable rate loans are generally adjustable every 1, 3 or 5 years and are tied to the average weekly yield on United States Treasury securities adjusted to a constant maturity. The loans have rate caps which limit the amount of changes at the time of each adjustment and over the lives of the loans.

     In addition, Richmond Savings originates FHA and VA loans secured by one-to-four family residential property. These loans, which are government insured or guaranteed, are made in amounts of up to 100% of the value of the property. Such loans have terms of up to 30 years. These loans have fixed interest rates and are sold in the secondary market, servicing released.

     Adjustable rate loans are generally considered to involve a greater degree of risk than fixed rate loans because borrowers may have difficulty meeting their payment obligations if interest rates and required payment amounts increase substantially. Substantially all of the fixed-rate loans in Richmond Savings' mortgage loan portfolio have due on sale provisions allowing Richmond Savings to declare the unpaid balance due and payable in full upon the sale or transfer of an interest in the property securing the loan.

     While one-to-four family residential loans are normally originated for up to 30 year terms, such loans customarily remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates, and the interest rates payable on outstanding loans.

     Richmond Savings generally requires title insurance for its one-to-four family residential loans. Richmond Savings also generally requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the loan amount or replacement cost of the improvements on the property securing the loans, whichever is greater.

     MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LENDING. On March 31, 1996, Richmond Savings had $1.6 million in outstanding loans secured by multi-family residential and commercial properties, comprising approximately 2.34% of its loan portfolio, before net items, as of that date. Of these loans, approximately 57.2% were secured by church properties as of March 31, 1996. Most of the other loans are secured by apartments, office, retail and other commercial real estate in Richmond Savings' primary market area and have fixed and adjustable interest rates. These loans generally do not exceed 80% of the appraised value of the real estate securing the loans, and have terms of up to 20 years. The adjustable rate loans generally use the same indexes as are used in one-to-four family residential lending. See "-- One-to-Four Family Residential Real Estate Lending." Loans secured by multi-family and commercial real estate generally are larger than one-to-four family residential loans and involve a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general.

     CONSTRUCTION LENDING. Richmond Savings makes construction loans primarily for the construction of single-family dwellings. The aggregate outstanding balance of such loans on March 31, 1996 was approximately $1.9 million, representing approximately 2.8% of Richmond Savings' loan portfolio, before net items. Most of these loans were made to persons who are constructing properties for the purpose of occupying them; some were made to builders who were constructing properties for sale. Loans made to builders are generally "pure construction" loans which require the payment of interest during the construction period of generally one year or less and the payment of the principal in full at the end of the construction period. Loans made to individual property owners are both pure construction loans and "construction-permanent" loans which generally provide for the payment of interest only during a construction period, after which the loans convert to a permanent loan at fixed or adjustable interest rates having terms similar to other one-to-four family residential loans.

     Short-term full construction loans generally have a maximum loan-to-value ratio of 80% of the appraised value of the property. Construction-permanent loans made to persons who intend to occupy the finished premises are made at loan to value ratios of up to 80%, or up to 95% if private mortgage insurance is obtained.

     Construction loans are generally considered to involve a higher degree of risk than long-term financing secured by real estate which is already occupied. A lender's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at the completion of construction and the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, the lender may be required to advance funds beyond the amount originally committed in order to permit completion of construction. If the estimate of anticipated value proves to be inaccurate, the lender may have security which has value insufficient to assure full repayment. In addition, repayment of loans made to builders to finance construction of properties is often dependent upon the builder's ability to sell the property once construction is completed.

     HOME EQUITY LENDING. At March 31, 1996, Richmond Savings had approximately $5.6 million in home equity line of credit loans, representing approximately 8.2% of its loan portfolio, before net items. Richmond Savings' home equity lines of credit have adjustable interest rates tied to prime interest rates plus a margin. The home equity lines of credit require the payments of principal and interest monthly, and all outstanding amounts must be paid in full at the end of 15 years. Home equity lines of credit are generally secured by subordinate liens against residential real property. Richmond Savings requires limited title opinions in connection with these loans. Richmond Savings requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 90% of the value of the real estate security. Because home equity loans involve revolving lines of credit which can be drawn over a period of time, Richmond Savings faces risks associated with changes in the borrower's financial condition. Because home equity loans have adjustable interest rates with no rate caps (other than usury limitations), increased delinquencies could occur if interest rate increases occur and borrowers are unable to satisfy higher payment requirements. Richmond Savings intends to continue to emphasize its home equity program. The presence of home equity loans in Richmond Savings' portfolio has assisted the institution in achieving a satisfactory matching of the interest sensitivity of its assets and liabilities because home equity lines of credit have adjustable rates which are subject to change monthly and without any significant rate caps.

     CONSUMER AND HOME IMPROVEMENT LOANS. Richmond Savings offers a wide variety of secured and unsecured consumer loans, including automobile loans, overdraft protection loans, credit card loans and other secured and unsecured loans. At March 31, 1996, Richmond Savings' consumer loan portfolio totalled $2.3 million, representing 3.31% of its loan portfolio, before net items. Automobile loans generally have terms not exceeding 60 months, have fixed interest rates and do not exceed 90% of the fair market value of the automobile securing the loan. Overdraft loans and credit card loans are unsecured and have fixed interest rates. Consumer lending usually involves more risk than residential mortgage lending because payment patterns are more significantly influenced by general economic conditions and because any collateral for such loans frequently consists of depreciating property.

     In addition, at March 31, 1996, Richmond Savings had $870,000 in outstanding home improvement loans, representing 1.27% of its loan portfolio, before net items. These loans are generally secured by a subordinate lien on the property being improved, do not exceed 80% of the value of such property, less the amount secured by any prior liens, have terms of no more than 10 years and fixed interest rates.

     LOANS SECURED BY DEPOSITS. Richmond Savings also offers loans secured by deposit accounts. At March 31, 1996, such loans totalled $759,000, representing 1.11% of Richmond Savings' loan portfolio, before net items. The interest rates on these loans are variable and are generally between 2% and 3% above the interest rate being paid on the deposit account serving as collateral with a minimum rate of 7% per annum. The maximum amounts of these loans is generally 90% of the related deposit account.

     LOAN SOLICITATION, PROCESSING AND UNDERWRITING. Loan originations are derived from a number of sources such as referrals from real estate brokers, present depositors and borrowers, builders, attorneys, walk-in customers and in some instances, other lenders.

     During its loan approval process, Richmond Savings assesses the applicant's ability to make principal and interest payments on the loan and the value of the property securing the loan. Richmond Savings obtains detailed written loan applications to determine the borrower's ability to repay and verifies responses on the loan application through the use of credit reports, financial statements, and other confirmations. Under current practice, the responsible officer or loan officer of Richmond Savings analyzes the loan application and the property involved, and an appraiser inspects and appraises the property. Richmond Savings requires independent fee appraisals on all loans originated primarily on the basis of real estate collateral. Richmond Savings also obtains information concerning the income, financial condition, employment and the credit history of the applicant.

     Richmond Savings' internal loan committee, which consists of the President, Executive Vice President and Loan Department Manager, has authority to approve many of the loans made by Richmond Savings, although loans exceeding specified limits also require approval of at least one non-employee member of the Board of Directors. The full Board of Directors must approve all real estate loans exceeding $300,000. The largest consumer loan not secured by real estate which may be approved by any individual officer is $30,000.

     Normally, upon approval of a residential mortgage loan application, Richmond Savings gives a commitment to the applicant that it will make the approved loan at a stipulated rate any time within a 30-day period. The loan is typically funded at such rate of interest and on other terms which are based on market conditions existing as of the date of the commitment. As of March 31, 1996, Richmond Savings had $1.0 million in such unfunded mortgage loan commitments. In addition, on such date Richmond Savings had $820,000 in undisbursed construction loans and $5.0 million in unfunded commitments for unused lines of credit.

     INTEREST RATES, TERMS, POINTS AND FEES. Interest rates and fees charged on Richmond Savings' loans are affected primarily by the market demand for loans, competition, the supply of money available for lending purposes and Richmond Savings' cost of funds. These factors are affected by, among other things, general economic conditions and the policies of the federal government, including the Federal Reserve, tax policies and governmental budgetary matters.

     In addition to earning interest on loans, Richmond Savings receives fees in connection with originating loans. Fees for loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services in connection with loans are also charged by Richmond Savings. During the nine months ended March 31, 1996 and the fiscal years ended June 30, 1995, 1994 and 1993, Richmond Savings had $24,000, $37,000, $37,000 and $28,000, respectively, in fee income on loans serviced for others.

     NONPERFORMING ASSETS AND ASSET CLASSIFICATION. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. In this event, the normal procedure followed by Richmond Savings is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status, and late charges are assessed as allowed by law. In most cases, delinquencies are cured promptly. If a delinquency is not cured, Richmond Savings normally, subject to any required prior notice to the borrower, commences foreclosure proceedings.
If the loan is not reinstated within the time permitted for reinstatement, or the property is not redeemed prior to sale, the property may be sold at a foreclosure sale. In foreclosure sales, Richmond Savings may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan involving terms more favorable to the borrower than those normally offered. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by Richmond Savings to recover its investment. As of March 31, 1996, Richmond Savings did not own any real estate acquired in settlement of loans. Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of cost or fair value minus costs to sell. Costs relating to the development and improvement of the property are capitalized, and costs relating to holding the property are charged to expenses.

     Interest on loans is recorded as borrowers' monthly payments become due. Accrual of interest income on loans is suspended when, in management's judgment, doubts exist as to the collectibility of additional interest within a reasonable time. Loans are returned to accrual status when management determines, based upon an evaluation of the underlying collateral, together with the borrower's payment record and financial condition, that the borrower has the capability and intent to meet the contractual obligations of the loan agreement. Interest on loans placed on nonaccrual status is generally charged off. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until the loan is returned to accrual status. For the fiscal year ended June 30, 1995, interest income that would have been recorded on nonaccrual loans under the original terms of such loans was approximately $8,000.
During such period, no interest income on nonaccrual loans was included in net income.

     The following table sets forth information with respect to nonperforming assets identified by Richmond Savings, including nonaccrual loans and real estate owned at the dates indicated. At such dates, Richmond Savings had no loans which were "troubled debt restructurings," as defined in SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings."

                                                 At
                                              March 31,                       At June 30,
                                              ---------    -------------------------------------------------
                                                1996       1995      1994        1993       1992        1991
                                                ----       ----      ----        ----       ----        ----

                                                                  (Dollars in Thousands)
Loans not accruing interest                    $ 172      $  75      $ 112      $  24       $ 256     $  906
Accruing loans 90 days or more past due           --         --         --          3          --         --
                                               -----      -----      -----      -----       -----     ------

 Total non-performing loans                      172         75        112         27         256        906

Foreclosed real estate                            --         --         --         43          95        125
                                               -----      -----      -----      -----       -----     ------

 Total non-performing assets                  $  172     $   75     $  112     $   70      $  351    $ 1,031
                                              ======     ======     ======     ======      ======    =======

Non-performing assets to total assets          0.18%      0.08%      0.13%      0.08%       0.41%      1.27%
                                               =====      =====      =====      =====       =====     ======

     Applicable regulations require Richmond Savings to "classify" its own assets on a regular basis. In addition, in connection with examinations of savings institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as "substandard," "doubtful" or "loss," depending on the presence of certain characteristics as discussed below.

     An asset is considered "substandard" if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

     As of March 31, 1996, Richmond Savings had approximately $183,000 of loans internally classified as "substandard," approximately $31,000 of loans classified as "doubtful" and $1,000 of loans classified as "loss." Total classified loans as of June 30, 1995 and 1994 were approximately $76,000 and approximately $494,000, respectively.

     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities and the risks associated with particular problem assets. When an insured institution classifies problem assets as "loss," it charges off the balance of the asset. Richmond Savings' determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Administrator which can order the establishment of additional loss allowances.

     ALLOWANCE FOR LOAN LOSSES. In originating loans, Richmond Savings recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Richmond Savings' historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

     Management continues to actively monitor Richmond Savings' asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     The following table describes the activity related to Richmond Savings' allowance for loan losses for the periods indicated.

                                                                               Nine Months
                                                                             Ended March 31,              Year Ended June 30,
                                                                         ---------------------      -------------------------------
                                                                          1996          1995          1995         1994       1993
                                                                          ----          ----          ----         ----       ----

                                                                                            (Dollars in Thousands)
Balance at beginning of period                                            $ 363       $   316       $   316      $  307      $ 276
                                                                         ------       -------       -------       -----     ------
Loans charged off:
 Real estate                                                                 --            --             7          20         --
 Other                                                                        4             1             3           9          9
                                                                         ------       -------       -------       -----     ------
  Total loans charged off                                                     4             1            10          29          9

 Recoveries:
  Real estate                                                                --             6            20          --         --
  Other                                                                      --            --             1           2          2
                                                                         ------       -------       -------       -----     ------
Net loans charged off (recovered)                                             4            (5)          (11)         27          7
                                                                         ------       --------      --------      -----     ------
Provision for loan losses                                                    27            27            36          36         38
                                                                         ------       -------       -------       -----     ------
Balance at end of period                                                 $  386       $   348       $   363      $  316     $  307
                                                                         ======       =======       =======      ======     ======
Ratio of net charge-offs (recoveries) to average loans outstanding during
the period                                                                0.01%       (0.01)%       (0.02)%       0.04%      0.01%
                                                                         ======       =======       =======       =====      =====

     The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

                                           AT MARCH 31,                                         At June 30,
                             ----------------------------------------   ------------------------------------------------------------
                                               1996                                     1995
                             ----------------------------------------   ----------------------------------------

                                                   PERCENT OF     AMOUNT                    PERCENT OF      AMOUNT
                                                   ALLOWANCE     OF LOANS                   ALLOWA NCE      OF LOANS
                                  AMOUNT OF         TO TOTAL     TO GROSS    AMOUNT OF       TO TOTAL       TO  GROSS     AMOUNT OF
                                  ALLOWANCE        ALLOWANCE      LOANS      ALLOWANCE      ALLOWANCE        LOANS        ALLOWANCE
                                  ---------        ---------    ---------    ---------      ---------      ----------     ---------

                                                                        (DOLLARS IN THOUSANDS)
Real estate loans:

  One-to-four family residential       $ 87           22.54%      81.36%           $65         17.91%          82.57%          $139

  Multi-family residential and
    commercial                           15            3.89%       2.30%            19          5.23%           2.03%            16

  Construction                           14            3.63%       2.73%             9          2.48%           3.00%            12

  Home equity lines of credit            48           12.44%       8.02%            40         11.02%           6.65%            34
                                     ------          -------     -------       -------       --------         -------      --------

    Total real estate loans             164           42.49%      94.41%           133         36.64%          94.25%           201
                                     ------          -------     -------       -------       --------         -------      --------

Other loans:

  Consumer loans                        150           38.86%       3.25%           138         38.02%           3.44%            54

  Home improvement loans                  9            2.33%       1.25%             9          2.48%           1.26%             8

  Loans secured by deposits              --            0.00%       1.09%            --          0.00%           1.05%            --
                                     ------          -------     -------       -------       --------         -------      --------

    Total other loans                   159           41.19%       5.59%           147         40.50%           5.75%            62
                                     ------          -------     -------       -------       --------         -------      --------

Unallocated                              63           16.32%          --            83         22.87%              --            53
                                     ------          -------     -------       -------       --------         -------      --------

Total allowance for loan losses      $  386          100.00%     100.00%       $   363        100.00%         100.00%      $    316
                                     ======          =======     =======       =======       ========         =======      ========


                                                                   At June 30,
                                      ------------------------------------------------------------------

                                               1994                             1993
                                      ----------------------    ----------------------------------------

                                      PERCENT OF     AMOUNT                    PERCENT OF      AMOUNT
                                      ALLOWANCE     OF LOANS                   ALLOWA NCE      OF LOANS
                                       TO TOTAL     TO GROSS    AMOUNT OF       TO TOTAL       TO  GROSS
                                      ALLOWANCE      LOANS      ALLOWANCE      ALLOWANCE        LOANS
                                      ---------    ---------    ---------      ---------      ----------
Real estate loans:

  One-to-four family residential         43.99%       82.93%         $118         38.44%          81.18%

  Multi-family residential and
    commercial                            5.06%        2.85%           15          4.89%           6.43%

  Construction                            3.80%        3.93%           15          4.89%           4.15%

  Home equity lines of credit            10.76%        5.74%           27          8.79%           5.01%
                                         ------      -------      -------        -------        --------

    Total real estate loans              63.61%       95.45%          175         57.00%          96.76%
                                         ------      -------      -------        -------        --------

Other loans:

  Consumer loans                         17.09%        2.52%           51         16.61%           1.96%

  Home improvement loans                  2.53%        0.89%            1          0.33%           0.14%

  Loans secured by deposits               0.00%        1.14%           --          0.00%           1.14%
                                         ------      -------      -------        -------        --------

    Total other loans                    19.62%        4.55%           52         16.94%           3.24%
                                         ------      -------      -------        -------        --------

Unallocated                              16.77%           --           80         26.06%              --
                                         ------      -------      -------        -------        --------

Total allowance for loan losses          100.00%    100.0 0%      $   307        100.00%        100.0 0%
                                         =======    ========      =======        =======        ========


INVESTMENT SECURITIES

     Interest and dividend income from investment securities generally provides the second largest source of income to Richmond Savings after interest on loans. In addition, Richmond Savings receives interest income from deposits in other financial institutions. At March 31, 1996, Richmond Savings' investment securities portfolio totalled approximately $22.0 million and consisted of U.S. government and agency securities, mortgage-backed securities, municipal bonds, deposits in other financial institutions, and investments in corporate debt securities of three large financial institutions.

     Investments in mortgage-backed securities involve a risk that, because of changes in the interest rate environment, actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The FASB has issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. At March 31, 1996, Richmond Savings had no trading securities. Richmond Savings adopted SFAS No. 115 as of July 1, 1994. The adoption affected only the held-to-maturity and available-for-sale classifications, with net unrealized securities losses on the securities available-for-sale of $64,545, net of related deferred tax assets of $34,240, reported as a separate component of equity in its financial statements at July 1, 1994. See Note C of "Notes to Consolidated Financial Statements."

     The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method. Prior to the adoption of SFAS No. 115, Richmond Savings stated its debt securities at amortized cost and its marketable equity securities at the lower of cost or market. Accumulated changes in net unrealized losses on marketable equity securities were included in retained earnings.

     As a member of the FHLB of Atlanta, Richmond Savings is required to maintain an investment in stock of the FHLB of Atlanta equal to the greater of 1% of Richmond Savings' outstanding home loans or 5% of its outstanding advances from the FHLB of Atlanta. No ready market exists for such stock, which is carried at cost. As of March 31, 1996, Richmond Savings' investment in stock of the FHLB of Atlanta was $735,000.

     North Carolina regulations require Richmond Savings to maintain a minimum amount of liquid assets which may be invested in specified short-term securities. See "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -
- - Liquidity." Richmond Savings is also permitted to make certain other securities investments.

     Richmond Savings' current investment policy states that Richmond Savings' investments will be limited to U.S. Treasury obligations, federal agency securities, certain state, county or municipal securities, certificates of deposits and time deposits, bankers' acceptances, commercial paper, corporate bonds, mortgage-backed securities and mutual funds composed entirely of assets in which the institution could invest directly.

     Investment decisions are made by authorized officers of Richmond Savings under policies established by the Board of Directors. Such investments are managed in an effort to produce the highest yield consistent with maintaining safety of principal and compliance with regulations governing the savings industry.

     The following table sets forth certain information regarding Richmond Savings' investment portfolio at the dates indicated.

                                            At March 31,         At June 30,
                                            ------------  -------------------------

                                                1996       1995     1994     1993
                                                ----       ----     ----     ----

                                                    (Dollars in Thousands)

Securities available for sale:
  U.S. government and agency securities          $ 8,451  $ 5,474  $    --  $    --
                                                 -------  -------  -------  -------

Securities held to maturity:
  U.S. government and agency securities            4,504    5,991   10,476    8,603
  Mortgage-backed securities                         898    1,070    1,287    2,569
  Corporate debt securities                        1,508    1,518    1,533    1,542
  Municipal bonds                                    152      304      460       --
  Other                                               --       --       50       50
                                                 -------  -------  -------  -------

    Total securities held to maturity              7,062    8,883   13,806   12,764
                                                 -------  -------  -------  -------

Marketable equity securities:
  Mutual funds                                        --       --      626    1,050
                                                 -------  -------  -------  -------

    Total investment securities                   15,513   14,357   14,432   13,814

Interest-earning balances in other banks           5,764    3,448      867      838
Federal Home Loan Bank stock                         735      735      735      706
                                                 -------  -------  -------  -------

    Total investments                            $22,012  $18,540  $16,034  $15,358
                                                 =======  =======  =======  =======

     At March 31, 1996, the market value of Richmond Savings' investment securities available for sale and held to maturity were $8.5 million and $7.0 million, respectively.

     The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Richmond Savings' investment portfolio as of March 31, 1996.

                                                                              After One Year             After One Year
                                                 One Year or Less           Through Five Years        Through Five Years
                                             -----------------------    ------------------------  --------------------------

                                               Carrying      Average       Carrying      Average        Carrying       Average
                                                Value         Yield          Value         Yield           Value        Yield
                                               --------      -------       --------      -------        --------       -------

                                                                           (Dollars in Thousands)
Securities available for sale:
  U.S. government and agency securities         $1,504        6.59%         $4,443       6.10%           $2,504         7.08%


Securities held to maturity:
  U.S. government and agency securities            498        6.45%          2,500       6.48%            1,506         6.35%
  Mortgage-backed securities                        --           --            183       6.09%              331         8.76%
  Corporate bonds                                  509        5.51%            502       6.35%              497         6.48%
  Municipal bonds                                  152        4.00%             --          --               --            --



Other:
  Interest-earning balances in                   5,764        5.35%             --          --               --            --
   other banks                                      --           --             --          --               --            --
  Federal Home Loan Bank stock                  ------                      ------                       ------

                                                $8,427        5.60%         $7,628       6.14%           $4,838         6.91%
                                                ======                      ======                       ======

                                                             After Ten Years              Total
                                                        ---------------------   -----------------------

                                                        Carrying     Average     Carrying      Average
                                                         Value        Yield       Value         Yield
                                                        --------     -------     --------      -------
Securities available for sale:
  U.S. government and agency securities              $   --              --%    $8,451          6.48%


Securities held to maturity:
  U.S. government and agency securities                  --              --%     4,504          6.43%
  Mortgage-backed securities                            384            8.50%       898          8.11%
  Corporate bonds                                        --              --      1,508          6.11%
  Municipal bonds                                        --              --        152          4.00%

Other:
  Interest-earning balances in other banks               --              --      5,764          5.35%
  Federal Home Loan Bank stock                          735            7.25%       735          7.25%
                                                     ------                    -------
                                                     $1,119            7.68%   $22,012          6.22%
                                                     ======                    =======

DEPOSITS AND BORROWINGS

     GENERAL. Deposits are the primary source of Richmond Savings' funds for lending and other investment purposes. In addition to deposits, Richmond Savings derives funds from loan principal repayments, interest payments, investment income and principal repayments, interest from its own interest-earning deposits, interest income and repayments from mortgage-backed securities and otherwise from its operations. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

     DEPOSITS.   Richmond Savings attracts both short-term and long-term
deposits from the general public by offering a variety of accounts and rates. Richmond Savings offers passbook savings accounts, statement savings accounts, negotiable order of withdrawal accounts, individual retirement accounts, and fixed interest rate certificates with varying maturities. At March 31, 1996, 13.46% of Richmond Savings' deposits consisted of passbook and statement savings accounts, 10.54% consisted of interest-bearing transaction accounts and 4.56% consisted of noninterest-bearing transaction accounts. Deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors, including the restructuring of the thrift industry. Richmond Savings' savings deposits traditionally have been obtained primarily from its primary market area. Richmond Savings utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. Richmond Savings does not advertise for deposits outside of its local market area or utilize the services of deposit brokers.

     The following table sets forth certain information regarding Richmond Savings' savings deposits at the dates indicated.

                                         March 31, 1996                June 30, 1995                June 30, 1994
                                    ------------------------   ----------------------------   --------------------------

                                            Weighted                    Weighted                     Weighted
                                            Average    % of             Average       % of            Average     % of
                                    Amount    Rate     Total   Amount     Rate       Total    Amount    Rate      Total
                                    ------   ------    -----   ------    ------     -------   ------   ------     ------
                                                                            (Dollars in Thousands)
Demand accounts:
  Passbook and statement accounts   $11,454    2.96%   13.46%   $11,778    2.96%      14.46%  $15,080    2.80%    19.26%
  NOW accounts                        5,826    2.30%    6.84%     5,666    2.30%       6.96%    5,473    2.30%     6.99%
  VIP checking accounts               3,147    3.44%    3.70%     2,552    3.43%       3.13%    2,389    2.60%     3.05%
  Non-interest bearing accounts       3,886    0.00%    4.56%     1,934    0.00%       2.38%    1,770    0.00%     2.26%
                                    -------    -----  -------  --------    -----     -------  -------    -----     -----

    Total demand deposits            24,313    2.39%   28.56%    21,930    2.58%      26.93%   24,712    2.47%    31.55%
                                    -------    -----  -------  --------    -----     -------  -------    -----    ------

Certificate accounts with
 original maturities of:
  3 months or less                    3,433    3.58%    4.03%     3,747    3.79%       4.60%    3,559    2.63%     4.54%
  6 months                           17,516    5.22%   20.58%    16,697    5.64%      20.50%   17,012    3.49%    21.72%
  12 months                          11,976    5.58%   14.07%    12,637    5.66%      15.52%   10,946    3.97%    13.98%
  18 months                           1,589    6.31%    1.87%     1,330    6.41%       1.63%       --    0.00%     0.00%
  24 months                           7,255    5.72%    8.52%     6,990    5.47%       8.58%    6,145    4.86%     7.85%
  36 months                           2,366    5.64%    2.78%     2,237    5.58%       2.75%    1,830    5.25%     2.34%
  60 months                           1,918    5.93%    2.25%     1,929    5.90%       2.37%    1,427    5.60%     1.82%
  IRA certificates                   14,236    6.11%   16.72%    13,401    5.75%      16.46%   11,841    4.75%    15.12%
  Other                                 523    6.03%    0.62%       539    6.18%       0.66%      843    5.90%     1.08%
                                    -------    -----  -------  --------    -----     -------  -------    -----    ------

    Total certificates               60,812    5.34%   71.44%    59,507    5.32%      73.07%   53,603     4.12%   68.45%
                                    -------    -----  -------  --------    -----     -------  -------    ------   ------

    Total deposits                  $85,125    4.39%  100.00%  $ 81,437    4.58%     100.00%  $78,315     3.60%  100.00%
                                    =======    =====  =======  ========    =====     =======  =======    ======  =======

     The following table presents the maturities and weighted average rates paid on all certificates of deposit as of March 31, 1996:

                                                Amount Due During the Year Ending March 31,
                                      ---------------------------------------------------------------
                                                 1997                     1998                 1999
                                      -------------------------     --------------------      ------
                                                       Weighted                 Weighted
                                       Amount            Rate       Amount        Rate        Amount
                                      -------          --------     ------      --------      ------
Certificates of $100,000 or more      $  5,374           5.42%      $  821        5.83%       $  515

Certificates of less than $100,000      40,762           5.35%       4,604        5.66%        1,700
                                      --------           ----       ------        -----       ------

                                      $ 46,136           5.36%      $5,425        5.69%       $2,215
                                      ========           ====       ======        =====       ======

                                                Amount Due During the Year Ending March 31,
                                        --------------------------------------------------------------
                                           1999             Thereafter                  Total
                                        ----------     ---------------------     ---------------------
                                         Weighted                  Weighted                   Weighted
                                           Rate         Amount       Rate        Amount         Rate
                                        ---------       ------     --------      ------       --------
Certificates of $100,000 or more          5.93%         $  819       6.50%     $  7,529        5.62%

Certificates of less than $100,000        5.83%          6,217       6.52%       53,283        5.53%
                                          -----         ------       -----     --------        -----

                                          5.85%         $7,036       6.52%     $ 60,812        5.54%
                                          =====         ======       =====     ========        =====

     The following table presents the maturities and weighted average rates paid on all time certificates of deposit as of June 30, 1995:

                                                  Amount Due During the Year Ending June 30,
                                        --------------------------------------------------------------
                                                 1996                     1997                 1998
                                        -----------------------     --------------------      ------
                                                       Weighted                 Weighted
                                        Amount           Rate       Amount        Rate        Amount
                                        -------        --------     ------      --------      ------
Certificates of $100,000 or more         $5,090          5.40%      $  708        5.53%       $  405

Certificates of less than $100,000       37,969          5.32%       8,193        6.04%        1,473
                                        -------         ------     -------       ------      -------

                                        $43,059          5.33%      $8,901        6.00%       $1,878
                                        =======          =====      ======        =====       ======

                                                Amount Due During the Year Ending June 30,
                                       --------------------------------------------------------------
                                          1998               Thereafter               Total
                                       ---------        -------------------     ---------------------
                                        Weighed                     Weighed                 Weighted
                                          Rate          Amount       Rate       Amount        Rate
                                       ---------        ------     --------     ------      --------
Certificates of $100,000 or more          6.29%         $  456       6.34%     $  6,659        5.53%

Certificates of less than $100,000        6.20%          5,213       6.54%       52,848        5.58%
                                         ------        -------      ------     --------        -----

                                          6.22%         $5,669       6.52%     $ 59,507        5.57%
                                          =====         ======       =====     ========        =====

Based upon historical experience, Richmond Savings expects that a substantial percentage of its time deposits coming due within twelve months after March 31, 1996 will be renewed.

     As of March 31, 1996, the aggregate amount of time certificates of deposit in amounts greater than or equal to $100,000 outstanding was $7.5 million. Some of these deposits were deposits of state and local governments which are subject to rebidding from time to time and to securitization requirements. The following table presents the maturity of these time certificates of deposit at such date.

                                                                (IN THOUSANDS)
3 Months or less                                                        $1,926
Over 3 months through 12 months                                          3,448
Over 12 months                                                           2,155
                                                                        ------
     Total                                                              $7,529
                                                                        ======

     BORROWINGS.   Although it has not found it necessary to do so in several years, Richmond Savings may obtain advances from the FHLB of Atlanta to supplement its liquidity needs. The FHLB system functions in a reserve credit capacity for savings institutions. As a member, Richmond Savings is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta on the security of that stock and a floating lien on certain of its real estate secured loans and other assets. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB of Atlanta's assessment of the institution's creditworthiness. At March 31, 1996, Richmond Savings had no outstanding borrowings.

SUBSIDIARIES

     As a North Carolina-chartered savings bank, Richmond Savings is able to invest up to 10% of its total assets in subsidiary service corporations. However, any investment in service corporations which would cause Richmond Savings to exceed an investment of 3% of assets must receive prior approval of the FDIC.

     Richmond Savings has one wholly-owned subsidiary, CERKO, Inc., a North Carolina corporation ("CERKO"). CERKO acts as an agent in the sale of annuities, Medicare and Medicaid supplements, and major medical and life insurance policies. In addition, CERKO owns certain real property. Regulations of the Administrator and FDIC place limitations upon the activities of subsidiaries of North Carolina-chartered savings banks. The total assets of CERKO at June 30, 1995 were $150,000 and the net income for that subsidiary for the year ended June 30, 1995 was $23,000.

PROPERTIES

     The following table sets forth the location of Richmond Savings' headquarters office in Rockingham, North Carolina, its three full-service branch offices and its loan origination office, as well as certain other information relating to these offices as of March 31, 1996:


                                        Net Book
                                        Value of                  Lease
                                      Property and  Owned or    Expiration
                                      Improvements   Leased        Date
                                      ------------  --------   ------------
Headquarters Office
 115 South Lawrence Street
 Rockingham, North Carolina               $281,372   Owned

Full-Service Branch Offices:
 Richmond Plaza Office
  Richmond Plaza Shopping Center
  Rockingham, North Carolina                 6,649   Leased   March 31, 1997

 Southern Pines Office
  495 Pinehurst Avenue
  Southern Pines, North Carolina           743,225   Owned

 Ellerbe Office
  119 West Sunset Avenue
  Ellerbe, North Carolina                   38,907   Owned

Loan Origination Office
 800-C Atkinson Street
 Laurinburg, North Carolina                     --   Leased   Month-to-month

     The total net book value of Richmond Savings' furniture, fixtures and equipment at March 31, 1996 was $245,806. Richmond Savings has a new office under construction at 115 West Sunset Avenue, Ellerbe, North Carolina which will replace the existing Ellerbe office. This office is expected to be opened in December, 1996.

LEGAL PROCEEDINGS

     From time to time, Richmond Savings is a party to legal proceedings which arise in the ordinary course of its business. Most commonly, such proceedings are commenced by Richmond Savings to enforce obligations owed to it. From time to time, claims are asserted against Richmond Savings directly or as defenses and counterclaims in actions filed by Richmond Savings. At this time, Richmond Savings is not a party to any legal proceeding which is expected to have a material effect on its financial condition or results of operations.

COMPETITION

     Richmond Savings faces strong competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its primary market area, including large financial institutions which have greater financial and marketing resources available to them.
Richmond Savings has also faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The ability of Richmond Savings to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     Richmond Savings experiences strong competition for real estate loans from other savings institutions, commercial banks, and mortgage banking companies. Richmond Savings competes for loans primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers, and its more flexible underwriting standards. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

EMPLOYEES

     As of March 31, 1996, Richmond Savings had 39 full-time employees and four part-time employees. Richmond Savings provides its employees with basic and major medical insurance, life insurance, sick leave and vacation benefits. In addition, Richmond Savings maintains a target benefit retirement plan which seeks to provide participants with a target retirement benefit equal to a maximum of 60% of annual earnings, reduced pro-rata for years of service less than 25. Richmond Savings also has a 401(k) retirement plan pursuant to which Richmond Savings has in the past matched one-half of employees' contributions, with its contribution limited to 3% of each employee's salary. See Note G of the "Notes to Consolidated Financial Statements."

     In connection with the Conversion, Richmond Savings has adopted the ESOP, which will provide benefits to employees of Richmond Savings. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan." Also, the Boards of Directors of the Holding Company and Richmond Savings plan to adopt, and stockholders of the Holding Company will be asked to approve, the MRP and the Stock Option Plan at a meeting of stockholders following the Conversion. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

     Employees are not represented by any union or collective bargaining group, and Richmond Savings considers its employee relations to be good.


                                    TAXATION

FEDERAL INCOME TAXATION

     Savings institutions such as Richmond Savings are subject to the taxing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for corporations, as modified by certain provisions specifically applicable for financial or thrift institutions. Income is reported using the accrual method of accounting. The maximum corporate federal income tax rate is 35%.

     Thrift institutions which qualify under certain definitional tests and other conditions of the Code are permitted certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. A reserve may be established for bad debts on qualifying real property loans (generally loans secured by interests in real property improved or to be improved) under (i) a method based on a percentage of the institution's taxable income, as adjusted (the "percentage of taxable income method") or (ii) a method based on actual loss experience (the "experience method"). The reserve for nonqualifying loans is computed using the experience method.

     The percentage of taxable income method is limited to 8% of taxable income. This method may not raise the reserve to exceed 6% of qualifying real property loans at the end of the year. Moreover, the additions for qualifying real property loans, when added to nonqualifying loans, cannot exceed 12% of the amount by which total deposits or withdrawable accounts exceed the sum of surplus, undivided profits and reserves at the beginning of the year. The experience method is the amount necessary to increase the balance of the reserve at the close of the year to the greater of (i) the amount which bears the same ratio to loans outstanding at the close of the year as the total net bad debts sustained during the current and five preceding years bear to the sum of the loans outstanding at the close of such six years or (ii) the balance in the reserve account at the close of the last taxable year beginning before 1988 (assuming that the loans outstanding have not declined since such date).

     In order to qualify for the percentage of income method, an institution must have at least 60% of its assets as "qualifying assets" which generally include, cash, obligations of the United States government or an agency or instrumentality thereof or of a state or political subdivision, residential real estate-related loans, or loans secured by savings accounts and property used in the conduct of its business. In addition, it must meet certain other supervisory tests and operate principally for the purpose of acquiring savings and investing in loans.

     Institutions which become ineligible to use the percentage of income method must change to either the reserve method or the specific charge-off method that applies to banks. Large institutions, those generally exceeding $500 million in assets, must convert to the specific charge-off method. Proposed regulations require ratable inclusion in income of excess reserves over a six-year period in the event of ineligibility. In the fiscal years 1993, 1994 and 1995, Richmond Savings elected to use the percentage of taxable income method in computing its bad debt reserve for federal income taxes.

     Bad debt reserve balances in excess of the balance computed under the experience method or amounts maintained in a supplemental reserve built up prior to 1962 ("excess bad debt reserve") require inclusion in taxable income upon certain distributions to its shareholders. Distributions in redemption or liquidation of stock or distributions with respect to its stock in excess of earnings and profits accumulated in years beginning after December 31, 1951, are treated as a distribution from the excess bad debt reserve. When such a distribution takes place and it is treated as from the excess bad debt reserve, the thrift is required to reduce its reserve by such amount and simultaneously recognize the amount as an item of taxable income increased by the amount of income tax imposed on the inclusion. Dividends not in excess of earnings and profits accumulated since December 31, 1951 will not require inclusion of part or all of the bad debt reserve in taxable income. Richmond Savings has accumulated earnings and profits since December 31, 1951 and has an excess in its bad debt reserve. Distributions in excess of current and accumulated earnings and profits will increase taxable income. Net retained earnings at June 30, 1995 includes approximately $1.5 million for which no provision for federal income tax has been made. See Note I to "Notes to Consolidated Financial Statements."

     Legislation currently pending before the U.S. Congress contains a provision that repeals the reserve method of accounting for thrift bad debt reserves (including the percentage of taxable income method) for tax years beginning after December 31, 1995. This would require Richmond Savings to account for bad debts using the specific charge-off method. Under the proposed legislation, the change in accounting method that eliminates the reserve method would trigger bad debt reserve recapture for post-1987 excess reserves over a six-year period. At December 31, 1995, Richmond Savings' post-1987 excess reserves amounted to approximately $502,000. A special provision suspends recapture of post-1987 excess reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." This requirement would be met if the principal amount of the institution's residential loans exceeds a base year amount, which is determined by reference to the average of the institution's loans during the six taxable years ending before January 1, 1996. However, notwithstanding this special provision, recapture would be required to begin no later than the first taxable year beginning after December 31, 1997. Management cannot predict whether the legislation providing for the recapture of bad debt reserves will be enacted, or, if enacted, the final form of such legislation and its ultimate impact on Richmond Savings. See "RISK FACTORS -- Proposed Recapture of Bad Debt Reserves."

     Richmond Savings may also be subject to the corporate alternative minimum tax ("AMT"). This tax is applicable only to the extent it exceeds the regular corporate income tax. The AMT is imposed at the rate of 20% of the corporation's alternative minimum taxable income ("AMTI") subject to applicable statutory exemptions. AMTI is calculated by adding certain tax preference items and making certain adjustments to the corporation's regular taxable income. Preference items and adjustments generally applicable to financial institutions include, but are not limited to, the following: (i) the excess of the bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) 75% of the excess, if any, of a corporation's adjusted earnings and profits over its AMTI (as otherwise determined with certain adjustments). Net operating loss carryovers, subject to certain adjustments, may be utilized to offset up to 90% of the AMTI. Credit for AMT paid may be available in future years to reduce future regular federal income tax liability. Richmond Savings has not been subject to the AMT in recent years.

     Richmond Savings' federal income tax returns have not been audited in the last five tax years.

STATE AND LOCAL TAXATION

     Under North Carolina law, the corporate income tax is 7.75% of federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable by it. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or
(iii) appraised valuation of property in North Carolina.


                           SUPERVISION AND REGULATION

REGULATION OF THE HOLDING COMPANY

     GENERAL. The Holding Company was organized for the purpose of acquiring and holding all of the capital stock of Richmond Savings to be issued in the Conversion. As a savings bank holding company subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), the Holding Company will become subject to certain regulations of the Federal Reserve. Under the BHCA, the Holding Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits the Holding Company from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank holding company or savings bank holding company without prior approval of the Federal Reserve.

     Additionally, the BHCA prohibits the Holding Company from engaging in, or acquiring ownership or control of, more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such nonbanking related activities.

     Similarly, Federal Reserve approval (or, in certain cases, non-disapproval) must be obtained prior to any person acquiring control of the Holding Company. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the Holding Company or controls in any manner the election of a majority of the directors of the Holding Company. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the stock is registered under Section 12 of the Exchange Act or the acquiror will be the largest shareholder after the acquisition.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law"), to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all acceptable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA") require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the

BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     No stock repurchases may be made within one year after the Conversion without the approval of the Administrator. Also, the Holding Company must notify the Federal Reserve prior to repurchasing Common Stock for in excess of 10% of its net worth during any 12 month period.

     As a result of the Holding Company's ownership of Richmond Savings, the Holding Company will be registered under the savings bank holding company laws of North Carolina. Accordingly, the Holding Company is also subject to regulation and supervision by the Administrator.

     CAPITAL ADEQUACY GUIDELINES FOR HOLDING COMPANIES. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve system and have consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the guidelines are applied on a bank-only basis unless the parent bank holding company (i) is engaged in nonbank activity involving significant leverage or (ii) has a significant amount of outstanding debt that is held by the general public.

     Bank holding companies subject to the Federal Reserve's capital adequacy guidelines are required to comply with the Federal Reserve's risk-based capital regulations. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier I capital," principally consisting of common stockholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I (leverage) capital ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier I (leverage) capital ratio of at least 1% to 2% above the stated minimum.

     The 1991 Banking Law requires each federal banking agency, including the Federal Reserve, to revise its risk-based capital standards within 18 months of enactment of the statute to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. In December 1994, the federal banking agencies jointly issued final regulations effective January 17, 1995, revising the risk-based capital rules to take account of interest rate risk.

     DIVIDEND LIMITATIONS. In connection with the Conversion, the FDIC has required the Holding Company and Richmond Savings to agree that, during the first year after consummation of the Conversion, the Holding Company will not pay any dividend or make any other distribution to its stockholders which represents, is characterized as or is treated for federal tax purposes as, a return of capital.

     CAPITAL MAINTENANCE AGREEMENT. In connection with the Administrator's approval of the Holding Company's application to acquire control of Richmond Savings, the Holding Company was required to execute a Capital Maintenance Agreement whereby it has agreed to maintain Richmond Savings' capital in an amount sufficient to enable Richmond Savings to satisfy all regulatory capital requirements.

     FEDERAL SECURITIES LAW. The Holding Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Conversion. The Holding Company intends to register the Common Stock with the SEC pursuant to Section 12 of the Exchange Act. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company.

REGULATION OF RICHMOND SAVINGS

     GENERAL. Federal and state legislation and regulation have significantly affected the operations of federally insured savings institutions and other federally regulated financial institutions in the past several years and have increased competition among savings institutions, commercial banks and other providers of financial services. In addition, federal legislation has imposed new limitations on investment authority, and higher insurance and examination assessments on savings institutions and has made other changes that may adversely affect the future operations and competitiveness of savings institutions with other financial institutions, including commercial banks and their holding companies. The operations of regulated depository institutions, including Richmond Savings, will continue to be subject to changes in applicable statutes and regulations from time to time.

     Richmond Savings is a North Carolina-chartered savings bank, is a member of the FHLB system, and its deposits are insured by the FDIC through the SAIF. It is subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina-chartered savings banks whose deposits are insured by the SAIF are subject to restrictions with respect to activities and investments, transactions with affiliates and loans-to-one borrower similar to those applicable to SAIF-insured savings associations. Such examination and regulation is intended primarily for the protection of depositors and the federal deposit insurance funds.

     Richmond Savings is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As holders of loans secured by real property and as owners of real property, financial institutions, including Richmond Savings, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of real property.

     The FDIC has extensive enforcement authority over North Carolina-chartered savings banks, including Richmond Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

     The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution's financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     TRANSACTIONS WITH AFFILIATES. Under current federal law, transactions between Richmond Savings and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of Richmond Savings is any company or entity that controls, is controlled by or is under common control with the savings bank. Upon consummation of the Conversion, Richmond Savings will be an affiliate of the Holding Company. Generally, Sections 23A and 23B (i) establish certain collateral requirements for loans to affiliates; (ii) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (iii) require that all such transactions be on terms substantially the same, or at least as favorable, to the savings institution or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     Further, current federal law has extended to savings banks the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who own more than 10% of a savings bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the savings bank's loans-to-one borrower limit as established by federal law (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and stockholders who own more than 10% of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000). Further, pursuant to Section 22(h) the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features.

     INSURANCE OF DEPOSIT ACCOUNTS. The FDIC administers two separate deposit insurance funds. The SAIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC") prior to the enactment of FIRREA, and the BIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the FDIC prior to the enactment of FIRREA. Richmond Savings is a member of the SAIF of the FDIC.

     As a SAIF-insured institution, Richmond Savings is subject to insurance assessments imposed by the FDIC. Effective January 1, 1993, the FDIC replaced its uniform assessment rate with a transitional risk-based assessment schedule issued by the FDIC pursuant to the 1991 Banking Law, which imposes assessments ranging from 23 cents to 31 cents per $100 of an institution's average assessment base. The actual assessment to be paid by each SAIF member is based on the institution's assessment risk classification, which is based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized" (as such terms have been defined in federal regulations), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. Under the 1991 Banking Law, the FDIC also may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. As a result of the 1991 Banking Law, the assessment rate on deposits could further increase over a 15 year period.

     Financial institutions such as Richmond Savings which are members of the SAIF, are required to pay higher deposit insurance premiums than financial institutions which are members of the BIF, primarily commercial banks, because the BIF has higher reserves than the SAIF and has been responsible for fewer troubled institutions. The FDIC Board of Directors has recently approved a new risk-based premium schedule that will reduce assessment rates for commercial banks, will leave assessment rates for financial institutions such as Richmond Savings at current levels, and will increase the disparity between SAIF and BIF assessments. Annual assessments for BIF members in the lowest risk category have been reduced to $2,000. In announcing this rule, the FDIC noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as Richmond Savings, could be placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the federal banking regulators, by members of Congress and by industry groups.

     The Balanced Budget Act of 1995, which was passed by the United States Congress but vetoed by the President for reasons unrelated to the SAIF recapitalization, provided for a one-time assessment that would fully capitalize the SAIF, currently estimated to be 85 cents per $100 of an institution's assessment base. It is unknown whether this legislation will be enacted or that premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result in a one-time charge to Richmond Savings estimated at $724,000, assuming the special assessment is based on deposits held at March

31, 1996. Management cannot predict whether the legislation will be enacted, or, if enacted, the amount of any one-time fee or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums.

     Richmond Savings incurred deposit insurance expense of $185,000 and $182,000 in fiscal 1995 and 1994, respectively. A significant increase in SAIF insurance premiums or a significant one-time fee to recapitalize the SAIF would likely have an adverse effect on the operating expenses and results of operations of Richmond Savings.

     COMMUNITY REINVESTMENT ACT. Richmond Savings, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). A purpose of the CRA is to encourage financial institutions to help meet the credit needs of its entire community, including the needs of low- and moderate-income neighborhoods. During Richmond Savings' last compliance examination, Richmond Savings received a "satisfactory" rating with respect to CRA compliance. Richmond Savings' rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve and FDIC in considering applications submitted by Richmond Savings to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

     The federal banking regulatory agencies have issued a revision of the CRA regulations, which became effective on January 1, 1996, to implement a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a savings bank will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve" or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given: "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

     CAPITAL REQUIREMENTS APPLICABLE TO RICHMOND SAVINGS. The FDIC requires Richmond Savings to have a minimum leverage ratio of Tier I capital (principally consisting of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangible and goodwill items), to total assets of at least 3%; provided, however that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of 1% or 2% above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. The FDIC also requires Richmond Savings to have a ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, of at least 8%. At least half of the total capital is required to be Tier I capital. The remainder (Tier II capital) may consist of a limited amount of subordinated debt, certain hybrid capital instruments, other debt securities, certain types of preferred stock and a limited amount of general loan loss allowance.

     An institution which fails to meet minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio falls to 2% or less, the institution may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placement of the institution in receivership.

     The Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

     At March 31, 1996, Richmond Savings complied with each of the capital requirements of the FDIC and the Administrator. For a description of Richmond Savings' required and actual capital levels on March 31, 1996, see "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE."

     The 1991 Banking Law requires each federal banking agency to revise its risk-based capital standards within 18 months of enactment of the statute to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. On September 14, 1993, the agencies issued a joint notice of proposed rulemaking soliciting comment on proposed revisions to the risk-based capital rules to take account of interest rate risk. The notice proposes alternative approaches for determining the additional amount of capital, if any, that a bank may be required to have as a result of interest rate risk. The first approach would reduce a bank's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach would assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. In February 1994, the federal banking agencies proposed amendments to their respective risk-based capital requirements that would explicitly identify concentration of credit risk and certain risks arising from nontraditional activities, and the management of such risks, as important factors to consider in assessing an institution's overall capital adequacy. The proposed amendments do not, however, mandate any specific adjustments to the risk-based capital calculations as a result of such factors. Richmond Savings cannot assess at this point the impact the proposal would have on its capital requirements.

     In December 1994, the FDIC adopted a final rule changing its risk-based capital rules to recognize the effect of bilateral netting agreements in reducing the credit risk of two types of financial derivatives - interest and
exchange  rate contracts.   Under the rule, savings banks are permitted to net
positive and negative mark-to-market values of rate contracts with the same counterparty, subject to legally enforceable bilateral netting contracts that meet certain criteria. This represents a change from the prior rules which recognized only a very limited form of netting. Richmond Savings does not anticipate that this rule will have a material effect upon its financial condition or results of operations.

     LOANS TO ONE BORROWER. Richmond Savings is subject to the Administrator's loans-to-one borrower limits. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Notwithstanding the limits just described, savings banks may make loans to one borrower, for any purpose, in an amount of up to $500,000. A savings institution also is authorized to make loans to one borrower to develop domestic residential housing units, not to exceed the lesser of $30 million, or 30% of the savings institution's net worth, provided that (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements; (iv) the aggregate amount of loans made under this authority does not exceed 150% of net worth; and (v) the institution's regulator issues an order permitting the savings institution to use this higher limit. These limits also authorize a savings bank to make loans-to-one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of net worth.

     As of March 31, 1996, the largest aggregate amount of loans which Richmond Savings had to any one borrower was $467,000. Richmond Savings had no loans outstanding which management believes violate the applicable loans-to-one borrower limits.

     LIMITATIONS ON RATES PAID FOR DEPOSITS. Regulations promulgated by the FDIC pursuant to the 1991 Banking Law place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the FDIC to implement the corrective action provisions of the 1991 Banking Law. See " -- Regulation of Richmond Savings -- 1991 Banking Law."

     FEDERAL HOME LOAN BANK SYSTEM. The FHLB system provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, Richmond Savings is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the FHLB of Atlanta. On March 31, 1996, Richmond Savings was in compliance with this requirement with an investment in FHLB of Atlanta stock of $735,000.

     FEDERAL RESERVE SYSTEM. Federal Reserve regulations require savings banks, not otherwise exempt from the regulations, to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts) and certain nonpersonal time deposits. The reserve requirements are subject to adjustment by the Federal Reserve. As of March 31, 1996, Richmond Savings was in compliance with the applicable reserve requirements of the Federal Reserve.

     RESTRICTIONS ON ACQUISITIONS. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in FDIC regulations, of a state savings bank without giving at least 60 days' written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. Pursuant to regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired, among other things, upon the acquisition of more than 25% of any class of voting stock. In addition, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings bank or prejudice the interests of its depositors; or
(iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

     For three years following completion of the Conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Richmond Savings. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to Richmond Savings or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Richmond Savings by a corporation whose ownership is or will be substantially the same as the ownership of Richmond Savings, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Richmond Savings or the Boards of Directors of the Holding Company and Richmond Savings support the acquisition and (iii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Holding Company and Richmond Savings and the public interests will not be adversely affected.

     LIQUIDITY. Richmond Savings is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. At March 31, 1996, Richmond Savings' liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 24.8%.

     ADDITIONAL LIMITATIONS ON ACTIVITIES. Recent FDIC law and regulations generally provide that Richmond Savings may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in and if Richmond Savings is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations for savings banks are permitted to engage are limited to those of service corporations for national banks.

     Savings banks are also required to notify the FDIC at least 30 days prior to the establishment or acquisition of any subsidiary, or at least 30 days prior to conducting any such new activity. Any such activities must be conducted in accordance with the regulations and orders of the FDIC and the Administrator. Savings banks are also generally prohibited from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade (generally referred to as "junk bonds").

     1991 BANKING LAW. The 1991 Banking Law became effective on December 19, 1991. Among other things, the 1991 Banking Law provided increased funding for the BIF and provided for expanded regulation of depository institutions and their affiliates, including bank holding companies.

     The 1991 Banking Law provided the federal banking agencies with broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers will depend upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under the FDIC regulations applicable to Richmond Savings, an institution is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth). An institution is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% and is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the institution has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     To facilitate the early identification of problems, the 1991 Banking Law required the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC issued a final rule, effective July 2, 1993, implementing those provisions.

     The 1991 Banking Law further requires the federal banking agencies to develop regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. The 1991 Banking Law also requires annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Moreover, the 1991 Banking Law, as modified by the Federal Housing Enterprises Financial Security and Soundness Act, requires the federal banking agencies to set operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions and depository institution holding companies, as well as compensation standards (but not dollar levels of compensation) for insured depository institutions that prohibit excessive compensation, fees or benefits to officers, directors, employees, and principal stockholders. In July 1992, the federal banking agencies issued a joint advance notice of proposed rulemaking soliciting comments on all aspects of the implementation of these standards in accordance with the 1991 Banking Law, including whether the compensation standards should apply to depository institution holding companies. An interagency notice of proposed rulemaking was issued in November 1993. However, sections of the Riegle Community Development and Regulatory Improvement Act of 1994 will affect the nature and scope of the proposed regulations, and eliminates the requirement that the regulations apply to depository institution holding companies.

     The foregoing necessarily is a general description of certain provisions of the 1991 Banking Law and does not purport to be complete.

     INTERSTATE BANKING. A bank or savings bank holding company and its subsidiaries are currently prohibited from acquiring any voting shares of, or interest in, any banks or savings banks located outside of the state in which the operations of the savings bank holding company's subsidiaries are located, unless the acquisition is specifically authorized by the statutes of the state in which the target bank is located. However, in September 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The Interstate Banking Act permits adequately capitalized bank and savings bank holding companies to acquire control of banks and savings banks in any state beginning on September 29, 1995, one year after
the effectiveness of the Interstate Banking Act.   North Carolina adopted
nationwide reciprocal interstate acquisition legislation in 1994.

     Such interstate acquisitions are subject to certain restrictions. States may require the bank or savings bank being acquired to have been in existence for a certain length of time but not in excess of five years. In addition, no bank or saving bank may acquire more than 10% of the insured deposits in the United States or more than 30% of the insured deposits in any one state, unless the state has specifically legislated a higher deposit cap. States are free to legislate stricter deposit caps and, at present, 18 states have deposit caps lower than 30%.

     The Interstate Banking Act also provides for interstate branching. The McFadden Act of 1927 established state lines as the ultimate barrier to geographic expansion of a banking network by branching. The Interstate Banking Act withdraws these barriers, effective June 1, 1997, allowing interstate branching in all states, provided that a particular state has not specifically prohibited interstate branching by legislation prior to such time. Unlike interstate acquisitions, a state may prohibit interstate branching if it specifically elects to do so by June 1, 1997. States may choose to allow interstate branching prior to June 1, 1997 by opting-in to a group of states that permits these transactions. These states generally allow interstate branching via a merger of an out-of-state bank with an in-state bank, or on a de novo basis. North Carolina has enacted legislation permitting interstate branching transactions.

     It is anticipated that the Interstate Banking Act will increase competition within the market in which Richmond Savings now operates, although the extent to which such competition will increase in such market or the timing of such increase cannot be predicted. In addition, there can be no assurance as to whether, or in what form, legislation may be enacted in North Carolina in reaction to the Interstate Banking Act or what impact such legislation or the Interstate Banking Act might have upon Richmond Savings.

     The Interstate Banking Act also modifies the controversial safety and soundness provisions contained in Section 39 of the 1991 Banking Law which required the banking regulatory agencies to promulgate regulations governing such topics as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and fees and other matters those agencies determine to be appropriate. The legislation exempts bank holding companies from these provisions and requires the agencies to prepare guidelines, as opposed to regulations, dealing with these areas. It also gives more discretion to the banking regulatory agencies in prescribing standards for banks' asset quality, earnings and stock valuation.

     The Interstate Banking Act also expands current exemptions from the requirement that banks be examined on a 12-month cycle. Exempted banks will be inspected every 18 months. Other provisions address paperwork reduction and regulatory improvements, small business and commercial real estate loan securitization, truth-in-lending amendments regarding high cost mortgages, strengthening of the independence of certain financial regulatory agencies, money laundering, flood insurance reform and extension of certain statutes of limitations.

     RESTRICTIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. In addition, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, must obtain the written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end, or (ii) the average of the institution's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends, if applicable.

     Also, without the prior written approval of the Administrator, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, may not repurchase any of its capital stock. The Administrator will give approval to repurchase only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of the institution. Under FDIC regulations, stock repurchases may be made during the first year after the Conversion only after receipt of FDIC approval.

     In addition, Richmond Savings is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with Richmond Savings' conversion from mutual to stock ownership.

     RESTRICTIONS ON BENEFIT PLANS. FDIC regulations provide that for a period of one year from the date of the Conversion, Richmond Savings may not implement or adopt a stock option plan or restricted stock plan, other than a tax-qualified plan or ESOP, unless: (1) the plans are fully disclosed in the Conversion proxy soliciting and stock offering material, (2) all such plans are approved by a majority of the Holding Company's stockholders prior to implementation and no earlier than six months following the Conversion, (3) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, and (4) for restricted stock plans, no stock issued in connection with the Conversion may be used to fund the plan.

     The FDIC regulations provide that, in reviewing plans submitted to the stockholders within one year after the consummation of the Conversion, the FDIC will presume that excessive compensation will result if stock based benefit plans fail to satisfy percentage limitations on management stock-based benefit plans set forth in the regulations of the OTS. Those regulations provide that
(1) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (2) for restricted stock plans, the shares issued may not exceed 3% of the shares issued in the Conversion (4% for institutions with tangible capital of 10% or greater after the Conversion), (3) the aggregate amount of stock purchased by the ESOP shall not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (4) no individual employee may receive more than 25% of the available awards under any plan, and (5) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan. The awards and grants to be made under the MRP and Stock Option Plan will conform to these requirements if such plans are submitted for stockholder approval within one year after the Conversion is consummated.

     OTHER NORTH CAROLINA REGULATION. As a North Carolina-chartered savings bank, Richmond Savings derives its authority from, and is regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of North Carolina savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to: the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases, the regulation of incorporators, stockholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that Richmond Savings maintain federal deposit insurance as a condition of doing business.

     The Administrator conducts regular examinations of North Carolina-chartered savings banks. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe that the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair and discriminatory practice in the conduct of its business or in violation of any other law, rule or regulation.

     A North Carolina-chartered savings bank must maintain net worth, computed in accordance with the Administrator's requirements, of 5% of total assets and liquidity of 10% of total assets, as discussed above. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the FDIC.

     Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

     North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Administrator. The approval is conditioned upon findings by the Administrator that, among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for simultaneous mergers and conversions and for supervisory mergers conducted by the Administrator.


                       MANAGEMENT OF THE HOLDING COMPANY

     The Board of Directors of the Holding Company currently consists of eight directors: Russell E. Bennett, Jr., R. Larry Campbell, Buena Vista Coggin, Joe
M. McLaurin, John T. Page, Jr., W. Jesse Spencer, J. Stanley Vetter and E. E. Vuncannon, Jr. Each of these persons is also a director of Richmond Savings, and biographical information with respect to each is set forth under "MANAGEMENT OF RICHMOND SAVINGS -- Directors." Each director is elected for a one-year term. However, at such times as the number of directors is at least nine, the Articles of Incorporation and Bylaws of the Holding Company provide for staggered elections so that approximately one-third of the directors will each be initially elected to one, two and three-year terms, respectively, and thereafter, all directors will be elected to terms of three years each.

     The executive officers of the Holding Company, each of whom is also currently an executive officer of Richmond Savings, and each of whom serves at the discretion of the Board of Directors of the Holding Company, are as follows:

                                 AGE AT                   POSITION HELD
               NAME          MARCH 31, 1996          WITH THE HOLDING COMPANY
               ----          --------------          ------------------------
R. Larry Campbell                  51                       President

John W. Bullard                    44                     Vice President

          Biographical information with resect of these officers is set forth below under "MANAGEMENT OF RICHMOND SAVINGS -- Executive Officers." There are no employees of the Holding Company other than the executive officers listed above and Winston G. Dwyer, who is treasurer, and Karen M. Rickett, who is the corporate secretary. No officer, director or employee of the Holding Company has received remuneration from the Holding Company to date, and it is currently expected that no compensation will be paid by the Holding Company after the Conversion. Information concerning the principal occupations and employment of, and compensation paid by Richmond Savings to, the directors and executive officers of the Holding Company is set forth under "MANAGEMENT OF RICHMOND SAVINGS." See "MANAGEMENT OF RICHMOND SAVINGS -- Employment Agreements" for a description of certain agreements expected to be entered into with the executive officers of the Holding Company and Richmond Savings.


                        MANAGEMENT OF RICHMOND SAVINGS

DIRECTORS

     The direction and control of Richmond Savings, as a mutual North Carolina-chartered savings bank, has been vested in its eight-member Board of Directors elected by the depositor and borrower members of Richmond Savings. Upon conversion of Richmond Savings to capital stock form, each director of Richmond Savings immediately prior to the Conversion will continue to serve as a director of Richmond Savings as a stock institution. All directors currently serve for one-year terms. Richmond Savings' proposed Bylaws, which would become effective after the Conversion, provide for staggered elections of its directors, if and when the number of directors shall equal at least nine, so that approximately one-third of the directors would be elected each year for three-year terms.
Upon consummation of the Conversion, the Holding Company will own all of the issued and outstanding shares of capital stock of Richmond Savings, and the Holding Company will elect the directors of Richmond Savings. The Holding Company now plans to nominate and re-elect all members of Richmond Savings' existing board of directors when their existing terms expire. The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors of Richmond Savings.

                                AGE ON
                               MARCH 31,                  PRINCIPAL OCCUPATION                               DIRECTOR
NAME                             1996                    DURING LAST FIVE YEARS                                SINCE
- ----                             ----                    ----------------------                                -----
J. Stanley Vetter,                67           Physician in Rockingham, North Carolina                         1970
Chairman

John T. Page, Jr.,                71           Attorney in Rockingham, North Carolina                          1975
Vice Chairman

Russell E. Bennett, Jr.           69           Retired; formerly owner and president of Russell Bennett        1982/1/
                                               Chevrolet-Buick-Mazda, Inc.

R. Larry Campbell                 51           President of Richmond Savings                                   1990

Buena Vista Coggin                68           Retired; former President of Richmond Savings                   1978

Joe M. McLaurin                   69           Retired                                                         1978

W. Jesse Spencer                  75           Certified Public Accountant                                     1988

E. E. Vuncannon, Jr.              67           President of E. E. Vuncannon, Inc., Ellerbe, North              1969
                                               Carolina, supplier of farm chemicals, feed and fertilizer

/1/Mr. Bennett also served as a director from 1967 through 1970.

BOARD MEETINGS AND COMMITTEES

     Richmond Savings' Board of Directors has regular monthly meetings, and held 16 regular and special meetings in the fiscal year ended June 30, 1995. The Board has also established five committees to whom certain responsibilities have been delegated - an Executive Committee, an Audit Committee, an Investment Committee, a CRA Committee and a Capital Planning Committee. No director attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the year ended June 30, 1995.

     The Executive Committee is composed of directors Vetter, Chairman; Bennett, Campbell and Vuncannon. The Executive Committee makes recommendations to the full Board and acts on policies adopted by the full Board in the absence of a meeting of the entire Board. This committee meets on an as needed basis, and during the fiscal year ended June 30, 1995 met six times.

     Richmond Savings' Audit Committee is composed of directors Spencer, Chairman; Page and Coggin. This committee is responsible for meeting with and retaining independent auditors, overseeing the adequacy of internal control, insuring compliance with Richmond Savings' policies and procedures and with generally accepted accounting principles. The Audit Committee meets on an as needed basis, and during the fiscal year ended June 30, 1995, met one time.

     Richmond Savings' Investment Committee is composed of directors McLaurin, Chairman; Bennett and Campbell. The Investment Committee is responsible for overseeing the implementation of the investment policy adopted by the Board and meets on an as needed basis. The Investment Committee met four times during the fiscal year ended June 30, 1995.

     Richmond Savings' CRA Committee is composed of directors Coggin, Chairman; Page and Campbell. In addition, John W. Bullard, Executive Vice President, is a member of this committee. This committee is responsible for monitoring Richmond Savings' compliance with the CRA and assessing community credit and deposit needs. This committee meets as needed and did not meet during the fiscal year ended June 30, 1995.

     Richmond Savings' Capital Planning Committee is composed of directors Spencer, Chairman; Bennett, Vetter and Campbell. John W. Bullard, Executive Vice President is also a member of this committee. The Capital Planning Committee is responsible for determining the capital needs of Richmond Savings and making recommendations regarding how those needs may be satisfied. This committee meets on an as needed basis and did not meet during the fiscal year ended June 30, 1995.

DIRECTORS' FEES

     For their service on Richmond Savings' Board of Directors, all non-employee members of Richmond Savings' Board of Directors receive $1,000 per month. The Chairman of the Board receives an additional $500 per month for serving as Chairman of the Board. In addition, all non-employee directors who serve on Board committees receive $75 per meeting for their service. Board fees are subject to adjustment annually. In addition, during fiscal 1995 all Board members received additional compensation of $1,000 related to their attendance at a special two-day planning retreat, and all non-employee Board members received additional compensation of $150 for each of three additional special meetings.

     Richmond Savings has entered into deferred compensation agreements with several of its directors. Under such arrangements, the directors waived immediate receipt of their directors' fees for various periods of time in exchange for Richmond Savings' agreement to pay to the director amounts over a specified period of time beginning at a date set forth in the agreements. Benefits are also payable to designated beneficiaries upon the director's death. Richmond Savings has purchased life insurance policies of which it is the beneficiary in order to fund certain of the deferred compensation benefits. Total expense related to the directors' deferred compensation arrangements was approximately $81,000 in the fiscal year ended June 30, 1995.

     Existing members of the Board of Directors may also receive additional benefits following the Conversion. See "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

EXECUTIVE OFFICERS

     Richmond Savings has two executive officers. The following table sets forth certain information with respect to such executive officers:

                              AGE ON              POSITIONS AND OCCUPATIONS                EMPLOYED BY
NAME                      MARCH 31, 1996           DURING LAST FIVE YEARS            RICHMOND SAVINGS SINCE
- -----                     --------------          -------------------------          ----------------------
R. Larry Campbell               51              President and Chief Executive                 1984
                                                Officer

John W. Bullard                 44              Executive Vice President and                  1988
                                                Chief Operations Officer;
                                                previously Vice President in
                                                charge of lending

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal year ended June 30, 1995 certain information as to the cash compensation received by (i) the chief executive officer of Richmond Savings and (ii) all other executive officers of Richmond Savings whose cash compensation exceeded $100,000 (there were none), for services in all capacities.

                                            OTHER ANNUAL
    NAME AND                                COMPENSATION        ALL OTHER
PRINCIPAL POSITION             SALARY          ($)/1/         COMPENSATION
- ------------------             ------       ------------      ------------
R. Larry Campbell,             $97,977         - - -           $19,858/2/
President and Director

____________________
/1/ Under the "Other Annual Compensation" category, perquisites for the fiscal year ended June 30, 1995 did not exceed the lesser of $50,000, or 10% of salary and bonus as reported for Mr. Campbell.
/2/ Includes (a) directors' fees of $1,000; (b) $10,114 contributed to Richmond Savings' target benefit retirement plan for Mr. Campbell during fiscal 1995; (c) $2,744 contributed to Richmond Savings' 401(k) retirement plan for Mr. Campbell during fiscal 1995; and $6,000 accrued under a deferred compensation plan established for the benefit of Mr. Campbell.

BONUS COMPENSATION

     In June 1995, Richmond Savings' Board of Directors approved a bonus compensation plan pursuant to which selected officers of the savings bank could receive bonus compensation of up to 10% of their salaries if certain performance goals are achieved. Since this plan was established in June 1995, no bonuses have yet been earned or paid under this plan.

TARGET BENEFIT PLAN

     Richmond Savings maintains a defined contribution target benefit plan for the benefit of all of its employees who have completed one year of service and who are at least twenty-one (21) years of age. Under the plan, Richmond Savings contributes an actuarially determined amount for each participant based upon the individual level premium cost for the "target" benefit Richmond Savings is attempting to provide the participant at retirement. This amount is calculated using a formula that takes into account a participant's compensation and years of participation. The "target" retirement benefit is 60% of each participant's "compensation," reduced pro-rata for each year of service less than 25, but may be more or less than the amount, depending on the participant's account balance at his normal retirement date. For purposes of the plan, compensation means the participant's highest consecutive three-year average salary over all years of service, excluding salary increases during the final five years of service. The total amount contributed by Richmond Savings to this retirement plan during fiscal 1995 was $54,240.

     Participants are fully vested in amounts contributed to the plan on their behalf by Richmond Savings after seven years of service, as follows: 1 year of service, 0%; 2 years, 0%; 3 years, 20%; 4 years, 40%; 5 years, 60%; 6 years, 80%;

7 years or more, 100%. As of December 31, 1995, R. Larry Campbell had eight years of service under the target benefit plan.

     Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment. A participant's normal retirement age under the plan is age 65, with at least 5 years of participation in the plan. The plan also provides for early retirement within 5 years of the participant's normal retirement age.

401(K) PROFIT SHARING PLAN

     Richmond Savings has established a contributory savings plan for its employees, which meets the requirements of section 401(k) of the Code. All employees who are at least 21 and who have completed one year of service may elect to contribute a percentage of their compensation to the plan each year, subject to certain maximums imposed by federal law. Richmond Savings will match 50% of each participant's contribution, up to a maximum employer contribution of 3% of the participant's compensation. For purposes of the 401(k) plan, compensation means a participant's total compensation received from the employer.

     Participants are fully vested in amounts they contribute to the plan. Participants are fully vested in amounts contributed to the plan on their behalf by Richmond Savings as employer matching contributions and as profit sharing contributions after seven years of service as follows: 1 year, 0%; 2 years, 0%; 3 years, 20%; 4 years, 40%; 5 years, 60%; 6 years, 80%; 7 or more years, 100%.

     Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment. Normal retirement age under the plan is 65 years of age with at least five years of participation in the plan. The plan also provides for early retirement within five years of the participant's normal retirement age. The total amount contributed by Richmond Savings to the 401(k) plan during fiscal 1995 was $72,000.

RETIREMENT PLANS

     Richmond Savings has adopted retirement plans for the benefit of R. Larry Campbell, President, and John W. Bullard, Executive Vice President. Mr. Campbell's retirement plan provides a retirement benefit of $30,000 per year payable at age 65 for ten years to Mr. Campbell and/or his family. The plan also provides a $30,000 per year disability benefit until age 65 and a death benefit of $300,000 to Mr. Campbell's family if he should die prior to retirement. Mr. Bullard's retirement plan provides a retirement benefit of $10,000 per year for ten years payable at age 65 to Mr. Bullard and/or his family. Mr. Bullard's plan provides for a $10,000 per year disability benefit until age 65 and a death benefit of $100,000 to Mr. Bullard's family if he should die prior to retirement. These plans are funded by insurance. Richmond Savings' accrual for these plans in fiscal year 1995 totalled $8,400.

OTHER BENEFITS

     Richmond Savings provides its employees with group medical, dental, life and disability insurance benefits. Employees are also provided with vacation, holiday and sick leave.

EMPLOYMENT AGREEMENTS

     In connection with the Conversion, Richmond Savings will enter into employment agreements with R. Larry Campbell, President, and John W. Bullard, Executive Vice President, in order to establish their duties and compensation and to provide for their continued employment with Richmond Savings. The agreements will provide for initial annual base salaries of $95,400 and $63,600, respectively. The agreements will provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, the agreement may be extended for an additional year so that the remaining term shall be three years unless written notice of non-renewal is given by the Board of Directors. The agreements also provide that base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), the employee's base salary shall be increased by at least 6% annually. In addition, the employment agreements provide for profitability and discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by Richmond Savings or by the Holding Company for employees of Richmond Savings, as well as fringe benefits normally associated with such employee's office. The employment agreements provide that they may be terminated by Richmond Savings for cause, as defined in the agreement, and that they may otherwise be terminated by Richmond Savings (subject to vested rights) or by the employee.

     The employment agreements provide that the nature of the employee's compensation, duties or benefits cannot be diminished following a change in control of Richmond Savings or the Holding Company. For purposes of the employment agreement, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Holding Company or Richmond Savings, or acquires in any manner control of the election of a majority of the directors of either the Holding Company or Richmond Savings, (ii) either the Holding Company or Richmond Savings consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Holding Company nor Richmond Savings is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Holding Company or Richmond Savings are sold or otherwise transferred to, or are acquired by, any other entity or group.

     The employment agreements could have the effect of making it less likely that Richmond Savings or the Holding Company will be acquired by another entity. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS
- -- The Holding Company -- Anti-Takeover Effect of Employment Agreements and Benefit Plans."

SEVERANCE PLAN

     In connection with the Conversion, Richmond Savings' Board of Directors plans to adopt a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" (as defined in the Severance Plan) of Richmond Savings or the Holding Company and (i) Richmond Savings or any successor of Richmond Savings terminates the employment of any full time employee of Richmond Savings in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance
Plan), or (ii) an employee terminates his or her employment with Richmond Savings or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work station within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as a Richmond Savings employee or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to one half of an employee's annual salary. Officers of Richmond Savings who, at the time of a "change in control," are parties to employment agreements having a remaining term of more than two years are not covered by the Severance Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

     Richmond Savings has established the ESOP for its eligible employees. The ESOP will become effective upon the Conversion. Employees with one year of service with Richmond Savings who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use the funds to purchase up to 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 100,640 and 136,160 shares assuming the issuance of between 1,258,000 and 1,702,000 shares. In the event of an oversubscription of shares of Common Stock and, as a result, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Holding Company intends to approve the purchase by the ESOP in the open market after the Conversion of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

     Collateral for the Holding Company's loan to the ESOP will be the Common Stock purchased by the ESOP. It is expected that the loan will be repaid principally from Richmond Savings' discretionary contributions to the ESOP within 10 years. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. It is anticipated that the interest rate for the loan will be a commercially reasonable rate at the time of the loan inception. The loan will not be guaranteed by Richmond Savings. Shares purchased by the ESOP and pledged as security for the loan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service prior to the Conversion. Benefits are payable upon death or disability. Richmond Savings' contributions to the ESOP are not fixed, so benefits payable and corresponding expenses under the ESOP cannot be determined although benefits payable and corresponding expenses have been estimated in preparing the pro forma computations set forth in this Prospectus. See "PRO FORMA DATA."

     In connection with the establishment of the ESOP, the Holding Company will establish a committee of the Board of Directors to administer the ESOP.
Trustees for the ESOP will also be appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees shall instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     The ESOP may be considered an "anti-takeover" device since the ESOP may become the owner of a sufficient percentage of the total outstanding Common Stock of the Holding Company that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS -- The Holding Company -- Anti-Takeover Effect of Employment Agreements and Benefit Plans."

PROPOSED MANAGEMENT RECOGNITION PLAN

     The Boards of Directors of the Holding Company and Richmond Savings intend to adopt the MRP, subject to approval of the stockholders of the Holding Company at a meeting to be held no sooner than six months following the Conversion. The MRP will serve as a means of providing the directors and employees of Richmond Savings with an ownership interest in the Holding Company in a manner designed to encourage such persons to continue their service to Richmond Savings. All directors and certain employees of Richmond Savings would receive benefits under the MRP. Upon stockholder approval of the MRP, the Holding Company and Richmond Savings expect to fund the MRP with a number of shares of Common Stock equal to 4% of the shares issued in the Conversion. Such shares would be provided by the issuance of authorized but unissued shares of Common Stock or shares purchased by the MRP in the open market. Shares issued to recipients under the MRP will be restricted and subject to forfeiture as described below.

     To the extent that the MRP acquires authorized but unissued shares of Common Stock after the Conversion, the interests of existing shareholders will be diluted. Shares issued under the MRP will be issued at no cost to recipients. Assuming the issuance of 1,702,000 shares in the Conversion and receipt of stockholder approval, 68,080 shares would be issued pursuant to the MRP. It is expected that R. Larry Campbell, President, would be issued 25% of the shares of Common Stock to be issued under the proposed MRP, or 17,020 shares, assuming the issuance of 1,702,000 shares of Common Stock in the Conversion. It is expected that John W. Bullard, Executive Vice President, would be issued 10% of the shares of Common Stock to be issued under the proposed MRP, or 6,808 shares, assuming the issuance of 1,702,000 shares of Common Stock in the Conversion. If the MRP is submitted to and approved by the Holding Company's stockholders within one year after consummation of the Conversion, the seven nonemployee directors of Richmond Savings would be issued, in the aggregate, a maximum of 30% of the shares of Common Stock to be issued under the MRP, or 20,424 shares, assuming the issuance of 1,702,000 shares of Common Stock in the Conversion. Remaining shares not issued to the executive officers or nonemployee directors under the MRP would be available for possible grants to employees of Richmond Savings.

     After the grant of shares of Common Stock under the MRP, recipients will be entitled to vote all vested and unvested shares and receive all dividends and other distributions with respect thereto. The MRP will provide that 20% of the shares granted will vest and become nonforfeitable on the first anniversary of the date of the grant under the MRP, and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the shares would be completely vested at the end of five years after the date of grant. Grants of Common Stock under the MRP will immediately vest upon the disability or death of a recipient. If the MRP is submitted to the Holding Company's stockholders and approved by them more than one year after the consummation of the Conversion, the MRP may provide that grants of Common Stock under the MRP will become automatically vested upon retirement or upon a change in control of the Holding Company or Richmond Savings. In such event, it is expected that "change in control" would have the same meaning as is set forth in the employment agreements of the executive officers. See "-- Employment Agreements."

     Until shares become vested, the right to direct the voting of such shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. If the recipient of shares under the MRP terminates his service to Richmond Savings prior to the time shares become vested (and such shares are not automatically vested under the MRP), unvested shares would be forfeited to the MRP and would be subject to future allocations to others. In addition, the MRP requires recipients to repay any dividends received with respect to shares which are later forfeited. It is expected that the MRP will provide that it cannot be terminated upon a change in control of the Holding Company or Richmond Savings unless the acquiror provides for an equivalent benefit.

     If the MRP is approved by the stockholders, Richmond Savings expects to recognize a compensation expense for the MRP awards in the amount of the fair market value of the Common Stock granted. The expense would be recognized pro rata over the years during which shares vest. The recipients of stock grants would be required to recognize ordinary income equal to the fair market value of the stock. The stock grants would be made in recognition of the recipients' past service to Richmond Savings and as an incentive for their continued performance.

PROPOSED STOCK OPTION PLAN

     The Boards of Directors of the Holding Company and Richmond Savings intend to adopt the Stock Option Plan, subject to approval of the stockholders of the Holding Company at a meeting to be held no sooner than six months following the Conversion.

     Upon stockholder approval of the Stock Option Plan, the trustees under the Stock Option Plan could acquire in the open market a number of shares of Common Stock equal to 10% of shares issued in the Conversion. Such shares could be acquired prior to the time options vest or are exercised under the Stock
Option Plan, or they could be acquired after the options vest and upon their exercise. In lieu of purchasing shares in the open market, the Holding Company could issue authorized into unissued shares of Common Stock to satisfy options. The Holding Company will reserve for issuance the maximum number of shares of Common Stock to be issued under the Plan (less any shares acquired by the Stock Option Plan in the open market). Assuming the issuance of between 1,258,000 and 1,702,000 shares in the Conversion, an aggregate of between 125,800 and 170,200 shares of Common Stock would be reserved for issuance and/or purchased in the open market to be delivered upon the exercise of options granted under the Stock Option Plan.

     Assuming the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan would be administered by a committee of the Holding Company's Board of Directors. Options granted under the Stock Option Plan will have an option exercise price of not less than the fair market value of the Common Stock on the date the options are granted. Options granted under the Stock Option Plan will have a term of ten years, would not be transferable except upon death and would continue to be exercisable upon retirement, death or disability. Options granted under the Stock Option Plan will have a vesting schedule which will provide that 20% of the options granted would vest and become nonforfeitable on the first anniversary of the date of the option grant and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the options would be completely vested at the end of five years after the date of the option grant. Options will become 100% vested upon death or disability. In addition, if the Stock Option Plan is submitted to and approved by the Holding Company's stockholders more than one year after consummation of the Conversion, the Stock Option Plan may provide that options will become automatically vested upon retirement or upon a change in control of the Holding Company or Richmond Savings. In such event, it is expected that "change in control" would have the same meaning as is set forth in the employment agreements of the executive officers. See "-- Employment Agreements." The Stock Option Plan will provide that the Plan cannot be terminated upon a change in control of the Holding Company or Richmond Savings unless the acquiror provides for an equivalent benefit to holders of unvested options.

     It is expected that R. Larry Campbell, President, would be issued 25% of the options to be issued under the proposed Stock Option Plan, or options to purchase 42,550 shares of Common Stock assuming the issuance of 1,702,000 shares in the Conversion. It is expected that John W. Bullard, Executive Vice President, would be issued 10% of the options to be issued under the proposed Stock Option Plan, or options to purchase 17,020 shares, assuming the issuance of 1,702,000 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Holding Company's stockholders within one year after consummation of the Conversion, the seven nonemployee directors of Richmond Savings would be issued, in the aggregate, a maximum of 30% of the options to be issued under the Stock Option Plan, or options to purchase 51,060 shares of Common Stock, assuming the issuance of 1,702,000 shares in the Conversion. Remaining options not issued to executive officers or nonemployee directors under the Stock Option Plan would be available for possible grants to employees of Richmond Savings.

     Options granted to employees under the Stock Option Plan may be "incentive stock options" which are designed to result in beneficial tax treatment to the employee but no tax deduction to the Holding Company or Richmond Savings. The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes. If an optionee exercises an incentive stock option and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased ("Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an incentive stock option, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock. The Holding Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee's exercise of an incentive stock option. However, if there is an Early Disposition, the Holding Company generally would be entitled to deduct the Bargain Element as compensation paid the optionee.

     Options granted to directors under the Stock Option Plan would be "non-qualified stock options." In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with common stock, the optionee generally will not recognize any gain or loss on the common stock surrendered in payment of the exercise price. The Holding Company would not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, the Holding Company would recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.

     It is expected that the Stock Option Plan will provide that after an option has been granted, the optionee will be entitled to direct the trustees (three directors of Richmond Savings) as to the voting of any shares of Common Stock held by the trustees to satisfy vested and unvested options which have been granted to the optionee. In the event a tender offer is made for shares held by the trustees to satisfy vested and unvested options granted to an optionee, the optionee will be able to instruct the trustees' response. Any shares held by the trustees to satisfy options not yet granted shall be voted or tendered by the trustees in their discretion.

     It is expected that the Stock Option Plan will provide that any cash dividends or other distributions paid or made with respect to shares of Common Stock held by the trustees in trust under the Stock Option Plan, plus earnings on such amounts, less amounts retained by the trustees to pay the expenses of such trust, will be paid by the trustees to the Holding Company.

     If the Stock Option Plan is approved by the stockholders of the Holding Company, the options granted to employees and directors pursuant to the Stock Option Plan would be issued in recognition of the recipients' past service to Richmond Savings and as an incentive for their continued performance. No cash consideration will be paid for the options.

CERTAIN INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT

     Richmond Savings makes loans to executive officers and directors of Richmond Savings in the ordinary course of its business. These loans are made on the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit Richmond Savings from making loans to executive officers and directors of Richmond Savings on terms more favorable than could be obtained by persons not affiliated with Richmond Savings. Richmond Savings' policy concerning loans to executive officers and directors complies with such regulations. The aggregate unpaid principal balance of loans to directors and officers and their affiliates outstanding at March 31, 1996 totals approximately $98,000 and represents 0.4% of pro forma stockholders' equity at March 31, 1996, assuming the sale of 1,702,000 shares of Common Stock.

     In addition, director John T. Page, Jr. is a partner of Page, Page & Webb, a Rockingham, North Carolina law firm which performs legal services for Richmond Savings.


                         DESCRIPTION OF CAPITAL STOCK

THE HOLDING COMPANY

     The Holding Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Neither the authorized Common Stock nor the authorized preferred stock has any par value.

     COMMON STOCK. General. THE HOLDING COMPANY'S COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL ENTITY. Upon payment of the purchase price for the Common Stock, all such stock will be duly authorized, validly issued, fully paid, and nonassessable.

     Dividends. The holders of the Holding Company's Common Stock will be entitled to receive and share ratably in such dividends on Common Stock as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor, subject to applicable statutory and regulatory restrictions. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company -- Restrictions on Dividends." The ability of the Holding Company to pay dividends may be dependent on the receipt of dividends from Richmond Savings. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions," and "TAXATION."

     Stock Repurchases. The shares of Common Stock do not have any redemption provisions. The Holding Company may not, for a period of at least one year from the effective date of the Conversion, without the approval of the Administrator, repurchase any of its capital stock. Such approval shall be given only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of Richmond Savings. Stock repurchases are also subject to North Carolina regulations regarding capital distributions.

     Voting Rights. Upon Conversion, the holders of Common Stock, as the only class of capital stock of the Holding Company then outstanding, will possess exclusive voting rights with respect to the Holding Company. Such holders will have the right to elect the Holding Company's Board of Directors and to act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to them. Each holder of Common Stock will be entitled to one vote per share. The holders of Common Stock will have no right to vote their shares cumulatively in the election of directors. As a result, the holders of a majority of the shares of Common Stock will have the ability to elect all of the directors on the Holding Company's Board of Directors.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of the Holding Company, the holders of Common Stock of the Holding Company would be entitled to ratably receive, after payment of or making of adequate provisions for, all debts and liabilities of the Holding Company and after the rights, if any, of preferred stockholders of the Holding Company, all remaining assets of the Holding Company available for distribution.

     Preemptive Rights. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares which may be issued by the Holding Company.

     Shares Owned by Directors and Executive Officers. All shares of Common Stock issued in the Conversion to directors and executive officers of the Holding Company and Richmond Savings will contain a restriction providing that such shares may not be sold without the written permission of the Administrator for a period of one year following the date of purchase, except in the event of death of the director or the executive officer.

     PREFERRED STOCK. None of the 5,000,000 shares of the Holding Company's authorized preferred stock have been issued and none will be issued in the Conversion. Such stock may be issued in one or more series with such rights, preferences and designations as the Board of Directors of the Holding Company may from time to time determine subject to applicable law and regulations. If and when such shares are issued, holders of such shares may have certain preferences, powers and rights (including voting rights) senior to the rights of the holders of the Common Stock. The Board of Directors can (without stockholder approval) issue preferred stock with voting and conversion rights which could, among other things, adversely affect the voting power of the holders of the Common Stock and assist management in impeding an unfriendly takeover or attempted change in control of the Holding Company that some stockholders may consider to be in their best interests but to which management is opposed. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS -- The Holding Company -- Restrictions in Articles of Incorporation and Bylaws." The Holding Company has no current plans to issue preferred stock.

     RESTRICTIONS ON ACQUISITION. Acquisitions of the Holding Company and acquisitions of the capital stock of the Holding Company are restricted by provisions in the Articles of Incorporation and Bylaws of the Holding Company and by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS -- The Holding Company -- Restrictions in Articles of Incorporation and Bylaws" and "-- Regulatory Restrictions."

RICHMOND SAVINGS

     COMMON STOCK. After consummation of the Conversion, Richmond Savings will be authorized to issue 100,000 shares of common stock, no par value ("Richmond Savings Common Stock"). The Richmond Savings Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity.

     DIVIDENDS. The payment of dividends by Richmond Savings is subject to limitations which are imposed by North Carolina law and regulations. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions." In addition, federal income tax law considerations may affect the ability of Richmond Savings to pay dividends and make other capital distributions. See "TAXATION." The holders of Richmond Savings Common Stock will be entitled to receive and share ratably in such dividends on the Richmond Savings Common Stock as may be declared by the Board of Directors of Richmond Savings out of funds legally available therefor, subject to applicable statutory and regulatory restrictions.

     VOTING RIGHTS. As a mutual North Carolina-chartered savings bank, Richmond Savings currently has no stockholders, and voting rights in Richmond Savings are currently held by Richmond Savings' members (depositors and borrowers). Members elect Richmond Savings' Board of Directors and vote on such other matters as are required to be presented to them under North Carolina law.

     Upon Conversion, the Holding Company, as sole stockholder of Richmond Savings, will possess the exclusive voting rights with respect to the Richmond Savings Common Stock, will elect Richmond Savings' Board of Directors and will act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to stockholders by Richmond Savings' Board of Directors. The holders of Richmond Savings Common Stock will have no right to vote their shares cumulatively in the election of directors of Richmond Savings.

     LIQUIDATION RIGHTS. After the Conversion, in the event of any liquidation, dissolution or winding up of Richmond Savings, the Holding Company, as holder of all of Richmond Savings' outstanding capital stock, would be entitled to receive all remaining assets of Richmond Savings available for distribution, after payment of or making of adequate provisions for, all debts and liabilities of Richmond Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account established in connection with the Conversion to Eligible Account Holders and Supplemental Eligible Account Holders. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights."

     PREEMPTIVE RIGHTS. Holders of the Richmond Savings Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued by Richmond Savings.

     RESTRICTIONS ON ACQUISITION. Acquisitions of Richmond Savings and acquisitions of its capital stock are restricted by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS -- Richmond Savings."


ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND RICHMOND SAVINGS

THE HOLDING COMPANY

     RESTRICTIONS IN ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Holding Company contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of the Holding Company directly with the Holding Company's Board of Directors. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with management. The Board of Directors believes that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of the Holding Company and that otherwise is in the best interests of all stockholders. However, these provisions may have the effect of discouraging offers to purchase the Holding Company or its securities which are not approved by the Board of Directors but which certain of the Holding Company's stockholders may deem to be in their best interests or pursuant to which stockholders would receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors and management more difficult. The Boards of Directors of Richmond Savings and the Holding Company believe these provisions are in the best interests of the stockholders because they will assist the Holding Company's Board of Directors in managing the affairs of the Holding Company in the manner they believe to be in the best interests of stockholders generally and because a company's board of directors is often best able in terms of knowledge regarding the company's business and prospects, as well as resources, to negotiate the best transaction for its stockholders as a whole.

     The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each instance to such Articles of Incorporation and Bylaws. See "ADDITIONAL INFORMATION" regarding how to obtain a copy of these documents.

     Board of Directors. The Bylaws of the Holding Company provide that the number of directors shall not be less than five nor more than 15. The initial number of directors is eight, but such number may be changed by resolution of the Board of Directors. These provisions have the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt and may make it more difficult for a person seeking to acquire control of the Holding Company to gain majority representation on the Board of Directors in a relatively short period of time. The Holding Company believes these provisions to be important to continuity in the composition and policies of the Board of Directors.

     The Articles of Incorporation provide that, if and when the number of directors is at least nine, there will be staggered elections of directors so that the directors will each be initially elected to one, two or three-year terms, and thereafter (so long as the number of directors is nine or more) all directors will be elected to terms of three years each. This provision also has the effect of making it more difficult for a person seeking to acquire control of the Holding Company to gain majority representation on the Board of Directors.

     Cumulative Voting. The Articles of Incorporation do not provide for cumulative voting for any purpose. Cumulative voting in election of directors entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the stockholder chooses. The absence of cumulative voting for directors limits the ability of a minority stockholder to elect directors. Because the holder of less than a majority of the Holding Company's shares cannot be assured representation on the Board of Directors, the absence of cumulative voting may discourage accumulations of the Holding Company's shares or proxy contests that would result in changes in the Holding Company's management. The Board of Directors believes that (i) elimination of cumulative voting will help to assure continuity and stability of management and policies; (ii) directors should be elected by a majority of the stockholders to represent the interests of the stockholders as a whole rather than be the special representatives of particular minority interests; and (iii) efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of the Holding Company.

     Special Meetings. The Bylaws of the Holding Company provide that special meetings of stockholders of the Holding Company may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board of Directors. If a special meeting is not called by such persons or entities, stockholder proposals cannot be presented to the stockholders for action until the next annual meeting.

     Capital Stock. The Articles of Incorporation of the Holding Company authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock authorized in addition to the number of shares of Common Stock to be issued pursuant to the Conversion were authorized to provide the Holding Company's Board of Directors with flexibility to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, director and employee stock options, grants of restricted stock to directors and employees and other appropriate purposes. However, issuance of additional authorized shares may also have the effect of impeding or deterring future attempts to gain control of the Holding Company.

     The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, dividend rights, and liquidation preferences, which could adversely affect the voting power of the holders of the Common Stock and discourage an attempt to acquire control of the Holding Company. The Board of Directors does not intend to issue any preferred stock, except on terms which it deems to be in the best interests of the Holding Company and its stockholders. However, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Holding Company and to impede other transactions not favored by management. The Board of Directors currently has no plans for the issuance of additional shares of Common Stock (except for such shares as may be necessary to fund the MRP and the Stock Option Plan) or of shares of preferred stock.

     Director Nominations. The Bylaws of the Holding Company require a stockholder who intends to nominate a candidate for election to the Board of Directors at a stockholders' meeting to give written notice to the Secretary of the

Holding Company at least 50 days (but not more than 90 days) in advance of the date of the meeting at which such nominations will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing stockholder. The Board of Directors of the Holding Company believes that it is in the best interests of the Holding Company and its stockholders to provide sufficient time for the Board of Directors to study all nominations and to determine whether to recommend to the stockholders that such nominees be considered.

     Removal of Directors. The Holding Company's bylaws provide that directors may be removed prior to the end of their term only for cause.

     SUPERMAJORITY VOTING PROVISIONS. The Holding Company's Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the number of the Continuing Directors (as defined in the Articles of Incorporation) on the Holding Company's Board of Directors. "Continuing Directors" generally includes all members of the Board of Directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of the Holding Company. This provision could tend to make the acquisition of the Holding Company more difficult to accomplish without the cooperation or favorable recommendation of the Holding Company's Board of Directors.

     ANTI-TAKEOVER EFFECT OF EMPLOYMENT AGREEMENTS AND BENEFIT PLANS. The existence of the ESOP may tend to discourage takeover attempts because employees participating under the ESOP and the trustees of the ESOP will effectively control the voting of the large block of shares held by the ESOP. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan." Also, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, the MRP and the Stock Option Plan will provide for the ownership of additional shares of Common Stock by the employees and the directors of Richmond Savings and for voting control by directors and employees over shares held by the MRP and Stock Option Plan which are attributable to grants made to them under such plans even though the grants are not yet vested. See "MANAGEMENT OF RICHMOND SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

     If (i) the MRP and the Stock Option Plan are approved by the stockholders of the Holding Company within one year after the Conversion, (ii) all of the options issuable to directors and executive officers under the Stock Option Plan are issued and all shares necessary to fund such options are acquired in the open market and held by the Stock Option Plan or by directors and executive officers, (iii) all of the shares issuable to directors and executive officers under the MRP are purchased in the open market and issued, (iv) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, the directors and executive officers and their affiliates as a group would own or control the voting of as much as 27.58% or 24.85% of the Common Stock issued and outstanding at the minimum and maximum of the Valuation Range, respectively. Because the Holding Company's Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations, the officers and directors, as a group, could effectively block such transactions. See "-- The Holding Company -- Supermajority Voting Provisions."

     REGULATORY RESTRICTIONS. Applicable North Carolina regulations provide that for a period of three years following the Conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of the Holding Company if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of the Holding Company. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Holding Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Holding Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Richmond Savings or the Board of Directors of the Holding Company and Richmond Savings support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Holding Company and Richmond Savings and the public interests will not be adversely affected.

     The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Holding Company or Richmond Savings or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Holding Company. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company."

RICHMOND SAVINGS

     Upon consummation of the Conversion, Richmond Savings will become a wholly-owned subsidiary of the Holding Company, and, consequently, restrictions on the acquisition of Richmond Savings would have a more limited effect than if Richmond Savings' common stock were held directly by the stockholders purchasing in the Conversion. However, restrictions on the acquisition of Richmond Savings may discourage takeover attempts of the Holding Company in order to gain immediate control of Richmond Savings.

     REGULATORY RESTRICTIONS. The Administrator and the Federal Reserve have conditionally approved the Holding Company's acquisition of all of the stock of Richmond Savings issued in the Conversion. For three years following completion of a conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of a converting state savings bank such as Richmond Savings. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with view toward public resale made exclusively to Richmond Savings or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Richmond Savings by a corporation whose ownership is or will be substantially the same as the ownership of Richmond Savings, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. Similarly, Federal Reserve approval is required before any person or entity may acquire "control" of Richmond Savings. See "-- The Holding Company -- Regulatory Restrictions."

     BOARD OF DIRECTORS. The amended Articles of Incorporation of Richmond Savings upon consummation of the Conversion will provide that the number of directors may be no less than five. The initial number of directors will be eight, but such number may be changed by resolution of the Board of Directors. This provision has the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt. Richmond Savings' Bylaws also provide for staggered elections of directors if and when the total number of directors is at least nine. These provisions are designed to make it more difficult for a person seeking to acquire control of Richmond Savings to gain majority representation on the Board of Directors in a relatively short period of time. Richmond Savings believes these provisions to be important to continuity in the composition and policies of its Board of Directors.

                                THE CONVERSION

THE BOARD OF DIRECTORS OF RICHMOND SAVINGS HAS ADOPTED AND THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF RICHMOND SAVINGS AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE ADMINISTRATOR.

GENERAL

     Richmond Savings was organized and has operated for most of its existence as a traditional savings and loan association. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years Richmond Savings has been studying the environment in which it operates and its strategic options. It has considered the possibilities of acquiring other financial institutions, being acquired by other institutions, and opening or purchasing additional branch offices in or near its current market areas. At present, it has not made final decisions about any of them, and has no agreement or plan to acquire any company or to be acquired by any company.

     As a result of its study of its strategic options, Richmond Savings adopted the Plan of Conversion. The Board of Directors believes that converting the bank from the mutual to stock form and organizing the Holding Company will provide increased flexibility for Richmond Savings and the Holding Company to react to changes in their operating environment, regardless of the strategies ultimately chosen. Richmond Savings also believes that the additional capital will enhance its ability to provide additional customer services and that stockholders of the Holding Company will be encouraged to do more business with, and refer more customers to, Richmond Savings.

     The Board of Director's adoption of the Plan of Conversion is subject to approval by the members of Richmond Savings and receipt of required regulatory approvals. Pursuant to the Plan of Conversion, Richmond Savings will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding Company. The Holding Company will issue the Common Stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of Richmond Savings. By letter dated _______________, 1996, the Administrator approved the Plan of Conversion, subject to approval by the members of Richmond Savings and satisfaction of certain other conditions. The Special Meeting will be held on _____________, 1996 for the purpose of considering approval of the Plan of Conversion.

     Consummation of the Conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for the Holding Company to acquire Richmond Savings. Those approvals have been received. The Conversion cannot be consummated until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of the Holding Company's application and expires _____________, 1996. Finally, consummation of the Conversion is contingent upon receipt from the FDIC of a final non-objection letter with respect to the transaction. The FDIC has issued a conditional notification that it does not intend to object to the Conversion.

     The following is a summary of all material provisions of the Plan of Conversion. It is qualified in its entirety by the provisions of the Plan of Conversion, which contains a more detailed description of the terms of the Conversion. The Plan of Conversion is attached as Attachment I to Richmond Savings' Proxy Statement for the Special Meeting which has been delivered to all members of Richmond Savings. The Plan of Conversion can also be obtained by written request from Richmond Savings. See "ADDITIONAL INFORMATION."

PURPOSES OF CONVERSION

     Richmond Savings, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, Richmond Savings will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future and performance of Richmond Savings, including
(i) a larger capital base for Richmond Savings' operations, (ii) an enhanced future access to capital markets, (iii) an opportunity for depositors of Richmond Savings to become stockholders of the Holding Company, and (iv) an enhanced ability to enter into business combinations with other financial institutions.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's Articles of Incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Holding Company and Richmond Savings. See "MANAGEMENT OF RICHMOND SAVINGS -- Employee Stock Ownership Plan," "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

     Formation of the Holding Company will provide greater flexibility than Richmond Savings would otherwise have to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current arrangements, understandings or agreements regarding any such business combinations.

EFFECTS OF CONVERSION

     GENERAL. Each person with a deposit account in Richmond Savings has pro rata rights, based upon the balance in his or her account, in the net worth of Richmond Savings upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, Richmond Savings' depositors can realize value with respect to their interests only in the unlikely event that Richmond Savings is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

     Upon Richmond Savings' conversion to stock form, its Articles of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of Richmond Savings, including its net worth. THE CAPITAL STOCK WILL BE SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL ENTITY. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of Richmond Savings will be acquired by the Holding Company, which in turn will issue its Common Stock to purchasers in the Conversion. The stock certificates issued by the Holding Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at Richmond Savings.

     VOTING RIGHTS. Under Richmond Savings' current Articles of Incorporation and Bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to Richmond Savings, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to Richmond Savings and will therefore not be able to elect directors of Richmond Savings or control its affairs; (ii) voting rights with respect to Richmond Savings will be vested in the Holding Company as the sole stockholder of Richmond Savings; and (iii) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK."

     DEPOSIT ACCOUNTS AND LOANS. The account balances, interest rates and other terms of deposit accounts at Richmond Savings and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs Richmond Savings to withdraw funds to pay for his or her Common Stock).

Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with Richmond Savings.

     CONTINUITY. Richmond Savings will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its offices operated by the existing management and employees of Richmond Savings.

     LIQUIDATION RIGHTS. In the unlikely event of a complete liquidation of Richmond Savings, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

     Liquidation Rights Prior to the Conversion. Prior to the Conversion, in the event of a complete liquidation of Richmond Savings, each holder of a deposit account in Richmond Savings would receive such holder's pro rata share of any assets of Richmond Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in Richmond Savings at the time of liquidation.

     Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan of Conversion provides that, upon completion of the Conversion, a memorandum account called a "Liquidation Account" will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The amount of the Liquidation Account will be equal to the net worth of Richmond Savings as of the date of its latest statement of financial condition contained in the final prospectus relating to the sale of shares of Common Stock in the Conversion. Under applicable regulations, Richmond Savings will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "DIVIDEND POLICY" and SUPERVISION AND REGULATION -- Regulation of Richmond Savings -- Restrictions on Dividends and Other Capital Distributions." After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of Richmond Savings, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on Richmond Savings' capital stock, equal to their proportionate interests at that time in the Liquidation Account.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of March 31, 1995 (the Eligibility Record Date) or as of __________________, 1996 (the Supplemental Eligibility Record Date), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the Qualifying Deposit (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Richmond Savings is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company, as sole stockholder of Richmond Savings.

     A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not Richmond Savings is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

OFFERING OF COMMON STOCK

     As part of the Conversion, the Holding Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with priority being given to natural persons and trusts of natural persons residing or located in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. See "-- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers to be managed by Trident Securities. See "-- Syndicated Community Offering." The Plan of Conversion requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Valuation Range which is established in connection with the Conversion; provided, however, with the consent of the Administrator and the FDIC the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "-- Purchase Price of Common Stock and Number of Shares Offered." If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Valuation Range is not subscribed for in the Subscription and Community Offerings, the Holding Company will consult with the Administrator to determine an appropriate alternative method of selling all shares of Common Stock offered in the Conversion and not subscribed for in the Offerings. The same per share price ($10.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offerings.

     The Subscription Offering will expire at the Expiration Time, which is 12:00 noon, Eastern Time, on _________________, 1996, unless, with the approval of the Administrator, the offering period is extended by the Holding Company and Richmond Savings. The Community Offering, if any, may begin at any time after the Subscription Offering begins and will terminate at the Expiration Time or at any time thereafter, but not later than ___________________, 1996, unless extended with the approval of the Administrator. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offerings, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion.

     The commencement and completion of any required Community or Syndicated Community Offering will be subject to market conditions and other factors beyond the Holding Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced at any particular time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan of Conversion requires that the Conversion be completed within 24 months after the date of approval of the Plan of Conversion by Richmond Savings' members.

SUBSCRIPTION OFFERING

     In accordance with North Carolina conversion regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (i) Richmond Savings' Eligible

Account Holders, who are depositors as of March 31, 1995 who had aggregate deposits at the close of business on such date of at least $50 ("Qualifying Deposits"); (ii) the ESOP; (iii) Richmond Savings' Supplemental Eligible Account Holders, who are depositors as of _____________, 1996 who had Qualifying Deposits on such date; (iv) Richmond Savings' Other Members, who are depositor and borrower members as of _______________, 1996, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders; and (v) directors, officers and employees of Richmond Savings who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, in the priorities and subject to the limitations described herein. All subscriptions received will be subject to the availability of Common Stock after satisfaction of subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan of Conversion and described below.

     IN ORDER TO ENSURE PROPER IDENTIFICATION OF SUBSCRIPTION RIGHTS, IT IS THE RESPONSIBILITY OF SUBSCRIBERS IN THE SUBSCRIPTION OFFERING TO PROVIDE CORRECT ACCOUNT VERIFICATION INFORMATION ON THE STOCK ORDER FORM.

     ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

     ESOP. The ESOP has been granted, without payment therefor, Subscription Rights to purchase a number of shares of Common Stock up to 8% of the aggregate number of shares issued in the Conversion. The ESOP is expected to purchase 8% of the number of shares to be issued in the Conversion. In the event the number of shares sold exceeds 1,702,000, the ESOP shall be given to first priority to purchase any shares sold above such amount to the extent necessary for the ESOP to acquire 8% of the number of shares sold. In the event of an oversubscription of shares of Common Stock and, as a result, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Holding Company intends to approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

     OTHER MEMBERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, members of Richmond Savings as of ___________________, 1996 (the voting record date for the Special Meeting), other than Eligible Account Holders and Supplemental Eligible Account Holders (Other Members) have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members in the proportion that the number of votes eligible to be cast by each Other Member bears to the total number of votes eligible to be cast at the Special Meeting.

     EMPLOYEES, OFFICERS, AND DIRECTORS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, Richmond Savings' employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

COMMUNITY OFFERING

     Any shares of Common Stock which remain unsubscribed for in the Subscription Offering may be offered by the Holding Company to members of the general public in the Community Offering, which may commence at any time after commencement of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing or located in Richmond, Moore and Scotland counties in North Carolina (the Local Community), including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of, the Local Community. The Community Offering may terminate the Expiration Time or at any time thereafter, but no later than _______________, 1996, unless further extended with the consent of the Administrator. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING IS SUBJECT TO THE RIGHT OF RICHMOND SAVINGS AND THE HOLDING COMPANY, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE TERMINATION OF THE COMMUNITY OFFERING. In the event Richmond Savings and the Holding Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at Richmond Savings' passbook savings rate.

     In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by Richmond Savings and the Holding Company) prior to any allocation to other subscribers in the Community Offering.

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by Richmond Savings and the Holding Company in the entire amount of such order up to a number of shares no greater than 25,000 shares, which number shall be determined by the Board of Directors of Richmond Savings prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for such subscribers but there is an oversubscription by them.

     IN ORDER TO ENSURE PROPER ALLOCATION OF SHARES IN THE EVENT OF AN OVERSUBSCRIPTION, IT IS THE RESPONSIBILITY OF SUBSCRIBERS IN THE COMMUNITY OFFERING TO PROVIDE CORRECT ADDRESSES OF RESIDENCE ON THE STOCK ORDER FORM.

SYNDICATED COMMUNITY OFFERING

     The Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Holding Company in the sale of the Common Stock. THE HOLDING COMPANY AND RICHMOND SAVINGS HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $10.00 per share which is the same price as all other shares being offered in the Conversion.

     It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Holding Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident Securities and the Holding Company believe that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at Richmond Savings' passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of Richmond Savings and the Holding Company, but in no case later than __________________, 1996.

FRACTIONAL SHARES

     In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at Richmond Savings' passbook savings rate, and amounts designated for withdrawal from deposit accounts will be released.

PURCHASE PRICE OF COMMON STOCK AND NUMBER OF SHARES OFFERED

     The purchase price of shares of Common Stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering will be $10.00 per share. The purchase price was determined by the Boards of Directors of the Holding Company and Richmond Savings in consultation with Richmond Savings' financial advisor and sales agent, Trident Securities, and was based upon a number of factors, including the market price per share of the stock of other financial institutions. The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Holding Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Valuation Range which is established by an independent appraisal in the Conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

     Richmond Savings has retained Baxter Fentriss, an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of Richmond Savings and the Holding Company and to assist Richmond Savings in preparing a business plan. For its services in determining such valuation and assisting with the business plan, Baxter Fentriss will receive an aggregate fee of $25,000, plus an additional $2,500 for each appraisal update required in excess of one, and will be reimbursed for certain reasonable out-of-pocket expenses, subject to a $3,000 maximum.

     Baxter Fentriss has informed Richmond Savings that its appraisal has been made in reliance upon the information contained in this Prospectus, including the financial statements of Richmond Savings. Baxter Fentriss has further informed Richmond Savings that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Holding Company and Richmond Savings; (ii) the economic and demographic conditions in Richmond Savings' existing market area;
(iii) certain historical, financial and other information relating to Richmond Savings; (iv) the proposed dividend policy of the Holding Company; (v) a comparative evaluation of the operating and financial statistics of Richmond Savings with those of other savings institutions; (vi) the aggregate size of the offering of the Common Stock; and (vii) the trading market for the securities of institutions Baxter Fentriss believes to be comparable in relevant respects to the Holding Company and Richmond Savings and general conditions in the markets for such securities. In addition, Baxter Fentriss has advised Richmond Savings that it has considered the effect of the Conversion on the net worth and earnings potential of the Holding Company and Richmond Savings.

     On the basis of its consideration of the above factors, Baxter Fentriss has advised Richmond Savings that, in its opinion, at _______________, 1996, the Valuation Range of Richmond Savings and the Holding Company was from a minimum of $12,580,000 to a maximum of $17,020,000, with a midpoint of $14,800,000.
Based upon such valuation and a purchase price for shares offered in the Conversion of $10.00 per share, the number of shares to be offered ranges from a minimum of 1,258,000 shares to a maximum of 1,702,000 shares, with a midpoint of 1,480,000 shares.

     The Board of Directors of Richmond Savings has reviewed the methodology and assumptions used by Baxter Fentriss in preparing the appraisal and has determined that the Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

     Upon completion of the Offerings, Baxter Fentriss will confirm or update its valuation of the estimated aggregate pro forma market value of Richmond Savings and the Holding Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

     With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Valuation Range, or to $19,573,000 (1,957,300 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     No sale of shares of Common Stock may be consummated unless, after the expiration of the offering period, Baxter Fentriss confirms to Richmond Savings, the Holding Company, the Administrator and the FDIC, that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Baxter Fentriss to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of Richmond Savings and the Holding Company at the conclusion of the Offerings. If the aggregate pro forma market value of Richmond Savings and the Holding Company as of such date is within the Valuation Range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of Richmond Savings and the Holding Company so that the aggregate pro forma market value is below the minimum of the Valuation Range or more than 15% above the maximum of the Valuation Range, a resolicitation of subscribers may be made based upon a new Valuation Range, the Plan of Conversion may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

     In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be cancelled, funds submitted with the subscription will be refunded promptly with interest at Richmond Savings' passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of the Conversion. If the Plan of Conversion is terminated, all funds will be returned promptly with interest at Richmond Savings' passbook savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Community Offering."

     THE VALUATION BY BAXTER FENTRISS IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK. BAXTER FENTRISS DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY RICHMOND SAVINGS, NOR DID BAXTER FENTRISS VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF RICHMOND SAVINGS. THE VALUATION CONSIDERS RICHMOND SAVINGS AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF RICHMOND SAVINGS OR THE HOLDING COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SHARES AT PRICES IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

     A copy of the complete appraisal by Baxter Fentriss is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the Common Stock offered hereby. See "ADDITIONAL INFORMATION."

EXERCISE OF SUBSCRIPTION RIGHTS AND PURCHASES IN COMMUNITY OFFERING

     In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, the Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Richmond Savings deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Richmond Savings by the Expiration Time, which is 12:00 noon, Eastern Time, on __________________, 1996. Subscription Rights (i) for which Richmond Savings does not receive Stock Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Stock Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not Richmond Savings has been able to locate the persons entitled to such rights. In order to purchase in the Community Offering, the Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Richmond Savings deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Richmond Savings prior to the time the Community Offering terminates, which could be at any time at or subsequent to the Expiration Time. No orders will be accepted from persons who do not have Subscription Rights in the Subscription Offering unless a Community Offering is commenced.

     AN EXECUTED STOCK ORDER FORM ONCE RECEIVED BY RICHMOND SAVINGS, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF RICHMOND SAVINGS. Richmond Savings has the right to extend the subscription period subject to applicable regulations, unless otherwise ordered by the Administrator, or to waive or permit correction of incomplete or improperly executed Stock Order Forms, but does not represent that it will do so.

     The amount to be remitted with the Stock Order Form shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Payment must accompany all completed

Stock Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid. See "-- Purchase Price of Common Stock and Number of Shares Offered."

     Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to either office of Richmond Savings;
(ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in Richmond Savings (other than a negotiable order of withdrawal account or other demand deposit account). IN ORDER TO ENSURE PROPER IDENTIFICATION OF SUBSCRIPTION RIGHTS AND PROPER ALLOCATIONS IN THE EVENT OF AN OVERSUBSCRIPTION, IT IS THE RESPONSIBILITY OF SUBSCRIBERS TO PROVIDE CORRECT ACCOUNT VERIFICATION INFORMATION ON THE STOCK ORDER FORM. STOCK ORDER FORMS SUBMITTED BY UNAUTHORIZED PURCHASERS OR IN AMOUNTS EXCEEDING PURCHASE LIMITATIONS WILL NOT BE HONORED.

     For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by Richmond Savings on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the Conversion is completed or terminated.

     Interest will be paid by Richmond Savings on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at Richmond Savings' passbook savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by Richmond Savings until consummation or termination of the Conversion. Richmond Savings shall be entitled to invest all amounts paid on subscriptions for Common Stock for its own account until completion or termination of the Conversion. Richmond Savings may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock.

     The Stock Order Forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by Richmond Savings as payment for Common Stock) until the Conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be cancelled and the remaining balance thereof will earn interest at Richmond Savings' passbook savings rate.

     Upon completion or termination of the Conversion, Richmond Savings will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the Conversion, and Richmond Savings will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

DELIVERY OF STOCK CERTIFICATES

     Certificates representing Common Stock issued in the Conversion will be mailed by the Holding Company's transfer agent to persons entitled thereto at the address of such persons appearing on the Stock Order Form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

PERSONS IN NON-QUALIFIED OR FOREIGN JURISDICTIONS

     The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, no shares of Common Stock or Subscription Rights under the Plan of Conversion will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or (ii) if the Holding Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company, Richmond Savings or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

MARKETING ARRANGEMENTS

     Richmond Savings has retained Trident Securities to consult with and advise Richmond Savings and the Holding Company and to assist the Holding Company, on a best-efforts basis, in the marketing of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities will assist Richmond Savings and the Holding Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will represent the Company as placement agent on a best-efforts basis in the sale of the Common Stock in the Community Offering and Syndicated Community Offering; (ii) members of its staff will conduct training sessions to ensure that directors, officers and employees of Richmond Savings are knowledgeable regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to properly record and tabulate orders for the purchase of Common Stock and to appropriately respond to customer inquiries.

     For rendering its services, Richmond Savings has agreed to pay Trident Securities (a) a management fee equal to 1.0% of the aggregate dollar amount of Common Stock sold in the Offerings; (b) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold in the Subscription Offering, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan of Conversion); and (c) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold by Trident Securities in the Community Offering, excluding shares sold by other NASD member firms under Selected Dealers agreements. Richmond Savings has also agreed to pay to Selected Dealers, if any, negotiated commissions. Richmond Savings has paid Trident Securities $10,000 toward amounts due to such agent.

     Richmond Savings has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Trident has agreed that Richmond Savings is not required to pay its legal fees to the extent they exceed $30,000 or its other out of pocket expenses to the extent they exceed $7,500. Total fees and commissions to Trident Securities are expected to be between $334,000 and $527,000 at the minimum and 15% above the maximum, respectively, of the Valuation Range. See "PRO FORMA DATA" for the assumptions used to determine these estimates.

     Sales of Common Stock will be made primarily by registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Holding Company and Richmond Savings may participate in the solicitation of offers to purchase Common Stock. Other employees of Richmond Savings may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the Stock Order Form. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. A Stock Information Center will be established in Richmond Savings' headquarters office, in an area separate from Richmond Savings' banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center. Stock orders will be accepted at Richmond Savings' offices and will be promptly forwarded to the Stock Information Center for processing. Sales of Common Stock by registered representatives will be made from the Stock Information Center. In addition, Richmond Savings may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties. An employee of Richmond Savings will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters. Subject to applicable state law, the Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time Richmond Savings employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or Richmond Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement, including a due diligence investigation, should not be construed by purchasers of Common Stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this Prospectus.

MINIMUM AND MAXIMUM PURCHASE LIMITATIONS

     Each person subscribing for Common Stock in the Conversion must subscribe for at least 50 shares of the Common Stock to be offered in the Conversion. In addition, the maximum number of shares of Common Stock which may be purchased in the Conversion by any person, together with all associates of such person, or group of persons otherwise acting in concert, is 25,000 shares; provided, however, that the ESOP may purchase up to 8% of the number of shares offered in the Conversion (136,160 shares, assuming the issuance of 1,702,000 shares). Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person. The Board of Directors of Richmond Savings may in its absolute discretion (i) reduce the 25,000 share maximum purchase limitation to an amount not less than 1% of the number of shares offered and sold in the Conversion or (ii) increase the 25,000 share maximum purchase limitation to an amount of up to 5% of the shares of Common Stock offered and sold. Any reduction or increase in the maximum purchase limitation by Richmond Savings' Board of Directors may occur at any time prior to consummation of the Conversion, either before or after the Special Meeting on _________________, 1996. In the event the 25,000 share maximum purchase limitation is increased, any subscriber in the Subscription, Community or Syndicated Community Offering who has subscribed for 25,000 shares, and certain other large subscribers in the discretion of the Holding Company, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

     The Plan of Conversion further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

     (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Richmond Savings, the Holding Company or any subsidiary of Richmond Savings or of the Holding Company;

     (ii) any corporation or organization (other than Richmond Savings, the Holding Company or a majority-owned subsidiary of Richmond Savings or the Holding Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

     (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Code.

     For purposes of the foregoing limitations, (i) directors and officers of Richmond Savings or the Holding Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

     For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Richmond Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

     Under the Plan of Conversion, the Administrator's approval thereof, and applicable North Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of Richmond Savings at the Special Meeting;
(ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Holding Company and Richmond Savings of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences."

     If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, Richmond Savings will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at Richmond Savings' passbook savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be cancelled. In such an event, the Holding Company would not acquire control of Richmond Savings.

     All interpretations by Richmond Savings and the Holding Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offerings will be final, subject to the authority of the Administrator. Richmond Savings and the Holding Company may reject Stock Order Forms that are not properly completed. However, the Holding Company and Richmond Savings retain the right, but will not be required, to waive irregularities in submitted Stock Order Forms or to require the submission of corrected Stock Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan of Conversion may be substantively amended by a two-thirds vote of Richmond Savings' Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of Richmond Savings' Board of Directors with the concurrence of the Administrator. If Richmond Savings determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by a two-thirds vote of Richmond Savings' Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of Richmond Savings' Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the Administrator, notwithstanding approval of the Plan of Conversion by the Members at the Special Meeting.

CERTAIN RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS; FALSE OR MISLEADING ORDER FORMS

     The Subscription Rights granted under the Plan of Conversion are non-transferable. Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising

Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares.

     The Plan of Conversion provides that, if Richmond Savings' Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her Stock Order Form or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan of Conversion or (iii) fails to cooperate with attempts by Richmond Savings or the Holding Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

INCOME TAX CONSEQUENCES

     Richmond Savings has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to Richmond Savings and no gain or loss will be recognized by Richmond Savings either in its mutual or stock form; (ii) no gain or loss will be recognized by Richmond Savings as a result of the transfer of the Subscription Rights to Eligible Account Holders;
(iii) no gain or loss will be recognized by Richmond Savings upon the purchase of Richmond Savings' stock by the Holding Company or upon the sale by the Holding Company of its Common Stock; (iv) no gain or loss will be recognized by Richmond Savings' depositors with respect to their deposit accounts at Richmond Savings as a consequence of the Conversion; (v) the tax basis of depositors' deposit accounts at Richmond Savings will not be changed as a result of the Conversion; (vi) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of Richmond Savings upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account; (viii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (ix) the tax basis of interests in the Liquidation Account will be zero. Richmond Savings has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

     Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. Richmond Savings has been advised by Baxter Fentriss that, in its opinion, the Subscription Rights will not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of Baxter Fentriss is not binding on the IRS and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.

     No legal opinion has been or will be received with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, other recipients of Subscription Rights or purchasers of Common Stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the Subscription Rights.

                                LEGAL OPINIONS

     The validity of the issuance of the Common Stock in the Conversion will be passed upon for the Holding Company by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, which firm has also rendered its opinion to Richmond Savings concerning certain federal and North Carolina income tax aspects of the Conversion as described herein under "THE CONVERSION -- Income Tax Consequences." Certain legal matters will be passed upon for Trident Securities by Breyer & Aguggia , Washington, D.C.


                                    EXPERTS

     The Financial Statements of Richmond Savings as of June 30, 1995 and 1994, and for each of the years in the three-year period ended June 30, 1995 included herein have been included herein in reliance upon the report of Dixon, Odom & Co., L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Baxter Fentriss has consented to being named as an expert herein and to the summary herein of its appraisal report as to the estimated pro forma market value of Richmond Savings and the Holding Company and its opinion with respect to Subscription Rights.


                           REGISTRATION REQUIREMENTS

     The Holding Company will register its Common Stock with the SEC pursuant to
Section 12 of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company.


                            ADDITIONAL INFORMATION

     The Holding Company has filed a registration statement with the SEC on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     Richmond Savings has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in such Application. The Application, which contains a copy of Baxter Fentriss' appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan of Conversion, which includes a copy of Richmond Savings' proposed Amended Certificate of Incorporation and Stock Bylaws, and copies of the Holding Company's Articles of Incorporation and Bylaws are available for inspection at each office of Richmond Savings and may be obtained by writing to Richmond Savings at Post Office Box 1597, Rockingham, North Carolina 28379; Attention: R. Larry Campbell, President, or by telephoning Richmond Savings at (910) 997-6245. A copy of Baxter Fentriss' independent appraisal is also available for inspection at the Stock Information Center.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  PAGE
                                                                                                  ----
INDEPENDENT AUDITORS' REPORT                                                                      F-1


CONSOLIDATED FINANCIAL STATEMENTS:

     Consolidated Statements of Financial Condition at June 30, 1995 and 1994                     F-2

     Consolidated Statements of Income for the Years Ended June 30, 1995, 1994 and 1993           F-3

     Consolidated Statements of Retained Earnings for the Years Ended June 30, 1995, 1994
     and 1993                                                                                     F-4

     Consolidated Statements of Cash Flows for the Years Ended June 30, 1995, 1994 and 1993       F-5

     Notes to Consolidated Financial Statements for the Years Ended June 30, 1995, 1994 and
     1993                                                                                         F-7

     Consolidated Statements of Financial Condition at March 31, 1996 and 1995 (Unaudited)       F-22

     Consolidated Statements of Income for the Nine Months Ended March 31, 1996 and 1995
     (Unaudited)                                                                                 F-23

     Consolidated Statements of Retained Earnings for the Nine Months Ended March 31, 1996
     and 1995 (Unaudited)                                                                        F-24

     Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 1996 and 1995
     (Unaudited)                                                                                 F-25

     Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 1996 and
     1995 (Unaudited)                                                                            F-27

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements of Richmond Savings or related notes. No financial statements are provided for the Holding Company since it was not in operation for any of the periods presented.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Richmond Savings Bank, SSB
Rockingham, North Carolina


We have audited the accompanying consolidated statements of financial condition of Richmond Savings Bank, SSB and subsidiary as of June 30, 1995 and 1994 and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended June 30, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Richmond Savings Bank, SSB and subsidiary at June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Bank changed its method of accounting for investment securities in 1995 to adopt the provisions of Statement of Financial Accounting Standards No. 115.


S/S DIXON, ODOM & CO., L.L.P.

High Point, North Carolina
 July 28, 1995, except for Note N,
 as to which the date is May 2, 1996

                                   ________
                                   Page F-1

===============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1995 and 1994
- -----------------------------------------------

ASSETS                                                          1995           1994
                                                             -----------    -----------
Cash on hand and in banks                                    $ 1,418,980    $ 1,088,027
Interest-bearing balances in other banks                       3,448,058        867,029
Marketable equity securities (Note B)                                  -        625,585
Investment securities available for sale, at fair value
 (amortized cost of $5,493,835) (Note C)                       5,474,425              -
Investment securities held to maturity, at amortized cost
 (fair value of $8,832,282 and $13,423,175 at June 30,
 1995 and 1994, respectively) (Note C)                         8,883,510     13,806,049
Loans receivable, net (Note D)                                68,744,661     67,679,671
Accrued interest receivable                                      537,179        545,526
Premises and equipment, net (Note E)                           1,403,086      1,526,212
Stock in the Federal Home Loan Bank, at cost                     734,700        734,700
Other assets                                                     765,733        631,443
                                                             -----------    -----------

                                            TOTAL ASSETS     $91,410,332    $87,504,242
                                                             ===========    ===========

LIABILITIES AND RETAINED EARNINGS

Deposit accounts (Note F)                                    $81,437,068    $78,315,213
Accrued interest payable                                         218,171        126,536
Advance payments by borrowers for property taxes
 and insurance                                                   656,786        669,231
Accrued expenses and other liabilities                           970,145        979,312
                                                             -----------    -----------

                                       TOTAL LIABILITIES      83,282,170     80,090,292

Commitments and contingencies (Notes D and M)

Retained earnings, substantially restricted (Notes I and J)    8,128,162      7,413,950
                                                             -----------    -----------

                                   TOTAL LIABILITIES AND
                                       RETAINED EARNINGS     $91,410,332    $87,504,242
                                                             ===========    ===========

See accompanying notes.                                                 Page F-2
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


                                                                    1995         1994         1993
                                                                 -----------  -----------  ----------
INTEREST INCOME
 Loans                                                           $5,403,633   $5,205,264   $5,647,234
 Investments and deposits in other banks                            973,970      922,393    1,050,372
                                                                 ----------   ----------   ----------

                                     TOTAL INTEREST INCOME        6,377,603    6,127,657    6,697,606

INTEREST EXPENSE ON DEPOSIT ACCOUNTS (Note F)                     3,271,197    2,933,705    3,453,714
                                                                 ----------   ----------   ----------

                                       NET INTEREST INCOME        3,106,406    3,193,952    3,243,892

PROVISION FOR LOAN LOSSES (Note D)                                   36,000       36,000       38,278
                                                                 ----------   ----------   ----------

                                 NET INTEREST INCOME AFTER
                                 PROVISION FOR LOAN LOSSES        3,070,406    3,157,952    3,205,614
                                                                 ----------   ----------   ----------

OTHER INCOME
 Transaction and other service fee income                           286,452      304,681      343,650
 Gain on sale of loans                                                6,975      151,420       83,580
 Gain (loss) on sale of investment securities                        (4,831)      (1,544)       3,037
 Gain on sale of real estate acquired in settlement of loans,
  net                                                                 5,875        3,943        3,355
 Other income                                                       135,397      127,809      100,584
                                                                 ----------   ----------   ----------

                                        TOTAL OTHER INCOME          429,868      586,309      534,206
                                                                 ----------   ----------   ----------

OTHER EXPENSES
 Personnel costs                                                  1,252,657    1,201,018    1,106,250
 Occupancy                                                          152,614      148,177      139,499
 Equipment rental and maintenance                                   173,038      154,455      109,031
 Marketing                                                           43,343       57,454       55,317
 Data processing and outside service fees                           266,523      274,849      286,164
 Federal and other insurance premiums                               216,983      221,419      195,867
 Supplies, telephone and postage                                    119,783      117,359      130,270
 Other                                                              226,642      216,985      190,803
                                                                 ----------   ----------   ----------

                                      TOTAL OTHER EXPENSES        2,451,583    2,391,716    2,213,201
                                                                 ----------   ----------   ----------

                                INCOME BEFORE INCOME TAXES        1,048,691    1,352,545    1,526,619

INCOME TAX EXPENSE (Note I)                                         329,168      492,118      570,309
                                                                 ----------   ----------   ----------

                                                NET INCOME       $  719,523   $  860,427   $  956,310
                                                                 ==========   ==========   ==========

See accompanying notes.                                                 Page F-3
- --------------------------------------------------------------------------------

================================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Years Ended June 30, 1995, 1994 and 1993
- ------------------------------------------------

                                                            1995         1994         1993
                                                         ----------   ----------   ----------
BALANCE, BEGINNING                                       $7,413,950   $6,560,894   $5,604,584

 (Increase) decrease in net unrealized losses on
  certain marketable equity securities (Note B)               7,371       (7,371)           -

 Initial effect of adoption of accounting change, net
  of deferred income tax assets of $34,240 (Note C)         (64,545)           -            -

 Decrease in net unrealized losses on available for
  sale securities, net of deferred income taxes of
  $27,512 (Note C)                                           51,863            -            -

 Net income                                                 719,523      860,427      956,310
                                                         ----------   ----------   ----------

                                     BALANCE, ENDING     $8,128,162   $7,413,950   $6,560,894
                                                         ==========   ==========   ==========

See accompanying notes.                                                 Page F-4
- --------------------------------------------------------------------------------

=================================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------------

                                                               1995          1994          1993
                                                           -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                $   719,523   $   860,427   $   956,310
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                135,806       125,695        90,731
   Amortization, net                                            66,759        42,873        10,417
   Gain on sale of assets, net                                  (8,019)     (152,045)      (86,346)
   FHLB stock dividend                                               -       (28,600)      (40,600)
   Provision for loan losses                                    36,000        36,000        38,278
   Deferred income taxes                                         4,485        47,237        47,893
   Deferred compensation                                        89,457        79,127        60,181
   Change in assets and liabilities
    (Increase) decrease in accrued interest receivable           8,347         4,030        (2,586)
    Increase in other assets                                  (136,030)      (17,756)      (86,332)
    Increase (decrease) in accrued interest payable             91,635       (46,279)      (34,933)
    Decrease in accrued expenses and other liabilities         (96,378)      (41,672)      (45,321)
                                                           -----------   -----------   -----------

                                   NET CASH PROVIDED BY
                                   OPERATING ACTIVITIES        911,585       909,037       907,692
                                                           -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of available for sale investment securities        (511,434)            -             -
 Proceeds from sale or maturities of available for sale
  investment securities                                      1,134,316             -             -
 Purchases of marketable equity securities                           -    (1,524,589)            -
 Proceeds from sale of marketable equity securities                  -     1,940,270             -
 Proceeds from sale or maturities of held to maturity
  investment securities                                        414,056     3,423,997    11,841,938
 Purchase of held to maturity investment securities           (999,295)   (4,487,218)  (11,237,427)
 Net increase in loans                                      (1,859,206)   (7,246,081)   (8,587,269)
 Purchase of property and equipment                            (10,940)     (323,606)     (163,412)
 Proceeds from sale of property and equipment                        -           575             -
 Proceeds from sale of loans                                   646,667     7,560,110     3,076,733
 Proceeds from sale of real estate acquired in
  settlement of loans                                           77,272        47,402       205,477
 Capital expenditures for real estate acquired in
  settlement of loans                                             (449)            -       (10,891)
                                                           -----------   -----------   -----------

                                       NET CASH USED BY
                                   INVESTING ACTIVITIES     (1,109,013)     (609,140)   (4,874,851)
                                                           -----------   -----------   -----------

See accompanying notes.                                                 Page F-5
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------

                                                            1995          1994          1993
                                                         -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in demand accounts              $(2,782,040)  $ 2,209,536   $ 2,685,400
 Net increase (decrease) in certificates of deposit        5,903,895    (2,899,285)   (1,111,740)
 Increase (decrease) in advance payments by
  borrowers for taxes and insurance                          (12,445)      (50,952)       92,418
                                                         -----------   -----------   -----------

                         NET CASH PROVIDED (USED)
                          BY FINANCING ACTIVITIES          3,109,410      (740,701)    1,666,078
                                                         -----------   -----------   -----------

                       NET INCREASE (DECREASE) IN
                        CASH AND CASH EQUIVALENTS          2,911,982      (440,804)   (2,301,081)

CASH AND CASH EQUIVALENTS, BEGINNING                       1,955,056     2,395,860     4,696,941
                                                         -----------   -----------   -----------

                                    CASH AND CASH
                              EQUIVALENTS, ENDING        $ 4,867,038   $ 1,955,056   $ 2,395,860
                                                         ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
 Cash paid during the year for:
   Interest                                              $ 3,179,562   $ 2,979,984   $ 3,488,647
                                                         ===========   ===========   ===========
   Income taxes                                          $   381,500   $   473,900   $   546,589
                                                         ===========   ===========   ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
 Loans receivable transferred to real estate acquired
  in settlement of loans                                 $    70,948   $         -   $   146,255
                                                         ===========   ===========   ===========
 Loans receivable securitized into mortgage-backed
  securities                                             $         -   $         -   $   510,000
                                                         ===========   ===========   ===========
 Increase (decrease) in net unrealized losses on
  marketable equity securities                           $    (7,371)  $     7,371   $         -
                                                         ===========   ===========   ===========
 Increase in net unrealized losses on available for
  sale investment securities, net of deferred income
    taxes of $6,728                                      $    12,682   $         -   $         -
                                                         ===========   ===========   ===========

See accompanying notes.                                                 Page F-6
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Richmond Savings Bank, SSB and Subsidiary (the Bank) conform to generally accepted accounting principles and to general practice within the savings bank industry. The following is a description of the more significant accounting and reporting policies that the Bank follows in preparing its consolidated financial statements.

Organization and Operations
- ---------------------------

The Bank is an operating North Carolina-chartered mutual savings bank primarily engaged in the business of obtaining savings deposits and providing mortgage and consumer loans to the general public.

Principles of Consolidation and Reporting
- -----------------------------------------

These consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, CERKO, Inc. The subsidiary's principal business activity is that of an agent for various insurance products. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents
- -------------------------

Cash and cash equivalents include cash on hand and in banks, interest-bearing balances in other banks with original maturities of three months or less and federal funds sold.

Investments and Mortgage-Backed Securities
- ------------------------------------------

The Bank adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of July 1, 1994. Under SFAS No. 115, management determines the appropriate classification of investments and mortgage-backed securities at the time of purchase and reevaluates such designation at each reporting date. Securities are classified as held-to-maturity when the Bank has both the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of retained earnings. The Bank has no trading securities.

The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

                                                                        Page F-7
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments and Mortgage-Backed Securities (Continued)
- -----------------------------------------------------

Prior to the adoption of SFAS No. 115, the Bank stated its debt securities at amortized cost and its marketable equity securities (mutual funds) at the lower of aggregate cost or market. Accumulated changes in net unrealized losses on marketable equity securities were included in retained earnings.

Note C to the consolidated financial statements provides further information about the effect of adopting SFAS No. 115.

Loans Receivable
- ----------------

Loans receivable are carried at their principal amount outstanding, net of deferred loan origination fees.

Interest on loans is recorded as borrowers' monthly payments become due. Accrual of interest income on loans is suspended when, in management's judgment, doubts exist as to the collectibility of principal and interest. Loans are returned to accrual status when management determines, based on an evaluation of the underlying collateral together with the borrower's payment record and financial condition, that the borrower has the capability and intent to meet the contractual obligations of the loan agreement.

Loan fees are accounted for in accordance with Statement of Financial Accounting Standards No. 91. Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yield over the contractual life of the related loans using a level-yield method. Unamortized net loan fees or costs on loans sold are recorded as gain or loss on sale in the year of disposition.

Allowance for Loan Losses
- -------------------------

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

                                                                        Page F-8
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment
- ----------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

Investment in Federal Home Loan Bank Stock
- ------------------------------------------

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta (FHLB) in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is greater. At June 30, 1995, the Bank owned 7,347 shares of the FHLB's $100 par value capital stock.

Real Estate Acquired In Settlement of Loans
- -------------------------------------------

Real estate acquired in settlement of loans represents real estate acquired through foreclosure or deed in lieu thereof and is initially recorded at the lower of cost (principal balance of the former mortgage loan) or estimated fair value. Management evaluates the carrying value of real estate acquired in settlement of loans periodically and carrying values are reduced when they exceed net realizable value. Costs relating to the development and improvement of property are capitalized, whereas those costs relating to holding the property are charged to expense.

Income Taxes
- ------------

During the year ended June 30, 1994, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under SFAS No. 109, deferred income taxes or benefits are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities. The cumulative effect of this change in accounting principle is not significant and is included in determining net income for the year ended June 30, 1994. Financial statements for prior years have not been restated. For prior years, the provision for income taxes was based on income and expenses included in the consolidated statements of income, with differences between taxes so computed and taxes payable under applicable statutes and regulations classified as deferred taxes arising from timing differences.

Retirement Plans
- ----------------

The Bank has a noncontributory defined contribution retirement plan and a 401(k) retirement plan covering substantially all of its employees. The Bank's policy is to fund retirement plan contributions as accrued.

                                                                        Page F-9
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements
- -----------------------------

The FASB has issued SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." SFAS No. 107 requires disclosures in financial statements of the fair value of all financial instruments, including assets and liabilities both on- and off-balance sheet, for which it is practicable to estimate such fair value. Descriptive information pertinent to estimating the value of financial instruments for which it is not practicable to estimate fair value would also be required. Since the Bank's total assets were less than $150 million at June 30, 1993, adoption of SFAS No. 107 will not be required until the year ending June 30, 1996.

The FASB has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement based on the discounted expected future cash flows. This discounting would be at the loan's effective interest rate. The income recognition provisions of SFAS No. 114 have subsequently been amended by SFAS No. 118, which permits companies to continue using existing income recognition policies with respect to impaired loans upon adopting SFAS No. 114. SFAS No. 114 and SFAS No. 118 apply prospectively for fiscal years beginning after December 15, 1994. Management does not expect that adoption of SFAS No. 114 and SFAS No. 118 will have a material impact on the Bank's financial statements.

The FASB has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized. SFAS No. 121 also requires that certain long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 applies prospectively for fiscal years beginning after December 15, 1995. Management does not expect that adoption of SFAS No. 121 will have a material impact on the Bank financial statements.

The FASB has also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FASB Statement No. 65, which provides guidance for the capitalization of originated as well as purchased mortgage servicing rights and the measurement of impairment of those rights. SFAS No. 122 requires that an entity recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. SFAS No. 122 also requires that an entity assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. It should stratify its mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans, and recognize impairment through a valuation allowance for each impaired stratum. SFAS No. 122 applies prospectively for fiscal years beginning after December 15, 1995. Management has not assessed the impact that adoption of SFAS No. 122 will have on the Bank's financial statements.

                                                                       Page F-10
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
- ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - MARKETABLE EQUITY SECURITIES

Marketable equity securities which consist of mutual funds are carried at the lower of their aggregate cost or market which results in the portfolio being carried at market value at June 30, 1994.

A summary of marketable equity securities follows:

                                           June 30, 1994
                          ----------------------------------------------------
                                                                    Aggregate
                           Aggregate    Unrealized    Unrealized      Market
                             Cost         Gains         Losses        Value
                          ----------    ----------    ----------    ----------
     Mutual funds         $  632,956    $             $    7,371    $  625,585
                          ==========    ==========    ==========    ==========

Proceeds from sales of marketable equity securities during 1994 were $1,940,269. Gross losses of $1,110 were realized on those sales. Effective July 1, 1994, the above securities were classified as available for sale, and were subsequently sold during the year ended June 30, 1995. Information regarding the sale of these securities is included in Note C.

NOTE C - INVESTMENT SECURITIES

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of retained earnings.

                                                                       Page F-11
- --------------------------------------------------------------------------------

===========================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993
- -------------------------------------------


NOTE C - INVESTMENT SECURITIES (Continued)

The Bank adopted SFAS No. 115 on July 1, 1994. The adoption affected only the held-to-maturity and available-for-sale classifications, with the net unrealized securities losses on the securities available-for-sale of $64,545, net of deferred tax assets of $34,240, reported as a decrease in retained earnings. The adoption had no effect on previously reported net income. The Bank has no trading securities.

The following is a summary of the securities portfolios by major classification:

                                                                   June 30, 1995
                                                ---------------------------------------------------
                                                   Gross         Gross
                                                 Amortized    Unrealized    Unrealized     Fair
                                                   Cost          Gains        Losses       Value
                                                -----------  -------------  ----------  -----------
Securities available-for-sale:
 U. S. government securities and obligations
  of U. S. government agencies                  $ 5,493,835    $    19,175   $  38,585  $ 5,474,425
                                                ===========    ===========   =========  ===========

Securities held-to-maturity:
 U. S. government securities and obligations
  of U. S. government agencies                  $ 5,991,360    $    26,885   $  89,065  $ 5,929,180
 Mortgage-backed securities                       1,069,741         27,861       2,022    1,095,580
 Corporate debt securities                        1,517,985            520      14,515    1,503,990
 Municipal securities                               304,424              -         892      303,532
                                                -----------    -----------   ---------  -----------

                                                $ 8,883,510    $    55,266   $ 106,494  $ 8,832,282
                                                ===========    ===========   =========  ===========

                                                                   June 30, 1994
                                                ---------------------------------------------------
                                                   Gross         Gross
                                                 Amortized    Unrealized    Unrealized     Fair
                                                   Cost          Gains        Losses       Value
                                                -----------  -------------  ----------  -----------
Securities held-to-maturity:
 U. S. government securities and obligations
  of U. S. government agencies                  $10,476,134    $    26,058   $ 331,098  $10,171,094
 Mortgage-backed securities                       1,287,193         16,763      13,945    1,290,011
 Corporate debt securities                        1,532,577              -      78,522    1,454,055
 Municipal securities                               459,945              -       2,130      457,815
 Other                                               50,200              -           -       50,200
                                                -----------    -----------   ---------  -----------

                                                $13,806,049    $    42,821   $ 425,695  $13,423,175
                                                ===========    ===========   =========  ===========

                                                                       Page F-12
- --------------------------------------------------------------------------------

===============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- -----------------------------------------------


NOTE C - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of investment securities available for sale and held to maturity at June 30, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Securities Available for Sale   Securities Held to Maturity
                                             -----------------------------  ---------------------------
                                              Amortized       Fair          Amortized        Fair
                                                Cost         Value            Cost           Value
                                             ----------  --------------  -------------  --------------
   Due within one year                       $2,997,945      $2,981,085     $  669,551    $  663,030
   Due after one year through five years      2,495,890       2,493,340      6,148,108     6,065,322
   Due after five years through ten years             -               -        996,110     1,008,350
   Mortgage-backed securities                         -               -      1,069,741     1,095,580
                                             ----------      ----------     ----------    ----------

                                             $5,493,835      $5,474,425     $8,883,510    $8,832,282
                                             ==========      ==========     ==========    ==========

The accounting change relating to investment securities which the Bank adopted on July 1, 1994 is discussed in Note A. The change in unrealized gain/loss on investment securities available for sale during the year ended June 30, 1995, including the related effects on deferred income taxes and retained earnings, follows:

                                                                       Deferred      Increase
                                                         Unrealized     Income      (Decrease)
                                                           Holding     Tax Asset   in Retained
                                                         Gain (Loss)  (Liability)    Earnings
                                                         -----------  -----------  ------------
    Initial effect of adoption of accounting change      $  (98,785)  $   34,240   $   (64,545)
    Decrease in unrealized loss on available-for-sale
     securities during the year                              79,375      (27,512)       51,863
                                                         ----------   ----------   -----------

                                                         $  (19,410)  $    6,728   $   (12,682)
                                                         ==========   ==========   ===========

Proceeds from sales and maturities of investment securities available for sale during the year ended June 30, 1995 were $1,134,316. Gross gains of $5,243 and gross losses of $10,074 were realized on those sales.

Securities with a carrying value of $286,611 and $455,186 and a fair value of $287,687 and $446,901 at June 30, 1995 and 1994, respectively, were pledged to secure public monies on deposit as required by law.


                                                                       Page F-13
- --------------------------------------------------------------------------------

==============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- ----------------------------------------------


NOTE D - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                             1995          1994
                                                                         ------------  ------------
  Type of loan:
   Real estate loans:
    One-to-four family residential                                       $57,979,655   $57,025,520
    Multi-family residential and commercial                                1,424,895     1,958,619
    Construction                                                           2,106,145     2,703,087
    Home equity lines of credit                                            4,666,530     3,949,132
                                                                         -----------   -----------

                                   Total real estate loans                66,177,225    65,636,358
                                                                         -----------   -----------

   Other loans:
    Consumer loans                                                         2,417,648     1,734,207
    Home improvement loans                                                   886,401       610,479
    Loans secured by deposits                                                735,610       783,910
                                                                         -----------   -----------

                                         Total other loans                 4,039,659     3,128,596
                                                                         -----------   -----------

                                               Total loans                70,216,884    68,764,954

  Less:
   Construction loans in process                                           1,109,352       769,373
   Allowance for loan losses                                                 362,871       315,910
                                                                         -----------   -----------

                                                                         $68,744,661   $67,679,671
                                                                         ===========   ===========

The allowance for loan losses is summarized as follows:

                                                              1995          1994          1993
                                                           -----------   -----------   -----------
 Balance at beginning of year                              $   315,910   $   307,061   $   275,709
 Provision for loan losses                                      36,000        36,000        38,278
 Charge-offs                                                   (10,377)      (29,089)       (9,168)
 Recoveries                                                     21,338         1,938         2,242
                                                           -----------   -----------   -----------

 Balance at end of year                                    $   362,871   $   315,910   $   307,061
                                                           ===========   ===========   ===========

At June 30, 1995 and 1994, respectively, the Bank had loans totaling approximately $75,000 and $112,000 which were in a nonaccrual status.

Loans serviced for other investors amounted to $11,667,424 and $12,950,960 at June 30, 1995 and 1994, respectively.


                                                                       Page F-14
- --------------------------------------------------------------------------------

============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- --------------------------------------------


NOTE D - LOANS RECEIVABLE (Continued)

At June 30, 1995, the Bank had mortgage loan commitments outstanding of $305,000 and pre-approved but unused lines of credit totaling $3,651,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                         1995         1994
                                                     ------------  -----------
        Land                                         $   428,299   $  428,299
        Buildings and improvements                     1,145,789    1,143,355
        Furniture and equipment                          830,370      821,864
        Leasehold improvements                            19,497       19,497
                                                     -----------   ----------
                                                       2,423,955    2,413,015
        Accumulated depreciation                      (1,020,869)    (886,803)
                                                     -----------   ----------
                                                     $ 1,403,086   $1,526,212
                                                     ===========   ==========

NOTE F - DEPOSIT ACCOUNTS

Deposit accounts consist of the following:

                                                                         1995             1994
                                                                     -------------    ------------
        Demand and NOW accounts, including non-interest-
         bearing  deposits  of $1,923,993  and  $1,774,429
         at June 30, 1995 and 1994, respectively, weighted
         average rate of 2.14% and 1.96% at June 30, 1995
         and 1994, respectively                                      $  10,151,964    $  9,631,963
        Passbook savings, weighted average rate of 2.96% and
         2.80% at June 30, 1995 and 1994, respectively                  11,778,046      15,080,087
                                                                     -------------    ------------
                                                                        21,930,010      24,712,050
                                                                     -------------    ------------

        Certificates of deposit:                                         3,040,932      18,980,556
              2.60% to 3.74%                                            18,133,811      32,543,231
              3.75% to 5.49%                                            38,269,038       1,854,078
              5.50% to 7.55%                                                63,277         225,298
              7.56% to 9.25%                                         -------------    ------------
                                                                        59,507,058      53,603,163
                                                                     -------------    ------------
                                                                     $  81,437,068    $ 78,315,213
                                                                     =============    ============


                                                                       Page F-15
- --------------------------------------------------------------------------------

=============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- ---------------------------------------------


NOTE F - DEPOSIT ACCOUNTS (Continued)

The weighted average cost of deposit accounts was 4.58% and 3.59% at June 30, 1995 and 1994, respectively.

A summary of certificate accounts by maturity as of June 30, 1995 follows:

                                                                    Less than    $100,000
                                                                     $100,000     or More      Total
                                                                   -----------  ----------  -----------
     July 1, 1995 - June 30, 1996                                  $37,968,523  $5,090,271  $43,058,794
     July 1, 1996 - June 30, 1997                                    8,193,266     707,520    8,900,786
     July 1, 1997 - June 30, 1998                                    1,473,326     404,697    1,878,023
     Thereafter                                                      5,213,257     456,198    5,669,455
                                                                   -----------  ----------  -----------

     Total certificate accounts                                    $52,848,372  $6,658,686  $59,507,058
                                                                   ===========  ==========  ===========

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                       1995        1994         1993
                                                                   -----------  ----------  -----------
     Passbook savings                                              $   387,907  $  413,297  $   458,418
     NOW accounts                                                      213,164     200,711      232,822
     Certificates of deposit                                         2,681,898   2,329,509    2,769,760
                                                                   -----------  ----------  -----------
                                                                     3,282,969   2,943,517    3,461,000
     Penalties for early withdrawal                                     11,772       9,812        7,286
                                                                   -----------  ----------  -----------

                                                                   $ 3,271,197  $2,933,705  $ 3,453,714
                                                                   ===========  ==========  ===========

NOTE G - EMPLOYEES' RETIREMENT PLAN

The Bank has a defined contribution retirement plan which covers substantially all the Bank's employees, and contributions to the plan are determined to provide a target retirement benefit based on a percentage of the employee's eligible compensation. In addition, the Bank has a 401(k) plan which contains provisions for specified matching contributions. The contributions to the plans totaled $71,817, $67,780 and $66,352 for the years ended June 30, 1995, 1994 and
1993, respectively.


NOTE H - DEFERRED COMPENSATION

The Bank has a deferred compensation plan for certain directors and officers. The plan provides benefits upon disability, death or attainment of a certain age. The Bank has made current provision for future payments under this plan, and the related liability and deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses associated with this plan were $89,457, $79,127 and $60,181 for the years ended June 30, 1995, 1994 and 1993, respectively.


                                                                       Page F-16
- --------------------------------------------------------------------------------

============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- --------------------------------------------


NOTE I - INCOME TAXES

During the year ended June 30, 1994, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of the change in accounting principle is included in determining net income for the year ended June 30, 1994 and is not significant. Financial statements for prior years have not been restated. Prior to the year ended June 30, 1994, the provision for income taxes was based on income and expenses included in the statements of income, with differences between taxes so computed and taxes payable under applicable statutes and regulations classified as deferred taxes arising from timing differences (the deferred method as required by the American Institute of Certified Public Accountants Accounting Principles Board Opinion No. 11). SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences, by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Temporary differences giving rise to deferred taxes relate to property and equipment, deferred loan fees and costs, FHLB of Atlanta stock dividends, deferred compensation, bad debt reserves, and unrealized gains (losses) on investment securities available for sale.

The components of income tax expense are as follows for the years ended June 30, 1995, 1994 and 1993:

                                                1995       1994      1993
                                              ---------  --------  --------
    Current tax expense                       $324,683   $444,881  $522,416
                                              --------   --------  --------

    Deferred tax expense (benefit)
     Tax on temporary differences               (2,243)    47,237    47,893
     Less benefit of unrealized loss on
      investment securities available for
      sale allocated directly to retained
      earnings                                   6,728          -         -
                                              --------   --------  --------

         Net deferred tax expense included
          in operations                          4,485     47,237    47,893
                                              --------   --------  --------

                                              $329,168   $492,118  $570,309
                                              ========   ========  ========


                                                                       Page F-17
- --------------------------------------------------------------------------------

==============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- ----------------------------------------------


NOTE I - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes were as follows for the years ended June 30, 1995, 1994 and 1993:


                                                      1995       1994       1993
                                                   ---------  ---------  ---------
    Income tax at federal statutory rate           $ 356,555  $ 459,865  $ 519,050
    State income tax, net of federal tax benefit         259     30,314     42,385
    Other                                            (27,646)     1,939      8,874
                                                   ---------  ---------  ---------

                                                   $ 329,168  $ 492,118  $ 570,309
                                                   =========  =========  =========

Deferred tax assets and liabilities arising from temporary differences at June 30, 1995 and 1994 are summarized as follows:

                                                       1995        1994
                                                    ----------  ----------
    Deferred tax assets relating to:
      Loan fees and costs                           $        -  $    2,304
      Deferred compensation                            236,667     190,640
      Unrealized losses on investment securities
       available for sale                                6,728           -
                                                    ----------  ----------
            Gross deferred tax assets                  243,395     192,944
      Valuation allowance                                    -           -
                                                    ----------  ----------
            Net deferred tax assets                    243,395     192,944
                                                    ----------  ----------
    Deferred tax liabilities relating to:
      Allowance for loan losses                        (62,936)    (46,933)
      Property and equipment                           (77,206)    (68,221)
      FHLB stock dividends                            (135,948)   (135,948)
      Loan fees and costs                              (23,220)          -
                                                    ----------  ----------
            Total deferred tax liabilities            (299,310)   (251,102)
                                                    ----------  ----------

            Net deferred tax liability              $  (55,915) $  (58,158)
                                                    ==========  ==========

Retained earnings at June 30, 1995 include approximately $1,500,000 of bad debt reserves for which no provision for income taxes has been made. If in the future this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses, income taxes will be imposed at the then applicable rates. Since there is no intention to use the reserves for purposes other than to absorb tax bad debt losses, a deferred tax liability, which would otherwise be approximately $590,000, has not been provided on such reserve.

                                                                       Page F-18
- --------------------------------------------------------------------------------

==============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- ----------------------------------------------


NOTE J - RETAINED EARNINGS AND CAPITAL REQUIREMENTS

The Bank is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. The Bank's capital to total assets ratio is 8.9% at June 30, 1995. In addition, the Bank is subject to the capital requirements
of  the  FDIC.   The  FDIC  requires  the  Bank  to  maintain (i) a Tier 1
capital to risk-weighted assets ratio of 4% and (ii) a risk-based capital requirement of 8%. The FDIC also imposes a minimum leverage ratio requirement which varies from 3% to 5%, depending on the institution. At June 30, 1995, the Bank exceeded the maximum requirement.

As of June 30, 1995, the Bank exceeded all of its capital requirements.

NOTE K - TRANSACTIONS WITH RELATED PARTIES

The Bank has loan and deposit relationships with executive officers and with members of the Board of Directors. At June 30, 1995 and 1994, approximately $262,268 and $170,056, respectively, were outstanding in loans to these related parties. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. In the opinion of management, such loans did not involve more than the normal risk of collectibility.

NOTE L - CONSOLIDATED SUBSIDIARY

The following condensed statements summarize the financial position and operating results of the Bank's wholly-owned subsidiary, CERKO, Inc.

Summary Statements of Financial Condition as of June 30, 1995 and 1994:

                                                          1995          1994
                                                       ----------    ----------
    Assets:
      Cash                                             $    1,709    $   37,500
      Building, net                                        58,670        60,410
      Prepaid assets                                            -         4,000
      Other assets                                         89,466             -
                                                       ----------    ----------

                                                       $  149,845    $  101,910
                                                       ==========    ==========

    Liabilities and Stockholders' Equity:
      Income taxes payable                             $      803    $      783
      Other borrowed funds                                 24,500             -
      Accrued expenses                                        769           600
      Stockholders' equity                                123,773       100,527
                                                       ----------    ----------

                                                       $  149,845    $  101,910
                                                       ==========    ==========

                                                                       Page F-19
- --------------------------------------------------------------------------------

==============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- ----------------------------------------------


NOTE L - CONSOLIDATED SUBSIDIARY (Continued)

Summary Statements of Income for the years ended June 30, 1995, 1994 and 1993:

                                         1995        1994        1993
                                       --------   ---------   ---------
    Income:
      Insurance commissions            $ 84,199   $ 103,998   $  78,650
      Interest and other                  6,950       4,358       4,861
                                       --------   ---------   ---------
                                         91,144     108,356      83,511
                                       --------   ---------   ---------

    Expense:
      Management fee to parent            9,500       9,500       9,500
      Salaries and other                  4,907      15,304       5,611
      Commission expense                 39,922      52,578      42,243
      Income tax expense                 13,569      11,460       9,678
                                       --------   ---------   ---------
                                         67,898      88,842      67,032
                                       --------   ---------   ---------

    Net Income                         $ 23,246   $  19,514   $  16,479
                                       ========   =========   =========


NOTE M - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Richmond, Scotland and Moore counties. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained.
These loans are secured by the underlying properties.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit on mortgage loans, standby letters of credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1995 is as follows:

    Financial instruments whose contract amounts represent
     credit risk:
      Commitments to extend credit, mortgage loans             $  305,000
      Undisbursed construction loans                            1,109,000
      Undisbursed lines of credit                               3,651,000

                                                                       Page F-20
- --------------------------------------------------------------------------------

==============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1995, 1994 and 1993
- ----------------------------------------------


NOTE N - PLAN OF CONVERSION

On May 1, 1996, the Board of Directors of the Bank unanimously adopted a Plan of Holding Company Conversion whereby the Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of a holding company formed in connection with the conversion. The holding company will issue common stock to be sold in the conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. The Plan is subject to approval by regulatory authorities and the members of the Bank at a special meeting.

The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed management recognition plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation, thus, the interests of existing stockholders would be diluted.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock.
Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account.

The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock sale proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Bank's operations.

                                                                       Page F-21
- --------------------------------------------------------------------------------

=============================================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
March 31, 1996 and 1995
- -------------------------------------------------------------

ASSETS                                                                  1996                 1995
                                                                   -------------        -------------
Cash on hand and in banks                                          $   2,367,168        $   1,314,890
Interest-bearing deposits in other banks                               5,764,219            2,768,089
Investment securities available for sale, at fair value
 (amortized cost of $8,536,580 and $5,492,105 at
 March 31, 1996 and 1995, respectively)                                8,450,855            5,403,605
Investment securities held to maturity, at amortized cost
 (fair value of $7,018,420 and $7,743,014 at March 31,
 1996 and 1995, respectively)                                          7,061,643            7,998,610
Loans receivable, net                                                 68,264,645           67,926,421
Accrued interest receivable                                              653,759              469,631
Premises and equipment, net                                            1,315,959            1,435,523
Stock in the Federal Home Loan Bank, at cost                             734,700              734,700
Other assets                                                             664,793              799,016
                                                                   -------------        -------------

                                              TOTAL ASSETS         $  95,277,741        $  88,850,485
                                                                   =============        =============

LIABILITIES AND RETAINED EARNINGS

Deposit accounts                                                   $  85,125,294        $  79,171,384
Accrued interest payable                                                 216,973              180,397
Advance payments by borrowers for property taxes
 and insurance                                                           349,850              534,307
Accrued expenses and other liabilities                                 1,036,498            1,018,054
                                                                   -------------        -------------

                                         TOTAL LIABILITIES            86,728,615           80,904,142

Retained earnings, substantially restricted                            8,549,126            7,946,343
                                                                   -------------        -------------

                                     TOTAL LIABILITIES AND
                                         RETAINED EARNINGS         $  95,277,741        $  88,850,485
                                                                   =============        =============

See accompanying notes.                                                Page F-22
- --------------------------------------------------------------------------------

===============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
Nine Months Ended March 31, 1996 and 1995
- -----------------------------------------------

                                                                        1996                     1995
                                                                    ----------               ----------
INTEREST INCOME
  Loans                                                             $4,159,153               $3,988,411
  Investments and deposits in other banks                              897,831                  694,309
                                                                    ----------               ----------

                                    TOTAL INTEREST INCOME            5,056,984                4,682,720

INTEREST EXPENSE ON DEPOSIT ACCOUNTS                                 2,975,121                2,336,728
                                                                    ----------               ----------

                                      NET INTEREST INCOME            2,081,863                2,345,992

PROVISION FOR LOAN LOSSES                                               27,000                   27,000
                                                                    ----------               ----------

                                NET INTEREST INCOME AFTER
                                PROVISION FOR LOAN LOSSES            2,054,863                2,318,992
                                                                    ----------               ----------

OTHER INCOME
  Transaction and other service charge income                          326,163                  226,066
  Gain on sale of loans                                                  9,850                    1,588
  Loss on sale of investment securities                                 (4,404)                  (4,831)
  Gain on sale of real estate acquired in settlement of loa
   net                                                                       -                    5,875
  Other income                                                         132,121                  127,699
                                                                    ----------               ----------

                                       TOTAL OTHER INCOME              463,730                  356,397
                                                                    ----------               ----------

OTHER EXPENSES
  Personnel costs                                                      943,774                  954,427
  Occupancy                                                            108,689                  114,990
  Equipment rental and maintenance                                     211,194                  225,859
  Marketing                                                             34,779                   32,896
  Data processing and outside service fees                              96,767                   76,016
  Federal and other insurance premiums                                 183,339                  187,567
  Supplies, telephone and postage                                       87,030                   88,628
  Other                                                                179,439                  134,316
                                                                    ----------               ----------

                                     TOTAL OTHER EXPENSES            1,845,011                1,814,699
                                                                    ----------               ----------

                               INCOME BEFORE INCOME TAXES              673,582                  860,690

INCOME TAX EXPENSE                                                     209,575                  278,143
                                                                    ----------               ----------

                                               NET INCOME           $  464,007               $  582,547
                                                                    ==========               ==========

See accompanying notes.                                                Page F-23
- --------------------------------------------------------------------------------

===========================================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (Unaudited)
Nine Months Ended March 31, 1996 and 1995
- -----------------------------------------------------------

                                                                      1996                 1995
                                                                   ----------           ----------
BALANCE, BEGINNING                                                 $8,128,162           $7,413,950

 Decrease in net unrealized loss on certain marketable
  equity securities                                                         -                7,371

 Initial effect of adoption of accounting change, net of
  deferred income tax assets of $34,240                                     -              (64,545)

 (Increase) decrease in net unrealized loss on available
  for sale securities, net of deferred income tax assets
  (liabilities) of $23,272 and $(3,780), respectively                 (43,043)               7,020

 Net income                                                           464,007              582,547
                                                                   ----------           ----------

                                           BALANCE, ENDING         $8,549,126           $7,946,343
                                                                   ==========           ==========

See accompanying notes.                                                Page F-24
- --------------------------------------------------------------------------------

====================================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Nine Months Ended March 31, 1996 and 1995
- ---------------------------------------------------

                                                                        1996                   1995
                                                                    -----------             ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                         $   464,007             $ 582,547
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                         100,822               101,629
   Amortization, net                                                     (7,961)               44,379
   Gain on sale of assets, net                                           (5,446)               (2,632)
   Provision for loan losses                                             27,000                27,000
   Deferred income taxes                                                (20,124)                3,364
   Deferred compensation                                                 78,780                71,118
   Change in assets and liabilities
    (Increase) decrease in accrued interest receivable                 (116,580)               75,895
    (Increase) decrease in other assets                                  99,635              (167,573)
    Increase (decrease) in accrued interest payable                      (1,198)               53,861
    Increase (decrease) in accrued expenses and other
     liabilities                                                         30,969                (4,765)
                                                                    -----------             ---------
                                         NET CASH PROVIDED BY
                                         OPERATING ACTIVITIES           649,904               784,823
                                                                    -----------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of available for sale investment securities               (5,535,574)              (11,434)
 Proceeds from sale or maturities of available for sale
  investment securities                                               2,496,031               634,316
 Proceeds from sale or maturities of held to maturity
  investment securities                                               2,322,222               311,878
 Purchase of held to maturity investment securities                    (500,000)                    -
 Net increase in loans                                                 (749,553)             (591,242)
 Purchase of property and equipment                                     (12,390)              (10,940)
 Proceeds from sale of loans                                          1,212,419               212,452
 Proceeds from sale of real estate acquired in settlement
  of loans                                                                    -                77,272
 Capital expenditures for real estate acquired in settlement
  of loans                                                                    -                  (449)
                                                                    -----------             ---------
                                     NET CASH PROVIDED (USED)
                                      BY INVESTING ACTIVITIES          (766,845)              621,853
                                                                    -----------             ---------

See accompanying notes.                                                Page F-25
- --------------------------------------------------------------------------------

====================================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Nine Months Ended March 31, 1996 and 1995
- ----------------------------------------------------

                                                                      1996                  1995
                                                                   ----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand accounts                       $2,382,791           $(2,320,032)
  Net increase in certificates of deposit                           1,305,435             3,176,203
  Decrease in advance payments by borrowers for taxes
   and insurance                                                     (306,936)             (134,924)
                                                                   ----------           -----------
                                         NET CASH PROVIDED BY
                                         FINANCING ACTIVITIES       3,381,290               721,247
                                                                   ----------           -----------
                                         NET INCREASE IN CASH
                                         AND CASH EQUIVALENTS       3,264,349             2,127,923

CASH AND CASH EQUIVALENTS, BEGINNING                                4,867,038             1,955,056
                                                                   ----------           -----------
                                                CASH AND CASH
                                          EQUIVALENTS, ENDING      $8,131,387           $ 4,082,979
                                                                   ==========           ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid during the period for:
    Interest                                                       $2,976,319           $ 2,282,867
                                                                   ==========           ===========
    Income taxes                                                   $  158,630           $   280,500
                                                                   ==========           ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
  Loans receivable transferred to real estate acquired in
   settlement of loans                                             $        -           $    70,948
                                                                   ==========           ===========
  Decrease in net unrealized losses on marketable equity
   securities                                                      $        -           $    (7,371)
                                                                   ==========           ===========
  Increase in net unrealized losses on available for sale
   investment securities, net of deferred income taxes of
   $23,272 and $30,460 for 1996 and 1995, respectively             $   43,043           $    57,525
                                                                   ==========           ===========

See accompanying notes.                                                Page F-26
- --------------------------------------------------------------------------------

==============================================
RICHMOND SAVINGS BANK, SSB AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1996 and 1995 (Unaudited)
- ----------------------------------------------


NOTE A - BASIS OF PRESENTATION

The financial statements include the accounts of Richmond Savings Bank, SSB ("the Bank") and its wholly-owned subsidiary, CERKO, Inc. All intercompany transactions and balances are eliminated in consolidation. All adjustments considered necessary for a fair presentation of the results for the interim periods presented have been included (such adjustments are normal and recurring in nature). Operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1996.


NOTE B - ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

Effective July 1, 1995, as required, the Bank adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan: Income Recognition and Disclosures." The adoption of SFAS Nos. 114 and 118 did not have a material impact on the Bank's financial condition or results of operations.


NOTE C - PLAN OF CONVERSION

On May 1, 1996, the Board of Directors of the Bank approved a proposed plan to convert the Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. The proposed Plan of Conversion contemplates the organization of a holding company which will acquire and own all the shares of the Bank issued in the conversion. The Plan of Conversion is subject to the approval of various regulatory agencies.

At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a liquidation account in the amount of the then current adjusted subaccount balance for the deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account.

The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock sale proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Bank's operations.

                                                                       Page F-27
- --------------------------------------------------------------------------------

===========================================================
NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL OR ENTITY
HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR
MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CAROLINA
FINCORP, INC. OR RICHMOND SAVINGS BANK, SSB. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES
OFFERED HEREBY, OR ANY OTHER SECURITIES, TO ANY PERSON IN
ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION
IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF CAROLINA FINCORP, INC. OR RICHMOND
SAVINGS BANK, SSB SINCE ANY OF THE DATES AS OF WHICH
INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

              _____________________________

                    TABLE OF CONTENTS

                                                         Page

Summary.................................................   4
Selected Financial and Other Data
  of Richmond...........................................  14
Risk Factors............................................  15
Carolina Fincorp, Inc. .................................  21
Richmond Savings Bank, SSB. ............................  22
Use of Proceeds.........................................  22
Dividend Policy.........................................  24
Market for Common Stock.................................  25
Capitalization..........................................  25
Pro Forma Data..........................................  27
Historical and Pro Forma Capital Compliance.............  30
Anticipated Stock Purchases by Management...............  33
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.........  34
Business of the Holding Company.........................  49
Business of Richmond Savings............................  49
Taxation................................................  67
Supervision and Regulation..............................  69
Management of the Holding Company.......................  79
Management of Richmond Savings..........................  80
Description of Capital Stock............................  88
Anti-Takeover Provisions Affecting the
   Holding Company and Richmond Savings.................  90
The Conversion..........................................  94
Legal Opinions.......................................... 108
Experts................................................. 108
Registration Requirements............................... 108
Additional Information.................................. 108
Index to Consolidated Financial Statements.............. 109

Until ________________, 1996, all dealers effecting
transactions in the registered securities, whether or not
participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect
to their unsold allotments or subscriptions.
=====================================================================
=====================================================================

                         UP TO
                    1,957,300 SHARES



                        CAROLINA
                      FINCORP, INC.
               (Proposed Holding Company for
                Richmond Savings Bank, SSB)



                      COMMON STOCK



                       PROSPECTUS



                 TRIDENT SECURITIES, INC.



                   ________________, 1996

=====================================================================

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses (other than fees and commissions payable to the selling agent) to be incurred in connection with the issuance and distribution of the shares.


     Registration and Filing Fees.................................................  $ 37,500
     Postage and Printing ........................................................    70,000
     Accounting Fees and Expenses ................................................    50,000
     Fees and Expenses Payable to Appraiser and Business Plan Consultant .........    30,000
     Legal Fees ..................................................................   125,000
     Sales Agent Expenses ........................................................    40,000
     Conversion Data Processing ..................................................     7,500
     Stock Transfer Agent Fees and Costs of Stock Certificates ...................    10,000
     Miscellaneous ...............................................................    12,000
                                                                                    --------
                                                                                    $383,000
                                                                                    ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's By-laws state that any person who at any time serves or has served as a director, officer, employee or agent of the Registrant, or any such person who serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-26 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In June, 1996, Registrant sold one share of common stock, no par value per share, to R. Larry Campbell for an aggregate purchase price of $10.00. Such sale was exempt from registration under Section 4(2) of Securities Act of 1933.


ITEM 16.  EXHIBITS.

     The following exhibits and financial statement schedules are filed herewith or will, as noted, be filed by amendment.

     (a)  Exhibits

     Exhibit No.
     (Per Exhibit
      Tables in
     Item 601 of
    Regulation S-K)                Description
    ---------------                -----------
          1.1            Engagement letter dated April 9, 1996 between Richmond
                         Savings Bank, SSB and Trident Securities, Inc.

          1.2            Form of Sales Agency Agreement among Carolina Fincorp,
                         Inc., Richmond Savings Bank, SSB and Trident
                         Securities, Inc. (to be filed subsequently)

          2.1 Amended and Restated Plan of Holding Company Conversion of Richmond Savings Bank, SSB

          3.1            Articles of Incorporation of Carolina Fincorp, Inc.

          3.2            Bylaws of Carolina Fincorp, Inc.

          4.1            Forms of Stock Certificate for Carolina Fincorp, Inc.
                         and Richmond Savings Bank, Inc., SSB (to be filed subsequently)

          5.1            Opinion of Brooks, Pierce, McLendon, Humphrey &
                         Leonard, L.L.P. as to legality of securities to be registered hereby

          8.1            Opinion of Brooks, Pierce, McLendon, Humphrey &
                         Leonard, L.L.P. as to federal and state tax consequences

          8.2 Opinion of Baxter Fentriss and Company as to the value of subscription rights

          10.1           Letter Agreement dated March 28, 1996 between Richmond
                         Savings Bank, SSB and Baxter Fentriss and Company for appraisal services

          10.2 Forms of Employment Agreement to be entered into between Richmond Savings Bank, Inc., SSB and (i) R.
                         Larry Campbell and (ii) John W. Bullard

          10.3           Forms of Employee Stock Ownership Plan and Trust of
                         Richmond Savings Bank, Inc., SSB

          10.4           Form of the Management Recognition Plan of Richmond
                         Savings Bank, Inc., SSB if the Plan is adopted and approved by the stockholders of Carolina Fincorp, Inc.
                         within one year after the conversion of Richmond
                         Savings Bank, SSB to stock form

          10.5           Form of Registrant's Stock Option Plan and Trust if the
                         Plan and Trust are adopted and approved by the stockholders of Carolina Fincorp, Inc. within one year after the conversion of Richmond Savings Bank, SSB to stock form

          10.6           Form of Richmond Savings Bank, SSB Severance Plan

          10.7           Form of Capital Maintenance Agreement between Carolina
                         Fincorp, Inc. and Richmond Savings Bank, Inc., SSB

          24.1           Consent of Dixon, Odom & Co., L.L.P.

          24.2           Consent of Baxter Fentriss and Company

          24.3           Consent of Brooks, Pierce, McLendon, Humphrey &
                         Leonard, L.L.P.

          27.1           Financial Data Schedule

          28.1           Appraisal Report of Baxter Fentriss and Company

          28.2           Form of Stock Order Form (to be filed subsequently)

     (b)  Financial Statement Schedules

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.


ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockingham, State of North Carolina, on the 19th day of June, 1996.


                                        CAROLINA FINCORP, INC.


                                        By:  /s/ R. Larry Campbell
                                             ------------------------------
                                             R. Larry Campbell

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  June 19, 1996               By: /s/ R. Larry Campbell
                                       -----------------------------------------
                                       R. Larry Campbell, President and Director
                                       (Principal Executive Officer)

Date:  June 19, 1996               By: /s/ Winston G. Dwyer
                                       -----------------------------------------
                                       Winston G. Dwyer (Principal Accounting
                                       Officer and Principal Financial Officer)

Date:  June 19, 1996               By: /s/ Russell E. Bennett, Jr.
                                       -----------------------------------------
                                       Russell E. Bennett, Jr., Director

Date:  June 19, 1996               By: /s/ Buena Vista Coggin
                                       -----------------------------------------
                                       Buena Vista Coggin, Director

Date:  June 19, 1996               By: /s/ Joe M. McLaurin
                                       -----------------------------------------
                                       Joe M. McLaurin, Director

Date:  June 19, 1996               By: /s/ John T. Page, Jr.
                                       -----------------------------------------
                                       John T. Page, Jr., Director

Date:  June 19, 1996               By: /s/ W. Jesse Spencer
                                       -----------------------------------------
                                       W. Jesse Spencer, Director

Date:  June 19, 1996               By: /s/ J. Stanley Vetter
                                       -----------------------------------------
                                       J. Stanley Vetter, Director

Date:  June 19, 1996               By: /s/ E. E. Vuncannon, Jr.
                                       -----------------------------------------
                                       E. E. Vuncannon, Jr., Director

                               INDEX TO EXHIBITS

EXHIBIT NO.
(PER EXHIBIT
  TABLES IN
ITEM 601 OF                                                                                  SEQUENTIAL
REGULATION S-K)     DESCRIPTION                                                              PAGE   NO.
- ---------------     -----------                                                              -----------
     1.1            Engagement letter dated April 9, 1996 between Richmond
                    SavingsBank, SSB and Trident Securities, Inc.

     1.2            Form of Sales Agency Agreement among Carolina Fincorp, Inc.,
                    Richmond Savings Bank, SSB and Trident Securities, Inc.
                    (to be filed subsequently)

     2.1            Amended and Restated Plan of Holding Company Conversion of
                    Richmond Savings Bank, SSB

     3.1            Articles of Incorporation of Carolina Fincorp, Inc.

     3.2            Bylaws of Carolina Fincorp, Inc.

     4.1            Forms of Stock Certificate for Carolina Fincorp, Inc. and
                    Richmond Savings Bank, Inc., SSB (to be filed subsequently)

     5.1            Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard,
                    L.L.P. as to legality of securities to be registered hereby

     8.1            Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard,
                    L.L.P. as to federal and state tax consequences

     8.2 Opinion of Baxter Fentriss and Company as to the value of subscription rights

     10.1           Letter Agreement dated March 28, 1996 between Richmond
                    SavingsBank, SSB and Baxter Fentriss and Company for appraisal services

     10.2 Forms of Employment Agreement to be entered into between Richmond Savings Bank, Inc., SSB and (i) R. Larry Campbell and (ii) John W. Bullard

     10.3           Forms of Employee Stock Ownership Plan and Trust of Richmond
                    Savings Bank, Inc., SSB

                                                                                             SEQUENTIAL
                                                                                              PAGE NO.
                                                                                             ----------
     10.4           Form of the Management Recognition Plan of Richmond
                    SavingsBank, Inc., SSB if the Plan is adopted and approved by the stockholders of Carolina Fincorp, Inc. within one year after the conversion of Richmond Savings Bank, SSB
                    to stock form

     10.5 Form of Registrant's Stock Option Plan and Trust if the Plan and Trust are adopted and approved by the stockholders of Carolina Fincorp, Inc. within one year after the conversion of Richmond Savings Bank, SSB to stock form

     10.6           Form of Richmond Savings Bank, SSB Severance Plan

     10.7           Form of Capital Maintenance Agreement between Carolina
                    Fincorp, Inc. and Richmond Savings Bank, Inc., SSB

     24.1           Consent of Dixon, Odom & Co., L.L.P.

     24.2           Consent of Baxter Fentriss and Company

     24.3           Consent of Brooks, Pierce, McLendon, Humphrey & Leonard,
                    L.L.P.

     27.1           Financial Data Schedule

     28.1           Appraisal Report of Baxter Fentriss and Company

     28.2           Form of Stock Order Form (to be filed subsequently)